   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1994
                                                       REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         NEW YORK                    4811                    13-4924710
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                  NUMBER)

                                                 ROBERT E. SCANNELL
                                          VICE PRESIDENT--LAW AND SECRETARY
                                          AMERICAN TELEPHONE AND TELEGRAPH
       32 AVENUE OF THE AMERICAS                       COMPANY
     NEW YORK, NEW YORK 10013-2412            32 AVENUE OF THE AMERICAS
            (212) 387-5400                  NEW YORK, NEW YORK 10013-2412
   (ADDRESS, INCLUDING ZIP CODE, AND               (212) 387-5400
           TELEPHONE NUMBER,             (NAME, ADDRESS, INCLUDING ZIP CODE,
 INCLUDING AREA CODE, OF REGISTRANT'S                    AND
     PRINCIPAL EXECUTIVE OFFICES)       TELEPHONE NUMBER, INCLUDING AREA CODE,
                                                OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
          RICHARD D. KATCHER                     EVELYN CRUZ SROUFE
    WACHTELL, LIPTON, ROSEN & KATZ                  PERKINS COIE
          51 WEST 52ND STREET                     1201 THIRD AVENUE
       NEW YORK, NEW YORK 10019               SEATTLE, WASHINGTON 98101
            (212) 403-1000                         (206) 583-8888
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of American
Telephone and Telegraph Company ("AT&T") and McCaw Cellular Communications,
Inc. ("McCaw"), as described in the Agreement and Plan of Merger, dated August 16, 1993 (the "Merger Agreement") attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                                ---------------
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                            PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM        MAXIMUM
    SECURITIES TO BE          TO BE      OFFERING PRICE   AGGREGATE       AMOUNT OF
       REGISTERED           REGISTERED      PER UNIT    OFFERING PRICE REGISTRATION FEE
- ---------------------------------------------------------------------------------------
- -
 Common Stock, par value
  $1.00
  per share............   228,766,955(1)      N.A.           N.A.      $2,600,118(2)(3)
- ---------------------------------------------------------------------------------------
- -

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Based upon the product of (a) 205,910,850, the number of outstanding shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and Class B Common Stock, par value $.01 per share ("Class B
    Common Stock") of McCaw, assuming the exercise of all McCaw stock options (whether or not currently exercisable), not including shares of Class A Common Stock held by AT&T, and (b) 1.111, the maximum Exchange Ratio (as defined in the Merger Agreement) permitted by the Merger Agreement.
(2) The registration fee was computed pursuant to rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act") by adding (a) the product of (i) $52 5/8, the average of the high and low sales price of a share of Class A Common Stock quoted on the National Association of Securities Dealers Automated Quotations system National Market System, on January 25, 1994 as reported in published financial sources, and (ii) 142,694,767, the number of outstanding shares of Class A Common Stock, assuming the exercise of all options to acquire Class A Common Stock
    (whether or not currently exercisable), not including shares of Class A Common Stock held by AT&T, to (b) the product of (i) $.49, the book value of a share of Class B Common Stock as of September 30, 1993 and (ii) 63,216,083, the number of outstanding shares of Class B Common Stock, assuming the exercise of all options to acquire Class B Common Stock
    (whether or not currently exercisable). The result was then multiplied by 1/29 of one percent.
(3) Pursuant to Rule 457(b) under the Securities Act and Section 14(g) of the Securities Exchange Act of 1934, as amended and Rule 0-11 thereunder, the total registration fee of $2,600,118 is offset by the filing fee of $2,172,256 previously paid by McCaw in connection with the filing of preliminary proxy materials on October 4, 1993. Accordingly, the fee payable upon the filing of this Registration Statement is $427,862.
  THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                    AMERICAN TELEPHONE AND TELEGRAPH COMPANY

                             SHARES OF COMMON STOCK
                   TO BE ISSUED IN CONNECTION WITH THE MERGER
                        OF A WHOLLY OWNED SUBSIDIARY OF
                    AMERICAN TELEPHONE AND TELEGRAPH COMPANY
                                      AND
                      MCCAW CELLULAR COMMUNICATIONS, INC.

                               ----------------

                 CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B)
           OF REGULATIONS S-K SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

                                                                      LOCATION OR
                                                                    CAPTION IN PROXY
                        ITEM OF FORM S-4                          STATEMENT/PROSPECTUS
                        ----------------                          --------------------

A.INFORMATION ABOUT THE TRANSACTION

     1. Forepart of Registration Statement and Outside
         Front Cover Page of Prospectus.................  Facing Page of the Registration
                                                           Statement; Outside Front Cover
                                                           Page of Proxy Statement/
                                                           Prospectus
     2. Inside Front and Outside Back Cover Pages of
         Prospectus.....................................  Available Information; Incorporation
                                                           of Certain Documents by Reference;
                                                           Table of Contents
     3. Risk Factors, Ratio of Earnings to Fixed
         Charges and Other Information..................  Summary
     4. Terms of the Transaction........................  The Merger; Description of AT&T
                                                           Capital Stock; Comparative Rights
                                                           of McCaw Stockholders and AT&T
                                                           Stockholders
     5. Pro Forma Financial Information.................  Unaudited Pro Forma Combined
                                                           Financial Statements
     6. Material Contacts with the Company Being
         Acquired.......................................  The Merger
     7. Additional Information Required for Reoffering
         by Persons and Parties Deemed to be
         Underwriters...................................  Not Applicable
     8. Interests of Named Experts and Counsel..........  The Merger; Legal Opinions; Experts
     9. Disclosure of Commission Position on
         Indemnification for Securities Act               Comparative Rights of McCaw
         Liabilities....................................   Shareholders and AT&T
                                                           Shareholders
 B.INFORMATION ABOUT THE REGISTRANT
    10. Information with Respect to S-3 Registrants.....  Available Information; Incorporation
                                                           of Certain Documents by Reference
    11. Incorporation of Certain Information by           Available Information; Incorporation
         Reference......................................   of Certain Documents by Reference
    12. Information with Respect to S-2 or S-3
         Registrants....................................  Not Applicable
    13. Incorporation of Certain Information by
         Reference......................................  Not Applicable
    14. Information with Respect to Registrants Other
         Than S-3 or S-2 Registrants....................  Not Applicable

                                                                      LOCATION OR
                                                                    CAPTION IN PROXY
                        ITEM OF FORM S-4                          STATEMENT/PROSPECTUS
                        ----------------                          --------------------

C.INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15. Information with Respect to S-3 Companies.......  Available Information; Incorporation
                                                           of Certain Documents by Reference
    16. Information with Respect to S-2 or S-3
         Companies......................................  Not Applicable
    17. Information with Respect to Companies Other
         Than S-2 or S-3 Companies......................  Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

    18. Information if Proxies, Consents or
         Authorizations Are to be Solicited.............  Outside Front Cover Page of Proxy
                                                           Statement/Prospectus; Available
                                                           Information; Incorporation of
                                                           Certain Documents by Reference;
                                                           The Special Meeting; The Merger;
                                                           Security Ownership of Certain
                                                           Beneficial Owners and Management
                                                           of McCaw
    19. Information if Proxies, Consents or
         Authorizations Are Not to be Solicited or in
         an Exchange Offer..............................  Not Applicable

LOGO
McCaw Cellular
Communications, Inc.


                                                                February 2, 1994

Dear Fellow Stockholder:

  You are cordially invited to attend the Special Meeting of Stockholders (the "Special Meeting") of McCaw Cellular Communications, Inc. ("McCaw"), which will be held on Friday, March 25, 1994 at 11:00 a.m., local time, at Overlake Hospital Conference Center, 1035 116th Avenue N.E., Bellevue, Washington.

  At the Special Meeting you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger among McCaw, American Telephone and Telegraph Company ("AT&T") and a subsidiary of AT&T (the "Merger Agreement"), and the merger of the AT&T subsidiary into McCaw as provided for in the Merger Agreement (the "Merger"). In the Merger, each outstanding share of the Class A Common Stock and the Class B Common Stock of McCaw (together, the "McCaw Common Stock") will be converted into one share of the Common Stock of AT&T, subject to adjustment as described in the accompanying Proxy Statement/Prospectus, and McCaw will become a wholly owned subsidiary of AT&T. Stockholders will receive cash in lieu of any fractional shares.

  You should read carefully the accompanying Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus for details of the Merger and additional related information.

  MCCAW'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF MCCAW AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  The affirmative vote of the holders of shares representing a majority of the outstanding voting power of the McCaw Common Stock is necessary to approve the Merger Agreement and the Merger. Pursuant to separate agreements, the beneficial owners of shares of McCaw Common Stock having an aggregate of more than 80% of the voting power of the McCaw Common Stock, including members of the McCaw family and British Telecommunications plc, have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval thereof by the McCaw stockholders is assured.

  Whether or not you plan to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you previously have returned your proxy card. Your prompt cooperation will be greatly appreciated.

  Please do not send your share certificates with your proxy card. After approval of the Merger Agreement and the Merger by McCaw stockholders and satisfaction of all other conditions to the Merger, you will receive a transmittal form and instructions for the surrender and exchange of your shares.

                                       Sincerely,


                                       /S/ CRAIG O. McCAW
                                       CRAIG O. McCAW
                                       Chairman and Chief Executive Officer

        PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD.

                      MCCAW CELLULAR COMMUNICATIONS, INC.
                              5400 CARILLON POINT
                           KIRKLAND, WASHINGTON 98033

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 25, 1994

TO THE STOCKHOLDERS OF McCAW CELLULAR COMMUNICATIONS, INC.:

  A Special Meeting of the Stockholders (the "Special Meeting") of McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), will be held on Friday, March 25, 1994 at 11:00 a.m., local time, at Overlake Hospital Conference Center, 1035 116th Avenue N.E., Bellevue, Washington, for the following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated August 16, 1993 (the "Merger Agreement"), among McCaw, American Telephone and Telegraph Company, a New York corporation ("AT&T"), and Ridge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of AT&T ("Merger Sub"), and the merger of Merger Sub into McCaw upon the terms and subject to the conditions thereof (the "Merger"). Pursuant to the Merger Agreement, McCaw will become a wholly owned subsidiary of AT&T, and each share of Class A Common Stock (the "Class A Common Stock"), par value $.01 per share, and Class B Common Stock (the "Class B Common Stock"), par value $.01 per share, of McCaw (together, the "McCaw Common Stock") issued and outstanding immediately prior to the Merger (other than shares held by AT&T) will be converted into one share of common stock of AT&T (an "AT&T Common Share"), par value $1.00 per share (the "Exchange Ratio"); provided, however, that (i) in the event the average of the last reported sale price on the New York Stock Exchange, Inc. for the 20 most recent trading days ending on the fifth day prior to the date of closing of the Merger (the "Closing Date Market Price") of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. THE MERGER IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND A COPY OF THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A THERETO.

    2. To transact such other matters relating to the conduct of the Special Meeting or any adjournments or postponements thereof.

  Only holders of record of shares of McCaw Common Stock at the close of business on January 31, 1994, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof.

  The affirmative vote of the holders of shares representing a majority of the outstanding voting power of the McCaw Common Stock is necessary to approve the Merger Agreement and the Merger. Pursuant to separate agreements, the beneficial owners of shares of McCaw Common Stock having an aggregate of more than 80% of the voting power of the McCaw Common Stock, including members of the McCaw family and British Telecommunications plc, have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval thereof by the McCaw stockholders is assured.

  HOLDERS OF MCCAW COMMON STOCK WILL NOT BE ENTITLED TO APPRAISAL RIGHTS AS A RESULT OF THE MERGER. Under Delaware law, appraisal rights are unavailable to holders of the Class A Common Stock because the Class A Common Stock was, on the record date, designated as a national market system security by the National Association of Securities Dealers, Inc. and will be converted into AT&T Common Shares, which on the effective date of the Merger will be listed on the New York Stock Exchange. Further, appraisal rights will be unavailable to holders of the Class B Common Stock when they vote in favor of the Merger as they have agreed to do. See "THE MERGER--Absence of Appraisal Rights" in the accompanying Proxy Statement/Prospectus. Management of McCaw anticipates that the Merger will be consummated in the second calendar quarter of 1994, subject to receipt of regulatory approvals and expiration of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See "THE MERGER--Conditions; Waivers" and "--Regulatory Approvals" in the accompanying Proxy Statement/ Prospectus.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. PLEASE DO NOT SEND ANY SHARE CERTIFICATES AT THIS TIME. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE SECRETARY OF MCCAW A WRITTEN REVOCATION BEARING A LATER DATE, OR BY ATTENDING AND VOTING AT THE SPECIAL MEETING.

                                       McCAW CELLULAR COMMUNICATIONS, INC.

                                                  /s/ Tom A. Alberg
                                       By: ____________________________________
                                                    Tom A. Alberg
                                                      Secretary
Kirkland, Washington
February 2, 1994

                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY
                                  PROSPECTUS

                               ---------------

                      MCCAW CELLULAR COMMUNICATIONS, INC.
                                PROXY STATEMENT

 FOR A SPECIAL MEETING OF STOCKHOLDERS OF MCCAW CELLULAR COMMUNICATIONS, INC.
                         TO BE HELD ON MARCH 25, 1994

  McCaw Cellular Communications, Inc., a Delaware corporation ("McCaw"), is furnishing this Proxy Statement/Prospectus to its stockholders in connection with the solicitation of proxies by the Board of Directors of McCaw for use at its Special Meeting of Stockholders and at any adjournments or postponements thereof (the "Special Meeting").

  At the Special Meeting, McCaw stockholders will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated August 16, 1993 (the "Merger Agreement"), among McCaw, American Telephone and Telegraph Company, a New York corporation ("AT&T"), and Ridge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of AT&T ("Merger Sub"), and the merger of Merger Sub into McCaw upon the terms and subject to the conditions thereof (the "Merger"). In the Merger, McCaw will become a wholly owned subsidiary of AT&T, and each share of Class A Common Stock (the "Class A Common Stock"), par value $.01 per share, and Class B Common Stock (the "Class B Common Stock"), par value $.01 per share, of McCaw (together, the "McCaw Common Stock") issued and outstanding immediately prior to the Merger (other than shares held by AT&T) will be converted into one share of common stock of AT&T (an "AT&T Common Share"), par value $1.00 per share (the "Exchange Ratio"); provided, however, that (i) in the event the average of the last reported sale price on the New York Stock Exchange, Inc. (the "NYSE") for the 20 most recent trading days ending on the fifth day prior to the date of the closing of the Merger (the "Closing Date Market Price") of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. See "THE MERGER--Terms of the Merger."

  Pursuant to separate agreements, the beneficial owners of shares of McCaw Common Stock having an aggregate of more than 80% of the voting power of the McCaw Common Stock, including members of the McCaw family and British Telecommunications plc ("BT"), through its wholly owned subsidiary, BT USA Holdings, Inc. ("BT USA"), have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval thereof by the McCaw stockholders is assured.

  No fractional AT&T Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of McCaw Common Stock who otherwise would be entitled to receive a fractional AT&T Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the exchange agent for the Merger (the "Exchange Agent"), on behalf of all such holders, of the aggregate fractional AT&T Common Shares, if any, that would have been issued in the Merger. As soon as practicable following the Effective Time (as hereinafter defined), the Exchange Agent will determine the excess, if any, of (i) the number of full AT&T Common Shares delivered to the Exchange Agent by AT&T over (ii) the aggregate number of full AT&T Common Shares to be distributed to holders of McCaw Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of McCaw Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be executed through one or more member firms of the NYSE and will be executed in round lots to the extent practicable.

  This Proxy Statement/Prospectus is first being mailed to McCaw stockholders on or about February 4, 1994.

  THE AT&T COMMON SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ---------------

       The date of this Proxy Statement/Prospectus is February 2, 1994.

  This Proxy Statement/Prospectus constitutes the Prospectus of AT&T filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the AT&T Common Shares issuable in connection with the Merger. All information concerning AT&T contained in this Proxy Statement/Prospectus has been furnished by AT&T and all information concerning McCaw prior to the Merger contained in this Proxy Statement/Prospectus has been furnished by McCaw.

                             AVAILABLE INFORMATION

  AT&T and McCaw are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning AT&T can be inspected at the NYSE, 20 Broad Street, New York, New York 10005; the Midwest Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange (the "PSE"), 301 Pine Street, San Francisco, California 94104; the Boston Stock Exchange, One Boston Place, Boston, Massachusetts 02108; and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103, the national and regional securities exchanges on which AT&T Common Shares are listed. Reports, proxy statements and other information concerning McCaw can be inspected at the PSE, 301 Pine Street, San Francisco, California 94104, on which exchange the Class A Common Stock is listed.

  This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

  THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO AT&T, THE SECRETARY'S DEPARTMENT, AMERICAN TELEPHONE AND TELEGRAPH COMPANY, ROOM 2420E, 32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10013-2412, TELEPHONE NUMBER (212) 387-5400; AND, IN THE CASE OF DOCUMENTS RELATING TO MCCAW, INVESTOR RELATIONS, MCCAW CELLULAR COMMUNICATIONS, INC., 5400 CARILLON POINT, KIRKLAND, WASHINGTON 98033, TELEPHONE NUMBER (206) 828-1350. TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE MARCH 11, 1994.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents previously filed by AT&T or McCaw with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

    I. AT&T's Annual Report on Form 10-K for the year ended December 31,
  1992;

    II. AT&T's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993;

    III. AT&T's Current Reports on Form 8-K dated February 16, 1993, February 23, 1993, August 4, 1993, August 16, 1993, as amended, October 8, 1993,
  December 30, 1993, January 14, 1994 and January 27, 1994;

    IV. McCaw's Annual Report on Form 10-K for the year ended December 31, 1992, as amended;

    V. McCaw's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993, as amended, and September 30, 1993; and

    VI. McCaw's Current Reports on Form 8-K dated August 16, 1993, as amended, and December 1, 1993.

All documents filed by AT&T or McCaw pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

  Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded. All information appearing in this Proxy Statement/Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AT&T OR MCCAW. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AT&T OR MCCAW SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................  ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... iii
SUMMARY...................................................................   1
  The Companies...........................................................   1
  Special Meeting of McCaw Stockholders...................................   1
  The Merger..............................................................   2
  Certain Significant Considerations......................................   9
  Summary Historical and Unaudited Pro Forma Combined Financial Data......   9
  AT&T Historical.........................................................  10
  McCaw Historical........................................................  11
  Unaudited AT&T and McCaw Pro Forma Combined.............................  12
  Comparative Per Share Data..............................................  13
  Comparative Per Share Market Information................................  14
THE SPECIAL MEETING.......................................................  15
  Special Meeting.........................................................  15
  Record Date; Shares Entitled to Vote; Vote Required.....................  15
  Proxies; Proxy Solicitation.............................................  16
THE COMPANIES.............................................................  17
  AT&T....................................................................  17
  Merger Sub..............................................................  17
  McCaw...................................................................  17
THE MERGER................................................................  17
  Background..............................................................  17
  McCaw's Reasons for the Merger; Recommendation of the McCaw Special
   Committee and the McCaw Board..........................................  24
  AT&T's Reasons for the Merger...........................................  26
  Opinions of the Financial Advisors to the McCaw Special Committee and to
   the McCaw Board........................................................  27
  Terms of the Merger.....................................................  33
  Effective Time of the Merger............................................  34
  Exchange of Certificates in the Merger..................................  34
  Listing of the AT&T Common Shares on the NYSE...........................  35
  Representations and Warranties..........................................  35
  Business of McCaw Pending the Merger....................................  36
  Certain Covenants of AT&T...............................................  37
  Pursuit of New Opportunities Pending the Merger.........................  38
  No Solicitation.........................................................  39
  Conditions; Waivers.....................................................  39
  Amendment; Termination..................................................  40
  Agreements of BT and the McCaw Block to Vote in Favor of the Merger.....  41
  Certain Federal Income Tax Consequences.................................  41
  Regulatory Approvals....................................................  42
  Resale of AT&T Common Shares Issued in the Merger; Affiliates...........  44
  Accounting Treatment....................................................  44
  Interests of Certain Persons in the Merger..............................  44
  Management and Operations of McCaw after the Merger.....................  47
  Expenses and Fees.......................................................  48
  Litigation..............................................................  48
  Absence of Appraisal Rights.............................................  48

                                                                           PAGE
                                                                           ----
OTHER AGREEMENTS..........................................................  49
  McCaw Block Agreement...................................................  49
  BT Letter Agreement.....................................................  50
  BT Waiver...............................................................  52
  August 1993 Put Letter..................................................  53
DIVIDENDS ON AND MARKET PRICES OF AT&T COMMON SHARES AND McCAW COMMON
 STOCK....................................................................  54
  AT&T....................................................................  54
  McCaw...................................................................  55
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW...  56
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.........................  59
DESCRIPTION OF AT&T CAPITAL STOCK.........................................  68
DESCRIPTION OF McCAW CAPITAL STOCK........................................  68
COMPARATIVE RIGHTS OF McCAW STOCKHOLDERS AND AT&T STOCKHOLDERS............  69
  Beneficial Ownership of Stock...........................................  69
  Business Combinations...................................................  69
  Appraisal Rights........................................................  70
  State Takeover Legislation..............................................  70
  Stockholder Rights Plan.................................................  71
  Amendments to Charters..................................................  71
  Amendments to By-Laws...................................................  72
  Preemptive Rights.......................................................  72
  Redemption of Capital Stock.............................................  73
  Dividend Sources........................................................  73
  Duration of Proxies.....................................................  73
  Stockholder Action......................................................  74
  Special Stockholder Meetings............................................  74
  Cumulative Voting.......................................................  74
  Number and Election of Directors........................................  74
  Removal of Directors....................................................  75
  Vacancies...............................................................  76
  Indemnification of Directors and Officers...............................  77
  Limitation of Personal Liability of Directors...........................  78
LEGAL OPINIONS............................................................  79
EXPERTS...................................................................  79
PROPOSALS BY McCAW STOCKHOLDERS...........................................  80

Appendix A--Agreement and Plan of Merger, dated August 16, 1993, among AT&T,
            Merger Sub and McCaw
Appendix B--Agreement, dated as of August 16, 1993, by and among AT&T, on the one hand, and Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw and the other persons set forth on the signature page thereto, on the other hand
Appendix C--Letter agreement, dated August 16, 1993, among AT&T, BT and BT USA Appendix D--Waiver and Agreement, dated August 16, 1993, among McCaw, BT and
            BT USA
Appendix E--Letter, dated August 16, 1993, from AT&T to McCaw, regarding an offer by AT&T to purchase certain shares of Class A Common Stock Appendix F--Opinion of Salomon Brothers Inc
Appendix G--Opinion of Lazard Freres & Co.

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
- ----                                                                        ----
Acquiring Person...........................................................  24
Affiliates.................................................................  44
Antitrust Division.........................................................   6
AT&T.......................................................................   i
AT&T Board.................................................................   5
AT&T By-Laws...............................................................  69
AT&T Certificate of Incorporation..........................................  37
AT&T Common Share..........................................................   i
August 1993 Put Letter.....................................................   6
BellSouth..................................................................  43
Bonus Pools................................................................  46
BT.........................................................................   i
BT Guaranty Agreement......................................................  51
BT Letter Agreement........................................................   6
BT Purchase Agreement......................................................  51
BT Registrable Securities..................................................  51
BT Registration Rights Agreement...........................................  51
BT Stockholders Agreement..................................................  51
BT USA.....................................................................   i
BT Waiver..................................................................   6
BT/McCaw Registration Rights Agreement.....................................  51
California Settlement......................................................  44
Cellular System............................................................  37
Certificates...............................................................  35
Claircom...................................................................  17
Class A Common Stock.......................................................   i
Class B Common Stock.......................................................   i
Closing....................................................................   4
Closing Date Market Price..................................................   i
Code.......................................................................  34
Commission.................................................................  ii
Committee..................................................................  46
Comparable Group...........................................................  28
CTC........................................................................  11
Delaware Business Combination Law..........................................  70
Decree.....................................................................  43
Designated Party...........................................................  75
Designated Party Nominees..................................................  75
DGCL.......................................................................   3
EBITDA.....................................................................  28
Effective Time.............................................................   3
Eighteen-Month Period......................................................  50
Employee Initial Amount....................................................  46
Excess Shares..............................................................   i
Exchange Act...............................................................  ii
Exchange Agent.............................................................   i
Exchange Ratio.............................................................   i
Executive Plan.............................................................  46
FCC........................................................................   7
fiduciary out..............................................................  21
for cause..................................................................  47
FTC........................................................................   6

TERM                                                                        PAGE
- ----                                                                        ----
HSR Act....................................................................   6
Independent Directors......................................................  75
Initial Amount.............................................................  46
Initial Period.............................................................  50
Lazard Freres..............................................................   3
Lazard Freres Report.......................................................  30
LIN........................................................................   1
LIN Bonus Pool.............................................................  46
LIN Closing................................................................  46
LIN Rights Agreement.......................................................  24
McCaw......................................................................   i
McCaw Block................................................................   5
McCaw Block Agreement......................................................   5
McCaw Board................................................................   3
McCaw Bonus Pool...........................................................  45
McCaw By-Laws..............................................................  16
McCaw Certificate of Incorporation.........................................  36
McCaw Common Stock.........................................................   i
McCaw Registrable Securities...............................................  49
McCaw Registration Notice..................................................  50
McCaw Registration Rights Agreement........................................  49
McCaw Registration Rights Holders..........................................  49
McCaw Shareholders Agreement...............................................  49
McCaw Special Committee....................................................   3
Merger.....................................................................   i
Merger Agreement...........................................................   i
Merger Sub.................................................................   i
MSA........................................................................  31
NASDAQ.....................................................................  14
New Opportunities Rules....................................................  38
New York Business Combination Law..........................................  71
NYBCL......................................................................  70
NYSE.......................................................................   i
Offer......................................................................  53
Opportunities..............................................................  38
Option.....................................................................  34
Option Plans...............................................................  34
Participating McCaw Stockholders...........................................  50
PMVG.......................................................................  45
POPs.......................................................................  28
Proposed Contingent Payment Rights.........................................  19
Proposed Strategic Alliance................................................  18
PSE........................................................................  ii
Publication Date...........................................................  44
Put Shares.................................................................  53
Real Property Tax Payment..................................................  42
Record Date................................................................  15
Registration Statement.....................................................  ii
resale opportunity.........................................................  38
S&P 500....................................................................  31
Salomon Brothers...........................................................   3

TERM                                                                        PAGE
- ----                                                                        ----
Salomon Brothers Report....................................................  27
Securities Act.............................................................  ii
September 1992 Put Letter..................................................  18
SFAS.......................................................................  10
Special Committee Suggested Changes........................................  20
Special Meeting............................................................   i
Stockholder Action.........................................................  48
Surviving Corporation......................................................  33
The Equitable..............................................................  58
Triggering Event...........................................................  24
Twelve-Month Period........................................................  50
wireless opportunity.......................................................  38

                                    SUMMARY

  Certain significant matters discussed in this Proxy Statement/Prospectus are summarized below. This summary is not intended to be complete and is qualified in all respects by reference to the more detailed information appearing or incorporated by reference in this Proxy Statement/Prospectus (including the Appendices hereto).

                                 THE COMPANIES

American Telephone and
 Telegraph Company......  AT&T participates in two industries: the global in-
                          formation movement and management industry and the financial services and leasing industry. In the global information movement and management industry, AT&T's services and products combine communications and computing. In the financial services and leasing industry, AT&T provides direct financing and finance leasing programs for its own products and the prod-ucts of other companies, leases products to its cus-tomers under operating leases and is in the general purpose credit card business.

                          The mailing address of AT&T's principal executive of-fices is 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400. See "THE COMPANIES--AT&T."

Ridge Merger
 Corporation............  Merger Sub, a wholly owned subsidiary of AT&T, was formed by AT&T solely for the purpose of effecting - the Merger. The mailing address of Merger Sub's prin-cipal executive offices is c/o American Telephone an Telegraph Company, 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400. See "THE COMPANIES--Merger Sub."

McCaw Cellular
 Communications, Inc. ..  McCaw develops and provides wireless personal commu-
                          nications services, including cellular telephone, paging and air-to-ground communications. LIN Broad-casting Corporation, a Delaware corporation and a ma-jority owned subsidiary of McCaw ("LIN"), owns inter-ests in cellular telephone service providers, and owns seven network-affiliated television stations.

                          The mailing address of McCaw's principal executive offices is 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500. See "THE COMPANIES--McCaw."

                     SPECIAL MEETING OF MCCAW STOCKHOLDERS

Date, Time and Place of
 the Special Meeting....  The Special Meeting is to be held on Friday, March
                          25, 1994 at 11:00 a.m., local time, at Overlake Hos-pital Conference Center, 1035 116th Avenue N.E., Bellevue, Washington.

Purpose of the Special
 Meeting................  The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

Record Date.............  Only holders of record of shares of McCaw Common
                          Stock at the close of business on January 31, 1994 are entitled to notice of and to vote at the Special Meeting. On that date, 148,450,863 shares of Class A Common Stock and 60,137,547 shares of Class B Common Stock were outstanding and entitled to vote.

Vote Required...........  The affirmative vote of the holders of shares repre-
                          senting a majority of the outstanding voting power of the McCaw Common Stock entitled to vote at the Spe-cial Meeting is required for approval and adoption of the Merger Agreement and the Merger. Certain benefi-cial owners of shares of McCaw Common Stock having an aggregate of more than 80% of the voting power of the McCaw Common Stock, including members of the McCaw family and BT, have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, ap-proval thereof by the McCaw stockholders is assured. See "THE SPECIAL MEETING--Record Date; Shares Enti-tled to Vote; Vote Required," "THE MERGER--Agreements of BT and the McCaw Block to Vote in Favor of the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW."

                                   THE MERGER

General.................  Upon consummation of the Merger, Merger Sub will merge into McCaw, McCaw will become a wholly owned subsidiary of AT&T and each share of McCaw Common Stock issued and outstanding immediately prior to the Merger (other than shares held by AT&T) will be con-verted into one AT&T Common Share; provided, however, that (i) in the event the Closing Date Market Price of one AT&T Common Share is less than $53.00, the Ex-change Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. If, prior to the Effective Time, AT&T should split or combine the AT&T Common Shares, or pay a stock dividend or other stock distribution in AT&T Common Shares, or otherwise change the AT&T Common Shares into any other securities, or make any other dividend or distribution on the AT&T Common Shares (other than normal quarterly dividends as the same may be adjusted from time to time in the ordi-nary course), then the Exchange Ratio will be appro-priately adjusted to reflect such split, combination, dividend or other distribution or change.

Fractional Shares.......  No fractional AT&T Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of McCaw Common Stock who otherwise would be entitled to receive a fractional AT&T Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's pro-portionate interest in the net proceeds from the sale or sales in the open market by the Exchange

                          Agent, on behalf of all such holders, of the aggre-gate fractional AT&T Common Shares, if any, that would have been issued in the Merger. As soon as practicable following the Effective Time, the Ex-change Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent for the former holders of McCaw Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be exe-cuted through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. See "THE MERGER--Terms of the Merger."

Recommendation of the
 McCaw Board of
 Directors..............
                          The Board of Directors of McCaw (the "McCaw Board") has determined the Merger to be fair to and in the best interests of McCaw and its stockholders and has unanimously approved and declared advisable the Merger Agreement and the Merger. The McCaw Board rec-ommends that McCaw stockholders approve the Merger Agreement and the Merger. The McCaw Board's recommen-dation is based upon the recommendation of a Special Committee of the McCaw Board (the "McCaw Special Com-mittee") and a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER--McCaw's Reasons for the Merger; Recommendation of the McCaw Special Committee and the McCaw Board."

Opinions of Financial
 Advisors to the McCaw
 Special Committee and
 to the McCaw Board.....
                          Salomon Brothers Inc ("Salomon Brothers") has ren-dered an opinion to the McCaw Special Committee to the effect that, as of August 16, 1993, the consider-ation to be received by McCaw stockholders in connec-tion with the Merger is fair to such stockholders (other than AT&T, BT or any of their respective af-filiates) from a financial point of view. Lazard Freres & Co. ("Lazard Freres") has rendered an opin-ion to the McCaw Board to the effect that, as of Au-gust 15, 1993, the consideration to be received by McCaw stockholders in connection with the proposed Merger is fair to such stockholders (other than AT&T, BT or any of their respective affiliates) from a fi-nancial point of view. Copies of the opinion of Salo-mon Brothers, dated August 16, 1993, and the opinion of Lazard Freres, dated August 15, 1993, setting forth the assumptions made, the matters considered and the limitations on the review undertaken in ren-dering such opinions, are attached to this Proxy Statement/Prospectus as Appendices F and G, respec-tively, and should be read carefully in their entire-ties. See "THE MERGER--Opinions of the Financial Ad-visors to the McCaw Special Committee and to the McCaw Board."

Effective Time of the     Following receipt of all required governmental ap-
 Merger.................  provals and satisfaction or waiver (where permissi-
                          ble) of the other conditions to the Merger, the Merger will be consummated and become effective at the time (the "Effective Time") at which the certifi-cate of merger to be filed pursuant to the General
                          Corporation Law of the State of Delaware (the "DGCL") is accepted for filing by the Secretary of State of the State of

                          Delaware or such later date and time as may be speci-fied in such certificate of merger. See "THE MERGER-- Effective Time of the Merger" and "--Conditions; Waivers."

Exchange of
 Certificates in the
 Merger.................
                          Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each holder of record (other than AT&T) of certificates which immediately prior to the Effective Time repre-sented outstanding shares of McCaw Common Stock, which form and instructions are to be used in for-warding such certificates for surrender and exchange for (i) certificates representing that number of whole AT&T Common Shares that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional AT&T Common Shares to which such holder otherwise would be entitled. MCCAW STOCKHOLD-ERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUC-TIONS ARE RECEIVED. Holders of certificates formerly representing shares of McCaw Common Stock will not be entitled to receive dividends or any other distribu-tions from AT&T until such certificates are so sur-rendered. Persons entitled to receive dividends or other distributions in respect of the certificates surrendered in connection with the Merger will not be entitled to receive interest on such dividends or other distributions. See "THE MERGER--Exchange of Certificates in the Merger."

Listing of the AT&T
 Common Shares on the
 NYSE...................  AT&T has agreed to use all reasonable efforts to cause the AT&T Common Shares to be issued pursuant to the Merger Agreement and upon exercise of stock op-tions granted to employees of McCaw and its subsidi-aries to be listed for trading on the NYSE. Such au-thorization for listing is a condition to the obliga-tions of AT&T, Merger Sub and McCaw to consummate the Merger.

Business of McCaw
 Pending the Merger.....
                          McCaw has agreed that, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, McCaw and its subsidiaries will each conduct its operations ac-cording to its ordinary course of business consistent with past practice. In addition, unless AT&T agrees in writing or except as otherwise permitted pursuant to the Merger Agreement or as previously disclosed to AT&T, prior to the Effective Time neither McCaw nor any of its subsidiaries is permitted to engage in any of a number of actions specified in the Merger Agree-ment. See "THE MERGER--Business of McCaw Pending the Merger."

Pursuit of New
 Opportunities Pending
 the Merger.............  AT&T and McCaw have agreed that, prior to the closing of the Merger (the "Closing") or earlier termination of the Merger Agreement, AT&T and McCaw will not pur-sue certain business opportunities relating to the provision of wireless and cellular communications services except in accordance with certain procedures set forth in the Merger Agreement. See "THE MERGER-- Pursuit of New Opportunities Pending the Merger."

No Solicitation.........  McCaw has agreed that, prior to the Closing or ear-
                          lier termination of the Merger Agreement, neither McCaw nor any of its officers, employees, representa-tives, agents or affiliates will, directly or indi-rectly, encourage, solicit or engage in discussions or negotiations with any third party (other than AT&T) concerning any merger, consolidation, share ex-change or similar transaction, any purchase of sig-nificant assets or equity of McCaw or its significant subsidiaries, or any other transaction that would in-volve the transfer or potential transfer of control of McCaw, other than the transactions contemplated by the Merger Agreement. See "THE MERGER--No Solicita-tion."

Management and
 Operations of McCaw
 after the Merger.......  After the Merger, McCaw will be a wholly owned sub-
                          sidiary of AT&T. McCaw will operate as one of AT&T's business units, and AT&T currently intends to retain McCaw's corporate headquarters in Kirkland, Washing-ton. After the Merger, McCaw will have access to re-sources generally available to AT&T's other business units, will participate in appropriate activities with other AT&T business units and will operate under the direction and guidance of AT&T's senior manage-ment and the Board of Directors of AT&T (the "AT&T Board"). See "THE MERGER--Management and Operations of McCaw after the Merger."

Conditions of the
 Merger; Termination....  The consummation of the Merger is conditioned upon the fulfillment or waiver (where permissible) of cer-tain conditions set forth in the Merger Agreement. See "THE MERGER--Conditions; Waivers." The Merger Agreement may be terminated (i) by mutual consent of AT&T and McCaw, (ii) by either AT&T or McCaw if the Merger has not been consummated by September 30, 1994 and (iii) under certain other circumstances. See "THE MERGER--Amendment; Termination."

Agreements of BT and
 the McCaw Block to
 Vote in Favor of the
 Merger.................  McCaw Block Agreement. Concurrently with the execu-
                          tion of the Merger Agreement, AT&T, on the one hand, and Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw, Keith W. McCaw and certain other holders of Class B Common Stock (including certain directors and officers of McCaw) set forth on the signature page thereto (collectively, the "McCaw Block"), on the other hand, entered into an agreement dated as of Au-gust 16, 1993 (the "McCaw Block Agreement"). Pursuant to the McCaw Block Agreement, each member of the McCaw Block has agreed to attend the Special Meeting, in person or by proxy, and to vote all shares of McCaw Common Stock that such member has the right to vote for approval and adoption of the Merger Agree-ment and the Merger. As of January 31, 1994, the mem-bers of the McCaw Block had the power to vote shares representing approximately 62% of the voting power of the McCaw Common Stock. See "OTHER AGREEMENTS--McCaw Block Agreement" and "THE MERGER--Interests of Cer-tain Persons in the Merger."

                          BT Letter Agreement. Concurrently with the execution of the Merger Agreement, AT&T, BT and BT USA entered into a letter agreement dated August 16, 1993 (the "BT Letter Agreement"). Pursuant to the BT Letter Agreement, each of BT and BT USA has agreed to vote all shares of McCaw Common Stock that it has the right to vote in favor of approval of the Merger Agreement and the Merger at the Special Meeting. As of January 31, 1994, BT had the power to vote shares representing approximately 21% of the voting power of the McCaw Common Stock. See "OTHER AGREEMENTS--BT Letter Agreement."

Other Agreements........  BT Waiver. Concurrently with the execution of the
                          Merger Agreement, McCaw, BT and BT USA entered into a letter agreement dated August 16, 1993 (the "BT Waiv-er"). Pursuant to the BT Waiver, the parties agreed that, effective upon consummation of the Merger, the agreements among McCaw, BT and BT USA specified under "OTHER AGREEMENTS--BT Letter Agreement" would termi-nate automatically. BT USA also irrevocably waived its rights under certain provisions of such agree-ments with respect to the execution, delivery and performance of the Merger Agreement and the consumma-tion of the transactions contemplated thereby. See "OTHER AGREEMENTS--BT Waiver" and "--BT Letter Agree-ment."

                          August 1993 Put Letter. Concurrently with the execu-tion of the Merger Agreement, AT&T delivered to McCaw a letter dated August 16, 1993 (the "August 1993 Put Letter"). Pursuant to the August 1993 Put Letter, AT&T irrevocably offered, subject to the terms and conditions thereof, to purchase 11,707,317 shares of newly issued Class A Common Stock at $51.25 per share, or an aggregate of $600 million, in the event the Merger is not consummated. McCaw may accept such offer at any time within 15 days after the Merger Agreement is terminated in accordance with its terms. See "OTHER AGREEMENTS--August 1993 Put Letter."

Certain Federal Income
 Tax Consequences.......  It is expected that the Merger will constitute a re-
                          organization for federal income tax purposes and, ac-cordingly, that no gain or loss will be recognized by holders of McCaw Common Stock upon the conversion of McCaw Common Stock solely into AT&T Common Shares in the Merger (except with respect to any cash received in lieu of a fractional share interest in AT&T Common Shares). See "THE MERGER--Certain Federal Income Tax Consequences." McCaw stockholders are urged to con-sult their own tax advisors as to the specific tax consequences to them of the Merger.

Regulatory Approvals....  In connection with the Merger, AT&T, McCaw and mem-
                          bers of the McCaw Block have made filings or applica-tions with (i) the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act"), (ii) the Federal Com-munications Commission (the "FCC") and (iii) various state regulatory commissions. Consummation of the Merger is conditioned upon, among other things, expi-ration of the waiting periods under the HSR Act, ap-proval by the FCC of the transfer of control of McCaw and the receipt of other necessary regulatory approv-als. See "THE MERGER--Regulatory Approvals" and "-- Conditions; Waivers."

Accounting Treatment....  It is expected that the Merger will be accounted for as a pooling of interests. It is a condition to the obligation of AT&T to consummate the Merger that AT&T receive the opinion of Coopers & Lybrand that the Merger may be accounted for as a pooling of inter-ests. See "THE MERGER--Accounting Treatment."

Interests of Certain
 Persons in the Merger..  In the Merger Agreement, AT&T agreed to assume all outstanding options granted under McCaw's stock op-tion plans. In the event the Merger is consummated and subject in some cases to the satisfaction of cer-tain other conditions, vesting of options to purchase Class A Common Stock or LIN common stock held by cer-tain McCaw executive officers will accelerate.

                          In connection with the Merger, AT&T agreed to the es-tablishment by McCaw and LIN of bonus pools of $113 million and $7.75 million, respectively, under which bonuses will be payable to certain of their respec-tive employees following consummation of the Merger. The schedule of payments of these bonuses is intended to encourage such employees to remain with McCaw or LIN, as the case may be. All bonuses under the McCaw bonus pool payable to executive officers will be pay-able in three installments (50% at the Closing, 25% on the first anniversary of the Closing and 25% on the second anniversary of the Closing), in each case to persons who remain employed by McCaw, AT&T or any of their subsidiaries at such times (except as pro-vided under the severance program discussed below). The amounts payable at the Closing under the bonuses allocated to Craig O. McCaw, Wayne M. Perry, James L. Barksdale, Nicolas Kauser and Steven W. Hooper are $7,500,000, $2,500,000, $2,000,000, $1,250,000 and
                          $1,100,000, respectively. The amounts payable at the Closing under the bonuses allocated to each of McCaw's other executive officers, Tom A. Alberg and Peter L.S. Currie, are each less than $1,100,000. Ad-ditional amounts may be allocated under the bonus pools to each of McCaw's executive officers, other than Messrs. McCaw and Perry. See "THE MERGER -- In-terests of Certain Persons in the Merger."

                          Also in connection with the Merger, AT&T agreed to the establishment by McCaw and LIN of severance pro-grams which will provide benefits to executives in the event that they are terminated in certain circum-stances following consummation of the Merger. The initial amounts payable under the severance programs to Messrs. McCaw, Perry, Barksdale, Currie and Hooper are $5,000,000, $3,500,000, $1,300,000, $1,100,000
                          and $1,000,000, respectively. The initial amounts payable under the severance programs to each of McCaw's other executive officers, Messrs. Alberg and Kauser, are each less than $1,000,000. See "THE MERG-ER--Interests of Certain Persons in the Merger."

                          In addition, each of McCaw's executive officers, in-cluding Messrs. McCaw, Perry and Barksdale, each of whom is a director of McCaw, holds options, and cer-tain of McCaw's other directors hold options. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW."

Litigation..............  McCaw, the directors of McCaw, BT USA and AT&T were named as defendants in certain lawsuits filed by McCaw stockholders beginning in November 1992, in connection with the announcement that AT&T and McCaw were discussing a possible strategic alliance. These lawsuits, which were consolidated into a single ac-tion, challenged and sought to enjoin the proposed strategic alliance and, in addition, sought money damages. In connection with the proposed Merger, a settlement agreement has been reached with respect to these lawsuits, subject to court approval, consumma-tion of the Merger and other customary conditions. See "THE MERGER--Litigation."

Absence of Appraisal
 Rights.................  Under the DGCL, holders of McCaw Common Stock will not be entitled to appraisal rights as a result of the Merger. See "THE MERGER--Absence of Appraisal Rights."

                       CERTAIN SIGNIFICANT CONSIDERATIONS

  In considering the Merger, McCaw stockholders should take into account the following: (i) the Exchange Ratio of one-to-one may vary if the Closing Date Market Price of one AT&T Common Share is less than $53.00, in which case stockholders will receive that number of AT&T Common Shares equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, or, if the Closing Date Market Price of one AT&T Common Share is greater than $71.73, in which case stockholders will receive that fraction of an AT&T Common Share equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share, and (ii) the price of AT&T Common Shares at the Effective Time can be expected to vary from the Closing Date Market Price and the prices as of the date of this Proxy Statement/Prospectus and the date on which McCaw stockholders vote on the Merger due to changes in the business, operations or prospects of AT&T, market assessments of the likelihood that the Merger will be consummated and the time thereof, general market and economic conditions, and other factors. See "SUMMARY--The Merger" and "DIVIDENDS ON AND MARKET PRICES OF AT&T COMMON SHARES AND McCAW COMMON STOCK."

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                            COMBINED FINANCIAL DATA

  The following summary historical financial data of AT&T and McCaw and the summary unaudited pro forma combined financial data have been derived from the historical consolidated financial statements of AT&T and McCaw incorporated by reference herein. The pro forma combined financial data give effect to the Merger by combining the financial statement data of AT&T and McCaw at and for each year in the three-year period ended December 31, 1992 and at and for the nine-month periods ended September 30, 1993 and 1992 on a pooling-of-interests basis of accounting. The pro forma combined financial data are not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The summary financial data presented below should be read in conjunction with such financial statements and the Notes thereto. The historical financial data at and for each year in the five-year period ended December 31, 1992, with respect to AT&T and McCaw, have been extracted from audited financial statements filed with the Commission. Historical financial data at and for the nine-month periods ended September 30, 1993 and 1992 with respect to AT&T and McCaw have been extracted from unaudited financial statements filed with the Commission and, in the opinion of AT&T's and McCaw's respective managements, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position at and for each of the interim periods presented. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS."

                               AT&T HISTORICAL(1)

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                          AT OR FOR NINE
                           MONTHS ENDED
                           SEPTEMBER 30,      AT OR FOR YEAR ENDED DECEMBER 31,
                          ---------------- ---------------------------------------
                          1993(2)   1992    1992   1991(3)  1990    1989   1988(4)
                          -------  ------- ------- ------- ------- ------- -------
INCOME STATEMENT DATA:
Total revenues..........  $48,697  $47,400 $64,904 $63,089 $62,191 $61,100 $61,756
Operating income (loss).    4,579    4,549   6,269   1,358   5,496   5,024  (2,275)
Net income (loss) appli-
 cable to common shares.   (4,776)   2,807   3,807     522   3,104   3,109  (1,231)
Weighted average common
 shares outstanding.....    1,351    1,329   1,332   1,293   1,282   1,294   1,309
Earnings (loss) per com-
 mon share..............    (3.53)    2.11    2.86    0.40    2.42    2.40   (0.94)
Cash dividends declared
 per common share.......     0.99     0.99    1.32    1.32    1.32    1.20    1.20
BALANCE SHEET DATA:
Total assets............   59,432   56,265  57,188  53,355  48,322  42,187  39,869
Long-term debt, includ-
 ing capital leases.....    7,173    8,851   8,604   8,484   9,354   8,377   8,350
Shareowners' equity.....   13,149   18,201  18,921  16,228  15,883  14,723  13,705

- --------
(1) AT&T merged with NCR Corporation in September 1991. The merger was accounted for as a pooling of interests and, accordingly, the consolidated financial statements of AT&T were restated for all periods prior to the merger to include the accounts and operations of NCR Corporation.
(2) Effective January 1, 1993, AT&T adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This standard requires companies to accrue for estimated future postretirement benefit expenses during the years employees are working and earning benefits for retirement. Under the standard, AT&T had an accumulated postretirement benefit obligation related to past service from current retirees and active employees. A portion of that liability was provided for by funding group life insurance benefits and by funding trusts for health care benefits prior to 1993. An after-tax charge of $7,023, or $5.20 per share, was recorded as the cumulative effect of an accounting change in the first quarter of 1993. Also effective January 1, 1993, AT&T adopted SFAS No. 109, "Accounting for Income Taxes." Among other provisions, this standard requires deferred tax balances to be determined using the enacted income tax rate for the years in which taxes will be paid or refunds received. The adoption of SFAS No. 109 resulted in a net income benefit of $383, or $0.28 per share. This benefit was recorded as the cumulative effect of an accounting change in the first quarter of 1993. In addition, AT&T adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1993. This standard requires the accrual of estimated future postemployment benefits during the years employees are working and accumulating these benefits and for disability benefits when the disabilities occur. Postemployment benefits are any benefits provided after employment is discontinued, but before retirement. AT&T recorded an after-tax charge of $1,128 or $0.83 per share, as the cumulative effect of the accounting change in the first quarter of 1993, and recorded after-tax charges of $121 or $0.09 per share, representing the cost of adopting SFAS No. 112 for the nine months ended September 30, 1993.
(3) 1991 data were significantly affected by $4,500 of business restructuring and other charges, which reduced net income by $2,863, or $2.21 per share.
(4) 1988 data were significantly affected by a $6,700 pre-tax charge related to rapid conversion of the long- distance network to fully digital operation, which reduced net income by $3,935, or $3.01 per share.

                                MCCAW HISTORICAL

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                          AT OR FOR NINE
                           MONTHS ENDED
                          SEPTEMBER 30,       AT OR FOR YEAR ENDED DECEMBER 31,
                          ---------------  -------------------------------------------
                           1993   1992(1)  1992(1)  1991(1)  1990(2)(3)  1989    1988
                          ------  -------  -------  -------  ---------- ------  ------
INCOME STATEMENT DATA:
Net revenues............  $1,583  $1,249   $1,743   $ 1,366    $1,037   $  504  $  311
Operating income (loss).     303     180      259       116        48     (140)   (154)
Net income (loss) appli-
 cable to common
 shares(4)..............     (65)   (223)    (286)   (2,231)      562     (289)   (297)
Weighted average common
 shares outstanding.....     201     182      183       181       182      148     124
Earnings (loss) per com-
 mon share..............   (0.32)  (1.26)   (1.60)   (12.40)     2.97    (2.07)  (2.61)
Cash dividends declared
 per common share(5)....     --      --       --        --        --       --      --
BALANCE SHEET DATA:
Total assets............   9,078   8,821    8,955     8,728     8,714    3,041   2,076
Long-term debt..........   4,693   5,526    5,562     5,199     5,225    1,739   1,822
Redeemable preferred
 stock of a subsidiary..   1,272   1,137    1,171     1,037       902      --      --
Shareowners' equity
 (deficit)..............     101    (359)    (410)     (136)    2,045    1,004     (11)

- --------
(1) McCaw retroactively adopted SFAS No. 109, "Accounting for Income Taxes," effective January 1, 1991 and has restated its 1992 and 1991 financial statements. The effect of this retroactive adoption was to increase net loss applicable to common shares $1,880 for the year ended December 31, 1991 and decrease net loss applicable to common shares $59 and $79 for the nine months ended September 30, 1992 and the year ended December 31, 1992, respectively. The adoption increased net loss per common share $10.36 for the year ended December 31, 1991 and decreased net loss per common share $0.32 and $0.43 for the nine months ended September 30, 1992 and the year ended December 31, 1992, respectively. The effect of the adoption on the September 30, 1992 and the December 31, 1992 and 1991 balance sheets was to increase total assets $40, $39 and $11, respectively, increase deferred tax liability $1,881, $1,861 and $1,912, respectively, and decrease shareowners' equity $1,821, $1,801 and $1,880, respectively.
(2) On March 5, 1990, McCaw acquired an approximate 52% interest in LIN. McCaw accounted for the acquisition as a purchase and accordingly, its financial statements reflect the consolidation of LIN's results from the date of acquisition. On August 10, 1990, LIN acquired a controlling interest in Cellular Telephone Company ("CTC"), the New York City A Block cellular licensee. This acquisition increased LIN's interest in CTC to 93%. LIN accounted for the acquisition as a purchase. Concurrently with its acquisition of CTC, LIN sold 1.01% of its ownership interest in the Philadelphia A Block cellular licensee. This sale decreased LIN's interest in such licensee to 49.99%. The CTC acquisition and the disposition of the controlling interest in the Philadelphia licensee are reflected in McCaw's financial statements as if the changes in ownership and control occurred concurrently with the purchase of LIN.
(3) Effective January 1, 1990, McCaw prospectively changed its amortization period for cellular licensing costs from 10 years to 40 years to conform more closely with industry practices. The effect of this change for the year ended December 31, 1990 was to increase operating income $153, increase net income applicable to common shares $242 and increase earnings per common share $1.33.
(4) Includes $243 pre-tax gain on a transaction with BellSouth Corporation for the year ended December 31, 1991 and $1,158 pre-tax gain on a transaction with Contel Cellular Inc. for the year ended December 31, 1990.
(5) McCaw has never paid cash dividends on the McCaw Common Stock.

                  UNAUDITED AT&T AND MCCAW PRO FORMA COMBINED

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                            AT OR FOR NINE
                             MONTHS ENDED
                             SEPTEMBER 30,    AT OR FOR YEAR ENDED DECEMBER 31,
                            ---------------- -----------------------------------
                             1993     1992      1992        1991        1990
                            -------  ------- ----------- ----------- -----------
INCOME STATEMENT DATA:
Total revenues............  $50,280  $48,649 $    66,647 $    64,455 $    63,228
Operating income..........    4,882    4,729       6,528       1,474       5,544
Net income (loss) applica-
 ble to common shares(1)..   (6,681)   2,525       3,442         171       3,666
Weighted average common
 shares outstanding(2)(3).    1,541    1,511       1,515       1,474       1,464
Earnings (loss) per common
 share(1)(2)..............    (4.34)    1.67        2.27        0.12        2.50
Cash dividends declared
 per common share(4)......     0.99     0.99        1.32        1.32        1.32
BALANCE SHEET DATA:
Total assets(1)(3)........   68,071   65,046      66,104      62,072      57,036
Long-term debt, including
 capital leases...........   11,866   14,377      14,166      13,683      14,579
Redeemable preferred stock
 of a subsidiary..........    1,272    1,137       1,171       1,037         902
Shareowners' equity(1)(3).   12,811   19,663      20,312      17,972      17,928

- --------
(1) McCaw's historical financial statements reflect the adoption of SFAS No. 109, "Accounting for Income Taxes," retroactive to January 1, 1991. AT&T adopted SFAS No. 109 effective January 1, 1993. For conformity purposes, the pro forma combined information for AT&T and McCaw has been adjusted as if McCaw had adopted SFAS No. 109 on January 1, 1993. Such adoption would result in the use of different tax assumptions related to intangible assets McCaw acquired in purchase business combinations in 1991 and 1992 that would increase the cumulative effect of adopting SFAS No. 109 by $39. Accordingly, the pro forma combined net income applicable to common shares has been decreased $1,840, $59 and $79 for the nine months ended September 30, 1993 and 1992, and the year ended December 31, 1992, respectively, and increased $1,880 for the year ended December 31, 1991. Pro forma combined earnings per common share have been decreased $1.19, $0.04 and $0.05 for the nine months ended September 30, 1993 and 1992, and the year ended December 31, 1992, respectively, and increased $1.28 for the year ended December 31, 1991. Pro forma combined total assets have been decreased $39, $40, $39 and $11 at September 30, 1993 and 1992 and December 31, 1992 and 1991, respectively. Pro forma combined shareowners' equity has been decreased $39 at September 30, 1993, and increased $1,821, $1,801 and $1,880 at September 30, 1992 and December 31, 1992 and 1991, respectively. Also effective January 1, 1993, AT&T adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." When McCaw adopts SFAS No. 112, the impact on the McCaw financial statements is expected to be immaterial.
(2) The pro forma combined information for AT&T and McCaw has been prepared assuming that one AT&T Common Share is issued for each share of McCaw Common Stock. If the maximum exchange ratio of 1.111 were assumed, pro forma combined earnings (loss) per share for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990 would be $(4.28), $1.65, $2.24, $0.11 and $2.47, respectively.
(3) The pro forma combined information for 1993 excludes AT&T's $400 investment in 14.5 shares of Class A Common Stock, purchased in February 1993.
(4) Pro forma combined cash dividends per common share reflect AT&T's cash dividends declared in the periods presented.

                           COMPARATIVE PER SHARE DATA

  The following table presents AT&T's and McCaw's historical per share data and unaudited pro forma combined per share data to reflect consummation of the Merger based upon the historical financial statements of AT&T and McCaw. The pro forma combined information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger. The information presented below should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Proxy Statement/Prospectus and the separate historical consolidated financial statements of AT&T and McCaw which are incorporated by reference herein.

                           AT OR FOR NINE
                            MONTHS ENDED
                           SEPTEMBER 30,    AT OR FOR YEAR ENDED DECEMBER 31,
                           ---------------  ------------------------------------
                            1993    1992       1992        1991         1990
                           ------- -------  ----------- -----------  -----------
HISTORICAL:
  Per AT&T Common Share:
    Book value............ $ 9.74  $ 13.66  $    14.12  $     12.39  $    12.46
    Cash dividends de-
     clared...............   0.99     0.99        1.32         1.32        1.32
    Earnings (loss).......  (3.53)    2.11        2.86         0.40        2.42
  Per share of McCaw Com-
   mon Stock:
    Book value............   0.49    (1.97)      (2.20)       (0.74)      11.41
    Cash dividends de-
     clared...............    --       --          --           --          --
    Earnings (loss).......  (0.32)   (1.26)      (1.60)      (12.40)       2.97
PRO FORMA(1):
  Combined per AT&T Common
   Share and per share of
   McCaw Common Stock
   equivalent:
    Book value(2)(3)......   8.31    12.97       13.31        12.05       12.33
    Cash dividends de-
     clared(4)............   0.99     0.99        1.32         1.32        1.32
    Earnings (loss)(2)....  (4.34)    1.67        2.27         0.12        2.50

- --------
(1) The pro forma combined information for AT&T and McCaw has been prepared assuming that one AT&T Common Share is issued for each share of McCaw Common Stock. The pro forma combined per share of McCaw Common Stock equivalent reflects the pro forma combined per AT&T Common Share amounts multiplied by the assumed Exchange Ratio of 1.0. If the maximum exchange ratio of 1.111 were assumed, pro forma combined book value per share at September 30, 1993 and 1992, and at December 31, 1992, 1991 and 1990 would be $8.19, $12.80, $13.13, $11.89 and $12.16, respectively, and pro forma combined earnings (loss) per share for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990 would be $(4.28), $1.65, $2.24, $0.11 and $2.47, respectively.
(2) McCaw's historical financial statements reflect the adoption of SFAS No. 109, "Accounting for Income Taxes," retroactive to January 1, 1991. AT&T adopted SFAS No. 109 effective January 1, 1993. The pro forma combined information for AT&T and McCaw has been adjusted as if McCaw had adopted SFAS No. 109 on January 1, 1993. Accordingly, the pro forma combined book value per share has been decreased $0.03 at September 30, 1993, and increased $1.20, $1.18 and $1.26 at September 30, 1992 and December 31, 1992 and 1991, respectively. Pro forma combined earnings per share have been decreased $1.19, $0.04 and $0.05 for the nine months ended September 30, 1993 and 1992, and the year ended December 31, 1992, respectively, and increased $1.28 for the year ended December 31, 1991. Also effective January 1, 1993, AT&T adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." When McCaw adopts SFAS No. 112, the impact on the McCaw financial statements is expected to be immaterial.
(3) Pro forma combined book value per share at September 30, 1993 excludes AT&T's $400 million investment in 14.5 million shares of Class A Common Stock, purchased in February 1993.
(4) Pro forma combined cash dividends per common share reflect AT&T's cash dividends declared in the periods presented.

                    COMPARATIVE PER SHARE MARKET INFORMATION

  The AT&T Common Shares are listed and primarily traded on the NYSE. The table below sets forth, for the fiscal periods indicated, the high and low sale prices per AT&T Common Share in the NYSE Composite Transactions as reported in published financial sources. The Class A Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") National Market System and is also listed and traded on the PSE. The table below sets forth for the fiscal periods indicated the high and low sale prices per share of the Class A Common Stock on the NASDAQ National Market System as reported in published financial sources. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions. For current price information, McCaw stockholders are urged to consult publicly available sources.

                                                 PRICE PER SHARE OF COMMON STOCK
                                                 -------------------------------
                                                  MCCAW CLASS A       AT&T
                                                 --------------- ---------------
                                                  HIGH     LOW    HIGH     LOW
                                                 ------- ------- ------- -------
Fiscal 1991
  First Quarter................................. $26 1/2 $15     $35 1/8 $29
  Second Quarter................................  29      20      41 1/4  33 5/8
  Third Quarter.................................  30 1/4  20      40 3/8  36
  Fourth Quarter................................  30 1/4  25 1/4  39 5/8  35 1/8
Fiscal 1992
  First Quarter.................................  36      28 3/4  41 3/8  36 5/8
  Second Quarter................................  29 3/4  22 3/4  44 5/8  40 1/8
  Third Quarter.................................  28 1/4  23 1/8  45 3/8  42
  Fourth Quarter................................  34 1/4  20 1/4  53 1/8  40 5/8
Fiscal 1993
  First Quarter.................................  41 1/4  31 1/2  59 1/8  50 1/8
  Second Quarter................................  46 1/4  35      63 7/8  53 3/4
  Third Quarter.................................  57 3/4  44 3/4  65      57 3/8
  Fourth Quarter................................  57 5/8  50      61 3/8  52
Fiscal 1994
  First Quarter (through January 31, 1994)......  54 1/4  50 1/4  57 1/8  51 5/8

  On November 3, 1992, the last full trading day prior to announcement that AT&T and McCaw were discussing a possible strategic alliance, the reported NYSE Composite Transactions closing price per AT&T Common Share was $43 3/8 and the reported NASDAQ National Market System closing price per share of Class A Common Stock was $24 5/8. On August 13, 1993, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE Composite Transactions closing price per AT&T Common Share was $62 3/8 and the reported NASDAQ National Market System closing price per share of Class A Common Stock was $51 1/4. On January 31, 1994, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE Composite Transactions closing price per AT&T Common Share was $56 3/4 and the reported NASDAQ National Market System closing price per share of Class A Common Stock was $54 McCaw stockholders are urged to obtain current market quotations.

                              THE SPECIAL MEETING

SPECIAL MEETING

  This Proxy Statement/Prospectus is being furnished to McCaw stockholders in connection with the solicitation by the McCaw Board of proxies for use at the Special Meeting to be held on Friday, March 25, 1994 at 11:00 a.m., local time, at Overlake Hospital Conference Center, 1035 116th Avenue N.E., Bellevue, Washington.

  At the Special Meeting, McCaw stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. Approval and adoption of the Merger Agreement and the Merger by McCaw stockholders is assured. See "THE MERGER--Agreements of BT and the McCaw Block to Vote in Favor of the Merger." The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Merger Sub will merge into McCaw, McCaw will become a wholly owned subsidiary of AT&T and each share of McCaw Common Stock issued and outstanding immediately prior to the Merger (other than shares held by AT&T) will be converted into one AT&T Common Share; provided, however, that (i) in the event the Closing Date Market Price of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. See "THE MERGER--Terms of the Merger."

  No fractional AT&T Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of McCaw Common Stock who otherwise would be entitled to receive a fractional AT&T Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional AT&T Common Shares, if any, that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent for the former holders of McCaw Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be executed through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. See "THE MERGER--Terms of the Merger."

  Holders of McCaw Common Stock will not be entitled to appraisal rights as a result of the Merger. See "THE MERGER--Terms of the Merger" and "--Absence of Appraisal Rights."

  THE MCCAW BOARD HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT MCCAW STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "THE MERGER-- McCaw's Reasons for the Merger; Recommendation of the McCaw Special Committee and the McCaw Board." The AT&T Board has approved the Merger Agreement and the issuance of AT&T Common Shares in the Merger, and the Board of Directors of Merger Sub and AT&T, as the sole stockholder of Merger Sub, have approved and adopted the Merger Agreement and the Merger. Approval of the Merger Agreement and the Merger by AT&T's stockholders is not required.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

  The close of business on January 31, 1994 (the "Record Date") has been fixed as the record date for determining the holders of McCaw Common Stock who are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 148,450,863 shares of Class A Common Stock and 60,137,547 shares of Class B Common Stock outstanding and entitled to vote. The holders of record on the Record Date of shares of Class A Common Stock are entitled to one vote per share of Class A Common Stock, and the holders of record on the Record Date of Class B Common Stock are entitled to ten votes per share of Class B Common Stock, on each matter submitted to a vote at the Special Meeting. Holders of Class A Common Stock and Class B Common Stock will vote together on the Merger Agreement and Merger as a single class.

The presence in person or by proxy of the holders of shares representing a majority of the voting power of the McCaw Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the DGCL and McCaw's By-Laws, as amended (the "McCaw By-Laws"), the affirmative vote of holders of shares representing a majority of the outstanding voting power of the McCaw Common Stock present in person or represented by proxy at the Special Meeting is required for approval and adoption of the Merger Agreement and the Merger.

  Certain beneficial owners of shares of McCaw Common Stock having an aggregate of more than 80% of the voting power of the McCaw Common Stock, including members of the McCaw family and BT, have agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval thereof by the McCaw stockholders is assured. See "THE MERGER--Agreements of BT and the McCaw Block to Vote in Favor of the Merger" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW."

  Abstention from voting and broker nonvotes will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger since they represent one less vote for such approval and adoption. However, since the approval and adoption of the Merger Agreement and the Merger are already assured, such abstentions and broker nonvotes will not affect the outcome of the vote.

PROXIES; PROXY SOLICITATION

  Shares of McCaw Common Stock represented by properly executed proxies received at or prior to the Special Meeting which have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of McCaw Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval and adoption of the Merger Agreement and the Merger. McCaw stockholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage prepaid envelope provided for this purpose to ensure that their shares are voted. A stockholder may revoke a proxy by submitting at any time prior to the vote on the Merger Agreement and the Merger a later-dated proxy with respect to the same shares, by delivering written notice of revocation to the Secretary of McCaw at any time prior to such vote or by attending the Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

  If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

  McCaw will bear the cost of soliciting proxies from its stockholders. In addition to solicitation by mail, directors, officers and employees of McCaw and AT&T may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of McCaw and AT&T will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of McCaw Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. McCaw has retained Georgeson & Company, Inc. to aid in soliciting proxies from its stockholders. The fees of such firm are estimated to be $5,500 plus reimbursement of out-of-pocket expenses.

                                 THE COMPANIES

AT&T

  AT&T is a major participant in two industries: the global information movement and management industry, and the financial services and leasing industry. In the global information movement and management industry, AT&T's services and products combine communications and computing. These services and products include: voice, data and image telecommunications services that can be used with the telecommunications and information products or systems of AT&T and others; telecommunications products and systems, ranging from voice instruments to complex network switching and transmission systems; computer products and systems; installation, maintenance and repair services for communication and computer products; optical fiber and cable; and components for high-technology products and systems. In the financial services and leasing industry, AT&T provides direct financing and finance leasing programs for AT&T's own products and the products of other companies, leases products to customers under operating leases, and is in the general purpose credit card business. The mailing address of AT&T's principal executive offices is 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400.

MERGER SUB

  Merger Sub, a wholly owned subsidiary of AT&T, was formed by AT&T solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is c/o American Telephone and Telegraph Company, 32 Avenue of the Americas, New York, New York 10013-2412, and its telephone number is (212) 387-5400.

MCCAW

  McCaw develops and provides wireless personal communications services, including cellular telephone, paging and air-to-ground communications. McCaw, both directly and through its 52% ownership of LIN, is the largest cellular telephone company in the United States based on 1992 revenues. McCaw is also the fifth largest radio common carrier operator in the United States based on 1992 year-end subscribers. Radio common carrier systems provide paging services (a lower-cost, complementary product line to cellular services) and conventional mobile phone and telephone answering services. McCaw also owns Claircom Communications Group, L.P. ("Claircom"), which began providing two-way voice communications services for airline passengers in February 1993 and plans to provide two-way data communications services (including facsimiles) beginning in 1994. LIN also owns seven network-affiliated television stations. The mailing address of McCaw's principal executive offices is 5400 Carillon Point, Kirkland, Washington 98033, and its telephone number is (206) 827-4500.

                                   THE MERGER

  THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

BACKGROUND

  From prior to 1990 to the present, McCaw and AT&T and their respective subsidiaries have engaged in various arm's-length business arrangements with each other in the ordinary course of business. These arrangements include (i) the provision by AT&T to McCaw and its subsidiaries of interexchange (i.e., "long-distance") telephone services (which services are currently provided in accordance with an agreement for Virtual Telecommunications Network Service entered into in 1991), (ii) agency agreements pursuant to which

AT&T offers services of McCaw and its subsidiaries on their behalf at AT&T phone center stores, (iii) purchases of equipment by McCaw and its subsidiaries from AT&T, (iv) financing agreements in connection with such equipment purchases and (v) services provided by AT&T to Claircom, a company in which McCaw owns a significant interest.

  McCaw and AT&T first discussed the possibility of a significant investment by AT&T in McCaw and/or a strategic relationship between the two companies in August 1990 and occasional exploratory discussions occurred thereafter until early 1991. Discussions occurred again in the fall of 1991 and, on November 22, 1991, AT&T and McCaw executed a mutual confidentiality agreement. In the course of discussions between representatives of AT&T and McCaw, various transaction structures were explored involving partial investments and/or operating arrangements, including transaction structures that would involve the potential acquisition of control of McCaw by AT&T. These discussions continued through the end of 1991 and the first half of 1992.

  By August 1992, discussions between the representatives of AT&T and McCaw were focused on the proposed investment by AT&T of $2 billion to purchase newly issued shares of Class A Common Stock from McCaw, the purchase by AT&T from the McCaw Block of an option to obtain voting control of McCaw, exercisable through 1999, and the licensing by AT&T to McCaw of the AT&T service mark for use in connection with wireless communications services offered by McCaw.

  In August 1992, representatives of McCaw raised with representatives of AT&T concerns as to McCaw's prolonged inability to raise capital in the public capital markets as a result of McCaw's ongoing discussions with AT&T. The representatives of McCaw told the representatives of AT&T that McCaw would terminate the discussions unless AT&T provided assurances as to McCaw's access to equity capital no later than the first quarter of 1993. In response, and to induce McCaw to continue discussions with AT&T, representatives of AT&T orally agreed, subject to the approval of the AT&T Board, to provide McCaw the right to require AT&T to purchase $400 million of the Class A Common Stock. The purchase price was set at $27.625 per share, the closing price of the Class A Common Stock on the day of the oral agreement. The oral agreement was approved by the AT&T Board on September 13, 1992. On September 14, 1992, AT&T delivered a letter (the "September 1992 Put Letter") to McCaw granting McCaw the right to require AT&T to purchase 14,479,638 newly issued shares of Class A Common Stock for $400 million, exercisable between February 15 and February 28, 1993.

  The discussions between AT&T and McCaw with respect to a possible transaction continued through August, September and October 1992. In September 1992, AT&T also commenced discussions with BT in an effort to gain BT's participation in and consent to the transaction being discussed between AT&T and McCaw. As a result of these discussions, AT&T and BT came to an understanding with respect to AT&T's purchase of the shares of McCaw Common Stock owned by BT for $49 per share, increased by 4 1/2% per annum from January 1, 1993 through September 30, 1993, contingent upon consummation of the transaction under discussion with McCaw.

  On November 4, 1992, AT&T and McCaw announced publicly that they were discussing a proposed strategic alliance (the "Proposed Strategic Alliance"). The Proposed Strategic Alliance contemplated: (i) the purchase by AT&T of 47.6 million newly issued shares of Class A Common Stock at $42 per share, increased by 7% per annum from January 1, 1993 (including any shares purchased pursuant to the September 1992 Put Letter), (ii) the purchase by AT&T of 22.1 million shares of Class A Common Stock and 13.7 million shares of Class B Common Stock beneficially owned by BT for $49 per share, increased by 4 1/2% per annum from January 1, 1993 through September 30, 1993, (iii) the purchase by AT&T for $100 million, increased by 7% per annum from January 1, 1993, from McCaw's controlling stockholders, of an option to obtain voting control of McCaw, exercisable between one and seven years after the closing of the equity investment described above, at an exercise price of $600 million, increased by 7% per annum from January 1, 1993, (iv) the grant by AT&T to McCaw of a 99-year license to use the AT&T service mark on McCaw's wireless services, (v) operating arrangements that would give McCaw access to AT&T marketing, distribution and technology resources and (vi) the grant by McCaw to AT&T of contingent rights to receive payments in the event the McCaw stock price for specified periods in the years 1999, 2000 and 2001 exceeded $80, $90 and $100 per share, respectively (the "Proposed Contingent Payment Rights"). The purchase of newly issued shares of Class A Common Stock from McCaw and of the McCaw Common Stock held by BT would have given AT&T a one-third equity interest in McCaw.

  Also on November 4, 1992, the McCaw Board met and formed the McCaw Special Committee, consisting of three independent directors of McCaw, to assist the McCaw Board in assessing the Proposed Strategic Alliance, to recommend or negotiate changes thereto, to consult with McCaw management, BT and Craig O. McCaw, Chairman and Chief Executive Officer of McCaw, with respect to the Proposed Strategic Alliance and to retain (at McCaw's expense) such attorneys, investment bankers or other advisors as it deemed necessary (subject to the prior approval of the McCaw Board to the extent the expense thereof would exceed $500,000 in the aggregate). The McCaw Special Committee then selected legal counsel and, with the assistance of such counsel, engaged Salomon Brothers as its financial advisor. Following the public announcement of the Proposed Strategic Alliance, litigation was filed by McCaw stockholders in the Delaware Court of Chancery entitled In re McCaw Cellular Communications, Inc. Shareholders Litigation. See "THE MERGER--Litigation." Following the filing of this suit, plaintiffs' counsel conferred with defendants' counsel concerning the litigation.

  Over the next several months, representatives of AT&T and McCaw, with the assistance and input of the McCaw Special Committee, continued their negotiations with respect to the Proposed Strategic Alliance. At these negotiations, the representatives of AT&T and McCaw discussed the terms of proposed agreements relating to: (i) AT&T's proposed purchase of McCaw Common Stock from McCaw, including restrictive covenants to be applicable to McCaw and to AT&T and provisions for the Proposed Contingent Payment Rights; (ii) AT&T's proposed purchase of an option from the McCaw Block to obtain voting control of McCaw; (iii) board representation for AT&T prior to exercise or expiration of the option to obtain voting control, and board representation for the McCaw Block in the event that AT&T were to exercise such option; (iv) restrictions on transfer and rights of first refusal with respect to shares of McCaw Common Stock to be held by AT&T and by the McCaw Block; (v) the licensing of the AT&T service mark for use by McCaw on its wireless communications services, and the coordination of service offerings and the pursuit of new wireless service opportunities by AT&T and McCaw; and (vi) the access by McCaw to AT&T's marketing, distribution and technology resources. The extended time frame for these negotiations was due, in large part, to the complex issues involved in the proposed licensing and other operational arrangements.

  On February 23, 1993, during the course of these ongoing negotiations, McCaw exercised its put right under the September 1992 Put Letter. McCaw determined to exercise this put right for a number of reasons. First, as had been projected in August 1992, McCaw desired to raise equity capital in order to retire debt that either was coming due or that carried high interest rates. Second, because of the ongoing nature of discussions with AT&T, McCaw did not want to raise equity capital through a public offering. Third, AT&T had agreed that it would increase the purchase price of the shares that it was to buy in the Proposed Strategic Alliance so that the average price for the shares to be purchased under the September 1992 Put Letter, together with the shares to be purchased in the Proposed Strategic Alliance (if the Proposed Strategic Alliance were consummated), would be $42 per share. Pursuant to McCaw's exercise of its put right under the September 1992 Put Letter, on February 23, 1993, AT&T purchased 14,479,638 newly issued shares of Class A Common Stock from McCaw for $400 million.

  Discussions with respect to the Proposed Strategic Alliance continued, with regular meetings and negotiations occurring over the ensuing months. While significant progress was made, issues remained outstanding, primarily with respect to the proposed licensing arrangements between AT&T and McCaw, the terms of the option for AT&T to obtain voting control of McCaw, the determination of the types of wireless services that could be offered by each of AT&T and McCaw and the terms on which they could be offered, the terms for making combined offerings of AT&T and McCaw services, the allocation of new wireless opportunities between AT&T and McCaw, and the various changes to the terms of the Proposed Strategic Alliance suggested by the McCaw Special Committee and its legal and financial advisors. These suggested changes (the "Special Committee Suggested Changes") involved proposals that (i) AT&T make a $500 million tender offer for publicly held shares of Class A Common Stock as part of the Proposed Strategic Alliance, (ii) AT&T be required to own 51% of the McCaw Common Stock in order to exercise the option to obtain voting control, (iii) the Proposed Contingent Payment Rights be revised to make them less valuable to AT&T, (iv) provisions be added to permit McCaw's public stockholders to participate in McCaw Common Stock purchases or sales by AT&T or sales by the McCaw Block and (v) limitations be imposed that could require AT&T to pay a higher price were it to seek to acquire 100% of the publicly held McCaw Common Stock. During this period, the AT&T Board and the McCaw Board received updates as to the status of negotiations from their respective managements and advisors, and the McCaw Special Committee met regularly with its advisors to discuss the progress of negotiations and information and analyses with respect to McCaw, AT&T and the Proposed Strategic Alliance.

  In view of, among other things, the difficulties and time delays experienced in arriving at mutually satisfactory arrangements for the Proposed Strategic Alliance, which difficulties and time delays resulted from the outstanding issues described above and the fact that McCaw would continue to have stockholders other than AT&T and at the same time share with AT&T the AT&T service mark, members of AT&T's management concluded that it would be appropriate to explore the desirability and feasibility of a merger with McCaw as a potential alternative to the Proposed Strategic Alliance. Thus, on July 15, 1993, representatives of AT&T met with representatives of McCaw. At that meeting, AT&T representatives indicated that they believed that the Proposed Strategic Alliance represented a desirable and feasible transaction, but that AT&T wished to explore the desirability and feasibility, from its point of view, of a merger as a potential alternative. The McCaw representatives indicated that if AT&T were to determine to make a merger proposal, they believed that the McCaw Board would be willing to consider such an alternative. Thereafter, analyses and exploratory discussions were conducted as part of an effort by AT&T to assess the desirability and feasibility of a merger alternative. At the same time, discussions continued with respect to issues relating to the Proposed Strategic Alliance.

  At a special meeting of the McCaw Board on July 30, 1993, the McCaw Board was briefed on the status of discussions with AT&T. McCaw's management and advisors discussed the operational issues that would be involved in combining the two companies in a merger, the financial capacity of AT&T to effect a merger, the issues that had been raised in structuring satisfactory agreements in connection with the Proposed Strategic Alliance, AT&T's willingness to proceed with the Proposed Strategic Alliance or a similar transaction notwithstanding such difficulties and the alternatives available to McCaw.

  The McCaw Special Committee met telephonically on August 2 with its legal and financial advisors and reviewed the status of the negotiations with respect to the Proposed Strategic Alliance and the discussions of a possible merger alternative at the July 30 meeting of the McCaw Board. The McCaw Special Committee discussed the fact that if the two companies combined in a merger and each stockholder received the same consideration per share in the possible merger, the Special Committee Suggested Changes would not be required. In addition, the McCaw Special Committee considered that one alternative to the possible merger and the Proposed Strategic Alliance would be for McCaw to remain an independent entity.

  The McCaw Special Committee again met telephonically on August 9 with its legal and financial advisors and discussed the status of the Proposed Strategic Alliance and the possible merger alternative, including the due diligence investigation to be conducted by the financial advisors to the McCaw Special Committee. The McCaw Special Committee also reviewed the status of the consolidated action filed by McCaw stockholders in the Delaware Court of Chancery entitled In re McCaw Cellular Communications, Inc. Shareholders Litigation. See "THE MERGER--Litigation." The McCaw Special Committee did not discuss the impact of the litigation on the transaction alternatives. The McCaw Special Committee reviewed certain provisions of a possible merger agreement that were forwarded by McCaw and that related to the pursuit of new wireless service opportunities by AT&T and McCaw. The McCaw Special Committee did not discuss any specific financial terms of the possible merger agreement at this meeting since they had not yet been negotiated. In addition, Salomon Brothers updated the McCaw Special Committee on the state of the cellular industry and the debt and equity markets.

  On August 14, 1993, upon his return from a business trip to China, Mr. Robert
E. Allen, Chairman of the Board and Chief Executive Officer of AT&T, met with senior AT&T officers and advisors and decided to make a merger proposal to McCaw. Thereafter, on August 14, 1993, Mr. Allen and Mr. Craig O. McCaw, Chairman of the Board and Chief Executive Officer of McCaw, negotiated the financial terms of the merger proposal. Mr. McCaw insisted upon an exchange ratio of one AT&T Common Share per share of McCaw Common Stock, subject to adjustment if the price of the AT&T Common Shares were to decline below a certain level, and also proposed that McCaw have a right to terminate the merger agreement if the market price of the AT&T Common Shares were to decline below a further level or if the McCaw Board believed it had a fiduciary duty to terminate (a "fiduciary out"). Mr. McCaw also requested that the exchange ratio be adjusted to reflect any dividends paid on the AT&T Common Shares prior to consummation of the merger. Based upon his knowledge of McCaw and the industry in general, and his experience, Mr. McCaw believed that the one-to-one exchange ratio represented a full and fair price for the McCaw Common Stock. See "THE MERGER--McCaw's Reasons for the Merger; Recommendation of the McCaw Special Committee and the McCaw Board" and "--Opinions of the Financial Advisors to the McCaw Special Committee and to the McCaw Board." Mr. Allen was not willing to agree to an exchange ratio as high as one-to-one, particularly in light of Mr. McCaw's request for a right of termination if the market price of the AT&T Common Shares were to decline below a certain level and for a fiduciary out, which Mr. Allen viewed as creating unacceptable uncertainty as to consummation of the proposed merger. Mr. Allen was also not willing to agree to any adjustment for regular dividends paid on the AT&T Common Shares.

  After a series of negotiations, Mr. Allen determined that he would be willing to meet Mr. McCaw's insistence on a one-to-one exchange ratio, if Mr. McCaw were willing to eliminate any adjustment for regular cash dividends on the AT&T Common Shares and to add to the certainty of the proposed merger by eliminating the requested fiduciary out and the termination right for a specified decline in the market price of the AT&T Common Shares. Mr. McCaw determined that if AT&T were willing to accept a one-to-one exchange ratio, he would be willing to forego any adjustment for regular cash dividends on the AT&T Common Shares. Mr. McCaw also determined that, at the one-to-one exchange ratio level, and given the strategic benefits of a merger with AT&T, he was willing to make a firm commitment to the proposed merger. In light of this determination, as well as the fact that no other offers had been made in the months since public announcement of the Proposed Strategic Alliance and the fact that the proposed merger would be reviewed by the McCaw Special Committee and the McCaw Board, Mr. McCaw decided he was willing to accept Mr. Allen's insistence that the certainty of the proposed merger be enhanced by eliminating the fiduciary out and the termination right for a specified decline in the market price of the AT&T Common Shares, assuming that an agreement on adjustments for fluctuations in the market price of the AT&T Common Shares could be reached.

  Mr. Allen was willing to discuss adjustments for fluctuations in the market price of the AT&T Common Shares, so long as there were parallel adjustments for both increases and decreases in market price. Because Mr. McCaw desired that McCaw stockholders participate fully in any increase in the market price of the AT&T Common Shares above the then market price of $62.375 per share, and was willing to accept the risk of up to a 15% decrease in such market price, Mr. McCaw proposed that there be no adjustment in the exchange ratio for the first 15% increase or decrease in the market price of the AT&T Common Shares (i.e., up to $71.73 or down to $53 per share). Mr. McCaw also proposed that there be price protection, to maintain merger consideration having a constant market price of $53 per share, for some amount of any decline in the market price of the AT&T Common Shares below $53 per share. After negotiation, Mr. Allen agreed that AT&T would provide such price protection for up to an additional 10% decline below $53 per share (i.e., down to $47.70 per share, or a maximum exchange ratio of 1.111 AT&T Common Shares for each share of McCaw Common Stock), subject to a similar adjustment to provide for merger consideration having a constant market price of $71.73 per share for up to an additional 10% increase in the market price of the AT&T Common Shares above $71.73 per share (i.e., up to $78.90 per share, or a minimum exchange ratio of .909 of an AT&T Common Share for each share of McCaw Common Stock). Accordingly, Mr. Allen and

Mr. McCaw finally agreed to a one-to-one exchange ratio, with adjustments for increases or decreases in the market price of the AT&T Common Shares up to 10% above $71.73 per share or below $53 per share, but with no fiduciary out or termination right for further decreases in the market price of the AT&T Common Shares and no dividend adjustment, all subject to approval by the AT&T Board, the McCaw Board and the McCaw Special Committee.

  Also on August 14, 1993 and on August 15, 1993, the relevant parties negotiated and finalized the remaining terms of the Merger Agreement, as well as the McCaw Block Agreement, the BT Letter Agreement, the BT Waiver and the August 1993 Put Letter, subject to approval by the AT&T Board, the McCaw Board, the McCaw Special Committee and the BT Board of Directors. The representatives of AT&T insisted that BT and the McCaw Block agree to vote for the Merger and not take actions that would prevent AT&T from accounting for the Merger as a pooling of interests. The representatives of BT and of the McCaw Block acquiesced to these provisions. The representatives of BT and of members of the McCaw Block requested that AT&T grant registration rights with respect to the AT&T Common Shares to be received by them in the Merger, to which the representatives of AT&T agreed. The representatives of McCaw requested the right to require AT&T to purchase shares of Class A Common Stock for $600 million at a price per share of $51.25 in the event the Merger Agreement were terminated, in order to give McCaw assurances as to liquidity if the Merger were not consummated. The representatives of AT&T agreed to this request.

  On August 14, 1993, the McCaw Board met with McCaw executives and its financial and legal advisors to consider in detail the specific price and terms of the possible merger. At this meeting, the McCaw Board authorized the McCaw Special Committee to recommend the approval or disapproval of the proposed merger. The McCaw Board also heard reports from Mr. McCaw and other members of McCaw management on the results of their negotiations with AT&T, received the presentation of Lazard Freres described under "THE MERGER--Opinions of the Financial Advisors to the McCaw Special Committee and the McCaw Board" and received a presentation by McCaw's legal advisors regarding the McCaw Board's duties under Delaware law in considering the proposed merger. The McCaw Board extensively discussed and considered the desirability of a one-to-one ratio for the exchange of McCaw Common Stock and AT&T Common Shares, price protection and the ability to terminate in the event of significant variations in the market price of AT&T Common Shares prior to the Closing, financial liquidity in the event the proposed merger should not close, flexibility for McCaw to operate its business between execution of a definitive agreement and the Closing, AT&T's insistence on eliminating the uncertainties associated with both the fiduciary out and a provision permitting McCaw to terminate if the market price of the AT&T Common Shares were to decline below a certain level, and AT&T's willingness to agree to a one-to-one exchange ratio if the fiduciary out and such a McCaw termination right were omitted. With regard to the absence of a fiduciary out in the proposed merger, the McCaw Board was aware that no combination could be consummated without the consent of Craig O. McCaw, acting as the Designated Party (as hereinafter defined); that the McCaw Block was not generally interested in selling its interest in McCaw, but would consider a merger with AT&T because of unique technological and strategic advantages of a combination with AT&T and because of AT&T's financial resources; that a fiduciary out would not benefit McCaw stockholders unless alternative transactions were likely to provide greater value than the proposed merger with AT&T; and that, in any event, Mr. McCaw would not necessarily consent to a combination with any other entity. The McCaw Board also took into account the possibility that the proposed merger could constitute a basis for resolving the litigation with respect to the Proposed Strategic Alliance described under "THE MERGER--Litigation." Finally, the McCaw Board considered McCaw's prospects if it were to remain independent, the regulatory approvals needed to consummate the proposed merger and the length of time required to obtain them, the importance to AT&T of obtaining pooling-of-interests accounting treatment for the proposed merger, the bonus pool and severance arrangements for employees of McCaw and LIN described under "THE MERGER--Interests of Certain Persons in the Merger," and the agreements AT&T proposed to enter into with BT.

  At the August 14, 1993 meeting, the McCaw Board asked extensive questions of Lazard Freres as part of its discussion. The McCaw Board requested further explanation of the financial terms of the proposed merger and of the report presented by Lazard Freres described under "THE MERGER--Opinions of the Financial Advisors to the McCaw Special Committee and the McCaw Board." The McCaw Board also questioned Lazard Freres regarding the relative merits of proceeding with the proposed merger without a fiduciary out and a termination right if the market price of the AT&T Common Shares were to decline below a certain level. The Lazard Freres representatives responded that the absence of such protections for McCaw should be weighed against the possibility of obtaining a higher price from any other party. In the course of the presentation and the discussions that followed, the McCaw Board asked representatives of Lazard Freres whether any other potential acquiror could likely offer a transaction on terms superior to AT&T's proposed merger. The Lazard Freres representatives noted that Lazard Freres had not been engaged to solicit third-party indications of interest in acquiring all or any part of McCaw and did not actively seek any such offers. Such representatives observed, however, that there was a limited number of such third parties who would have the financial resources to make such an offer, that third parties who might have the resources might not have the same incentive as AT&T to make an offer because they might not perceive that they could benefit to the same extent as AT&T from McCaw's ability to utilize their technology and brand name after any merger, that no such offers had been made following the announcement of the Proposed Strategic Alliance in November 1992, and that there could be no assurance that, if solicited, any offer would be forthcoming on terms superior to the proposed merger with AT&T.

  On August 15, 1993, the McCaw Special Committee met to discuss the proposed merger with its legal and financial advisors. Salomon Brothers delivered the presentation, described under "THE MERGER--Opinions of Financial Advisors to the McCaw Special Committee and the McCaw Board," regarding the financial terms of the proposed merger and responded to questions from the members of the McCaw Special Committee. The McCaw Special Committee requested Salomon Brothers' view as to whether McCaw would have access to the capital markets to fund its ongoing capital needs in the event the proposed merger was not consummated. Salomon Brothers indicated that it was their view that, based on the current state of the capital markets, McCaw could fund its capital requirements through a combination of debt, equity and equity-linked securities but pointed out the volatility of those markets. The McCaw Special Committee also requested Salomon Brothers' view with respect to the reasons for exchanging McCaw Common Stock, which historically displayed high cash flow growth, for AT&T Common Shares. Salomon Brothers pointed out that a premium was being received for McCaw Common Stock and that the stocks exhibited differing volatility characteristics. The McCaw Special Committee also requested further explanation of the mechanics of the exchange ratio, and Salomon Brothers explained how the exchange ratio, together with its collar, would operate at various prices for the AT&T Common Shares. The McCaw Special Committee then received the oral opinion of Salomon Brothers described under "THE MERGER--Opinions of the Financial Advisors to the McCaw Special Committee and to the McCaw Board." After presentations by counsel to the McCaw Special Committee regarding the duties of the McCaw Special Committee and by counsel to McCaw regarding the terms of the proposed merger, and after further discussion, the McCaw Special Committee resolved to recommend that the McCaw Board approve the proposed merger.

  Immediately after the McCaw Special Committee meeting on August 15, 1993, the McCaw Board met and again reviewed the history of the negotiations with AT&T, including the agreement of Mr. McCaw and Mr. Allen, subject to the approval of the AT&T Board, the McCaw Special Committee and the McCaw Board, to a one-to-one ratio, with adjustments for increases or decreases in the market price of the AT&T Common Shares above $71.73 per share or below $53 per share, but with no fiduciary out or termination right for further decreases in the market price of the AT&T Common Shares. The McCaw Board concluded that the benefit to the McCaw stockholders of a fiduciary out was limited because it was unlikely that a third party would make an offer superior to the proposed merger with AT&T and that any potential benefit was outweighed by the factors listed under "THE MERGER--McCaw's Reasons for the Merger; Recommendations of the McCaw Special Committee and the McCaw Board," considered in the aggregate. The McCaw Board received a report on the opinion of Salomon Brothers that had been delivered to the McCaw Special Committee. Representatives of Lazard Freres continued their presentation to the McCaw Board, described under "THE MERGER--Opinions of Financial Advisors to the McCaw Special Committee and the McCaw Board," and responded to additional questions from the McCaw Board regarding the financial terms of the proposed merger, the background of the proposed merger and other potentially interested parties. The McCaw Board then received the recommendation of the McCaw Special Committee, which also reported on its independent deliberations during the negotiations for the Proposed Strategic Alliance and the proposed merger. The McCaw Board also received the presentation and written opinion of Lazard Freres described under "THE MERGER-- Opinions of the Financial Advisors to the McCaw Special Committee and to the McCaw Board." The McCaw Board then approved the Merger Agreement by unanimous vote of those directors present (which approval was subsequently ratified by the entire McCaw Board by unanimous written consent). The Merger Agreement does not contain a fiduciary out, but does permit the McCaw Board to take and disclose to McCaw stockholders a position under applicable Exchange Act rules with respect to a tender or exchange offer for shares of McCaw Common Stock commenced by a third party. See "THE MERGER--No Solicitation."

  On August 15, 1993, the LIN Board of Directors approved (i) certain LIN employee matters (including the establishment and modification of certain employee benefit plans described under "THE MERGER--Interests of Certain Persons in the Merger"), (ii) an amendment to the Rights Agreement, dated May 2, 1988, as amended, between LIN and Manufacturers Hanover Trust Company, as Rights Agent (the "LIN Rights Agreement"), to provide that execution of the Merger Agreement and consummation of the proposed merger would not constitute a "Triggering Event" or result in AT&T's becoming an "Acquiring Person," as such terms are defined in the LIN Rights Agreement and (iii) the proposed merger for purposes of Section 203 of the DGCL.

  Also on August 15, 1993, the AT&T Board met and received presentations with respect to the terms of the Merger Agreement and other agreements and the financial and strategic impact of the proposed merger on AT&T. The AT&T Board also took into account the execution prior to the AT&T Board meeting of an agreement in principle with counsel for the plaintiffs in the litigation with respect to the Proposed Strategic Alliance, described under "THE MERGER-- Litigation," providing for a settlement of that litigation on the basis of entry into the Merger Agreement. Following these presentations and discussion, the AT&T Board approved the Merger Agreement, the McCaw Block Agreement, the BT Letter Agreement and the August 1993 Put Letter by unanimous vote of those directors present.

  On the morning of August 16, 1993, the BT Board of Directors met and authorized the proposed arrangements between BT, on the one hand, and AT&T and McCaw, on the other hand. Execution and delivery of the Merger Agreement, the McCaw Block Agreement, the BT Letter Agreement, the BT Waiver and the August 1993 Put Letter were then completed, and the agreements were publicly announced.

MCCAW'S REASONS FOR THE MERGER; RECOMMENDATION OF THE MCCAW SPECIAL COMMITTEE AND THE MCCAW BOARD

  The McCaw Special Committee and the McCaw Board have determined the Merger to be fair to and in the best interests of McCaw and its stockholders. ACCORDINGLY, THE MCCAW BOARD HAS UNANIMOUSLY APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE MCCAW STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

  Although the holders of McCaw Common Stock, other than the McCaw Block and BT, will not have an opportunity to approve or disapprove the Merger by a separate vote and will not have appraisal rights under Delaware law, the McCaw Board does not believe that such a separate vote is needed where, as here, all holders of McCaw Common Stock will receive the same consideration for their shares in the Merger, the McCaw Block and BT have the same interest in obtaining the most favorable transaction available as do the other holders of the McCaw Common Stock, and the Special Committee independently reviewed the terms of the Merger with its independent legal and financial advisors and concluded that the Merger was fair to and in the best interests of McCaw and its stockholders. The McCaw Board was also aware of the fact that the AT&T Common Shares to be received by the holders of the McCaw Common Stock on the Effective Date will be listed on the NYSE and are widely traded. As discussed under "THE MERGER--Absence of

Appraisal Rights," under Delaware law, appraisal rights are unavailable for shares of stock designated as NASDAQ National Market System securities which are to be converted in a merger into shares of stock of a corporation listed on a national securities exchange, such as the NYSE. The McCaw Board believes this provision recognizes that such stockholders already have a "market out" where there is a substantial trading market for the shares they will receive in the merger, making unnecessary a judicially created market for their shares through the statutory appraisal process.

  As described above under "THE MERGER--Background," the decisions of the McCaw Special Committee to recommend, and of the McCaw Board to approve, the Merger Agreement and the Merger on August 15, 1993 followed extensive negotiations between McCaw and AT&T regarding the Proposed Strategic Alliance. During the period between announcement of the Proposed Strategic Alliance and initial discussion of a possible merger alternative, the McCaw Special Committee met 39 times and the McCaw Board met five times, at which meetings both the McCaw Special Committee and the McCaw Board reviewed in detail McCaw's business, results of operations and prospects, including McCaw's business opportunities with reference to the Proposed Strategic Alliance. Also during this period, the McCaw Special Committee reviewed with Salomon Brothers, and the McCaw Board independently reviewed with Lazard Freres, information provided by McCaw management, the range of values to McCaw stockholders that might be achievable in connection with McCaw's business opportunities and the uncertainties inherent in achieving those values.

  During the course of their respective deliberations relating to a possible merger with AT&T, the McCaw Special Committee and the McCaw Board took into account the information about McCaw and AT&T acquired during the negotiations for the Proposed Strategic Alliance, and also considered, without assigning relative weights to, the following other factors:

    (i) the terms and conditions of the Merger Agreement, including the amount and form of the consideration, the proposed price protection range compared to the ranges in certain other transactions, the fact that the holders of shares of Class B Common Stock will receive for their shares the same consideration offered the holders of shares of Class A Common Stock and the degree of flexibility provided to McCaw to conduct its business prior to the Closing, which the McCaw Special Committee and the McCaw Board believed represented the most favorable transaction possible with AT&T for McCaw's public stockholders;

    (ii) the historical and prospective business of McCaw, including, among other things, the current financial condition and future prospects of McCaw, the strategic direction of McCaw's business, the current conditions in, and future prospects of, the wireless industry, the competitive position of McCaw in that industry, and the historical business and future prospects of AT&T and its current financial condition, the current conditions in, and future prospects of, the telecommunications industry and the competitive position of AT&T in that industry, which indicated to the McCaw Special Committee and the McCaw Board that there is a good strategic fit between the two companies and that the Merger may produce benefits to McCaw stockholders by allowing them to participate in a combined enterprise with greater business and financial resources that is well positioned to take advantage of new opportunities and meet competitive challenges;

    (iii) the unique combination of technological and financial resources offered by AT&T, which the McCaw Special Committee and the McCaw Board believed would give McCaw the opportunity to share in AT&T's research and development activities and in the resulting technological advances and allow the exchange of AT&T Common Shares for shares of McCaw Common Stock without prohibitive dilution;

    (iv) the potential for synergies from the companies' complementary assets and businesses, which the McCaw Special Committee and the McCaw Board believed would have a favorable impact on long-term value for McCaw stockholders as holders of AT&T Common Shares after the Merger;

    (v) the opportunity for the McCaw stockholders to retain a significant continuing interest in the telecommunications industry in general and the wireless industry in particular through the acquisition of AT&T Common Shares, which the McCaw Special Committee and the McCaw Board believed would be favorable to McCaw's public stockholders and consistent with their investment intent in purchasing shares of the Class A Common Stock;

    (vi) historical data relating to market prices and trading volumes of the Class A Common Stock, historical data relating to market prices and trading volumes of and dividends on AT&T Common Shares, market prices of and dividends on AT&T Common Shares compared to those of certain other publicly traded companies and the likely effects of the Merger on AT&T's financial condition, including the dilutive effects of the issuance of AT&T Common Shares in the Merger, the likely reaction of the financial market to the Merger and the effect of such reaction on the price of AT&T Common Shares, which the McCaw Special Committee and the McCaw Board believed indicated that the value of the AT&T Common Shares to be received in the Merger was within the range of fair value from a financial point of view to McCaw stockholders;

    (vii) the regulatory approvals required for the Merger, the estimated length of time required to consummate the Merger, and AT&T's delivery of the August 1993 Put Letter, which August 1993 Put Letter will provide liquidity to McCaw in the event that the Merger is not consummated for regulatory or other reasons;

    (viii) alternatives to the Merger, including, among other things, remaining an independent entity, entering into the Proposed Strategic Alliance or similar transaction with AT&T, and possible strategic alliances or combinations with other partners and the risks associated with such alternatives, including constraints on the ability of McCaw to obtain financing to support its growth, the difficulty of structuring a satisfactory strategic alliance with AT&T and the absence of firm proposals by potential acquirors despite the public announcement of the Proposed Strategic Alliance, which the McCaw Special Committee and the McCaw Board believed resulted in the likelihood that no other alternative would provide significantly greater value for McCaw stockholders than the Merger;

    (ix) the structure of the Merger, which would permit holders of McCaw Common Stock to exchange all their shares of McCaw Common Stock for AT&T Common Shares on a tax-free basis;

    (x) the willingness of Craig O. McCaw and the other members of the McCaw Block and BT to vote in favor of the Merger and the willingness of BT to waive certain of its contractual rights in connection with the Merger, which were necessary for McCaw to consummate the Merger, and the fact that the McCaw Block and BT will receive the same consideration per share as that offered to the other holders of the Class A Common Stock, which indicated to the McCaw Special Committee and the McCaw Board the fairness of the Exchange Ratio to McCaw's public stockholders;

    (xi) the presentation of Salomon Brothers delivered to the McCaw Special Committee at its meeting on August 15, 1993, including Salomon Brothers' oral opinion, confirmed by its written opinion, dated August 16, 1993, that, as of such dates, the consideration to be received by McCaw stockholders in connection with the Merger is fair to such stockholders (other than AT&T, BT or any of their respective affiliates) from a financial point of view; and

    (xii) the presentations of Lazard Freres delivered to the McCaw Board at its meetings on August 14 and August 15, 1993, including Lazard Freres' written opinion, dated August 15, 1993, that, as of such date, the consideration to be received by McCaw stockholders in connection with the proposed Merger is fair to such stockholders (other than AT&T, BT or any of their respective affiliates) from a financial point of view.

AT&T'S REASONS FOR THE MERGER

  The AT&T Board believes that the Merger is in the best interests of AT&T and AT&T stockholders because it is expected to enable AT&T to enter a high-growth area of the telecommunications industry and to expand AT&T's relationship with telecommunications-intensive customers through the provision of wireless services.

OPINIONS OF THE FINANCIAL ADVISORS TO THE MCCAW SPECIAL COMMITTEE AND TO THE MCCAW BOARD

  Opinion of Salomon Brothers to the McCaw Special Committee. Salomon Brothers delivered to the McCaw Special Committee its written opinion that, as of August 16, 1993, the consideration to be received by McCaw stockholders in connection with the Merger is fair to such stockholders (other than AT&T, BT or any of their respective affiliates) from a financial point of view. Such opinion confirmed the oral opinion given by Salomon Brothers to the McCaw Special Committee on August 15, 1993. No limitations were imposed by the McCaw Special Committee upon Salomon Brothers with respect to the investigations made or the procedures followed by it in rendering its opinion.

  THE FULL TEXT OF THE OPINION OF SALOMON BROTHERS DATED AUGUST 16, 1993, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX F TO THIS PROXY STATEMENT/PROSPECTUS. MCCAW STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. SALOMON BROTHERS' OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE MCCAW STOCKHOLDERS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MCCAW STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF SALOMON BROTHERS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Salomon Brothers (i) reviewed the Merger Agreement and its related schedules, (ii) reviewed certain publicly available business and financial information relating to McCaw, (iii) reviewed certain other information, including financial forecasts, provided to Salomon Brothers by McCaw and (iv) met with McCaw management to discuss the business of McCaw. With respect to AT&T, Salomon Brothers reviewed only publicly available business and financial information. Salomon Brothers also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

  In connection with its review, Salomon Brothers did not independently verify any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of McCaw management as to the future financial performance of McCaw. In addition, Salomon Brothers did not make an independent evaluation or appraisal of any of the assets of McCaw or of AT&T, nor was it furnished with any such appraisals. Salomon Brothers did not review any of the arrangements that BT entered into with AT&T in connection with the Merger, and Salomon Brothers expressed no opinion as to any of the terms of such arrangements.

  The following is a summary of the report presented by Salomon Brothers to the McCaw Special Committee on August 15, 1993 in connection with its August 16, 1993 fairness opinion (the "Salomon Brothers Report"):

  Stock Trading History and Exchange Ratio Analysis. Salomon Brothers reviewed the history of the trading prices of the Class A Common Stock and AT&T Common Shares in relation to each other, and the relationship between price movements of such common stocks. The Salomon Brothers Report included charts setting forth historical ratios (the closing price of McCaw divided by the closing price of AT&T) of such common stocks during the one-year period from and including August 14, 1992 through and including August 13, 1993, and the five-year period from and including August 14, 1988 through and including August 13, 1993. The average ratio for the one-year and five-year periods ended August 13, 1993 was approximately 0.66 and 0.75, respectively. During such one-year and five-year periods, the highs were approximately 0.82 and 1.30, respectively, and the lows were approximately 0.50 and 0.37, respectively.

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Salomon Brothers estimated the present value of the future cash flows that McCaw could produce over a ten-year period from 1993 through 2002, under various assumptions, if McCaw were to perform on a stand-alone basis (without giving effect to any operating or other efficiencies pursuant to the Merger) in accordance with management's forecasts and certain variants thereof. Salomon Brothers set forth certain equity market value reference ranges for McCaw based upon the sum of (i)(A) the aggregate discounted value (using various discount rates ranging from 11% to 13%) of the ten-year unleveraged free cash flows of McCaw, plus (B) the discounted value

(using various discount rates ranging from 11% to 13%) of (a) the final year's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") multiplied by (b) numbers representing various terminal or exit multiples (ranging from 10x to 11x), plus (ii) certain corporate adjustments made by subtracting long-term debt and adding cash, marketable securities and estimated cash proceeds from the exercise of certain stock options. This analysis resulted in an equity value reference range per share of McCaw Common Stock from $43.50 to $57.17.

  Comparable Company Analysis. Salomon Brothers reviewed and compared the financial and market performance of the following group of seven publicly traded cellular communications companies with that of McCaw: Associated Communications Corporation; Cellular Communications, Inc.; Centennial Cellular Corp.; Contel Cellular Inc.; LIN; United States Cellular Corp.; and Vanguard Cellular Systems, Inc. (the "Comparable Group"). Salomon Brothers selected the Comparable Group companies on the basis of various factors, including primarily each company's concentration in the cellular business, the location of its cellular properties and the maturity of its cellular business. Salomon Brothers examined certain publicly available financial data of the Comparable Group, including firm value (defined as equity market value adjusted by adding long-term debt and subtracting cash, marketable securities and estimated cash proceeds from the exercise of certain stock options) and multiples of total revenues, EBITDA and net number of United States persons ("POPs") represented by the interests owned. Salomon Brothers then applied certain of these multiples to publicly available estimates of McCaw's total revenues, EBITDA and net POPs for the period of twelve months prior to June 30, 1993. This analysis resulted in an equity value reference range per share of McCaw Common Stock from $42.07 to $59.09.

  Comparable Acquisition Analysis. Salomon Brothers also reviewed the consideration paid or proposed to be paid in other acquisitions of cellular communications companies. Specifically, Salomon Brothers reviewed the following acquiror/target transactions: Bell Atlantic Corporation/Metro Mobile CTS, Inc. (consummated April 1992); BellSouth Enterprises/McCaw Cellular Communications-- Midwest Properties (consummated September 1991); GTE Corporation/Providence Journal Cellular Properties (consummated October 1990); Contel Corporation/McCaw Cellular Communications--Southeast Properties (consummated February 1990); Ameritech Corp./Cybertel Financial Corp. (consummated November
1991); and Comcast Corporation/Metromedia Company (consummated March 1992). The analysis considered the multiple of firm value to net POPs and the multiple of adjusted firm value (firm value adjusted to reflect lower industry discount rates associated with decreases in United States treasury bond yields) to net POPs, in each case as of the date of public announcement of the Merger. This analysis resulted in an equity value reference range per share of McCaw Common Stock from $45.54 to $51.21.

  Pro Forma Merger Consequences Analysis. Salomon Brothers analyzed certain pro forma effects on AT&T resulting from the Merger for the period of twelve months prior to June 30, 1993, the projected twelve-month period ending December 31, 1993 and the following three years. This analysis, based upon the assumptions described above, AT&T's historical results for the period of twelve months prior to June 30, 1993 and estimates provided by Institutional Brokerage Estimate Systems, Inc. and equity analysts' research reports for AT&T, showed 12% initial dilution in earnings per share for the projected period ending December 31, 1993, and decreasing dilution thereafter, for the stockholders of AT&T. No transaction costs, reductions in debt servicing costs, or revenue or operating synergies, were taken into account in this analysis.

  In connection with the Salomon Brothers Report, Salomon Brothers presented to the McCaw Special Committee various operating synergies which McCaw's management believed could be obtained following the Merger with AT&T. Salomon Brothers calculated the present discounted value of such projected synergies (using various discount rates ranging from 11% to 13%) to be an additional $12.07 to $14.84 per share in excess of the present discounted value of McCaw Common Stock on a stand-alone basis.

  In arriving at its opinion dated August 16, 1993, and in presenting the Salomon Brothers Report, Salomon Brothers performed certain financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of Salomon Brothers' analyses. Salomon Brothers believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses could create an incomplete view of the process underlying the analyses set forth in the opinion and the Salomon Brothers Report. In performing its analyses, Salomon Brothers made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of McCaw and AT&T. The trading values specified in the Salomon Brothers Report do not purport to be indicative of actual trading values of McCaw Common Stock, which may be significantly more or less than the amounts set forth in the Salomon Brothers Report. Actual trading values will depend upon several factors, including events affecting McCaw's industry, general economic, market and interest rate conditions and other factors which generally influence the price of securities.

  No company or transaction used in the comparable company analysis or comparable acquisition analysis summarized above is identical to McCaw or the contemplated transaction. Accordingly, any such analysis of the value of the proposed Merger involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the comparable companies and other factors in relation to the trading and acquisition values of the comparable companies and publicly announced transactions.

  Salomon Brothers is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The McCaw Special Committee selected Salomon Brothers to act as its financial advisor on the basis of Salomon Brothers' international reputation and its familiarity with McCaw and the cellular industry in general. Salomon Brothers has previously acted as financial advisor to AT&T in connection with financings and other matters unrelated to the Merger for which it has received customary compensation. In the course of its business, Salomon Brothers actively trades the debt and equity securities of McCaw and AT&T for its own account and for the accounts of customers. Accordingly, Salomon Brothers may at any time hold a long or short position in such securities.

  Fees Paid to Salomon Brothers. McCaw has paid Salomon Brothers aggregate fees of $4,250,000 in consideration for Salomon Brothers' services. McCaw has also agreed to reimburse Salomon Brothers for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. McCaw has agreed to indemnify Salomon Brothers and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Salomon Brothers or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

  Opinion of Lazard Freres to the McCaw Board. At the meeting of the McCaw Board held on August 15, 1993, Lazard Freres delivered to the McCaw Board its written opinion that, as of August 15, 1993, the consideration to be received by McCaw stockholders in connection with the proposed Merger is fair to such stockholders (other than AT&T, BT or any of their respective affiliates) from a financial point of view.

  The full text of the opinion of Lazard Freres dated August 15, 1993, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix G to this Proxy Statement/Prospectus. McCaw stockholders are urged to read such opinion in its entirety. Lazard Freres' opinion is directed only to the fairness of the consideration to be received by the McCaw stockholders and does not constitute a recommendation to any McCaw stockholder as to how such stockholder should vote. The summary of the opinion of Lazard Freres set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

  In arriving at its opinion, Lazard Freres, among other things, (i) reviewed the terms and conditions of the August 15, 1993 draft of the Merger Agreement;
(ii) analyzed certain historical business and financial information relating to McCaw and AT&T, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of McCaw and AT&T for each of the fiscal years ended December 31, 1988 through 1992, and the Quarterly Reports on Form 10-Q of McCaw and AT&T for the quarters ended March 31, June 30 and September 30 for each of the same fiscal years and for the quarter ended March 31, 1993; (iii) reviewed certain financial forecasts and other data provided to Lazard Freres by McCaw relating to the business of McCaw; (iv) conducted discussions with members of McCaw's senior management and limited discussions with members of AT&T's senior management with respect to the business and prospects of

McCaw and AT&T and the strategic objectives of each; (v) reviewed public information with respect to certain other companies in lines of business Lazard Freres believes to be generally comparable to the businesses of McCaw and AT&T;
(vi) reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally;
(vii) reviewed the historical stock prices and trading volumes of Class A Common Stock and AT&T Common Shares; and (viii) conducted such other financial studies, analyses and investigations as Lazard Freres deemed appropriate. Lazard Freres neither received nor reviewed any financial projections or other nonpublic information prepared by AT&T pertaining to the future prospects of AT&T.

  Lazard Freres relied on the accuracy and completeness of the financial and other information provided to it by McCaw and AT&T and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets of McCaw or AT&T. With respect to the financial forecasts provided to it by McCaw, Lazard Freres assumed that such financial forecasts were reasonably prepared on a basis reflecting the best currently available judgments of McCaw management as to the future financial performance of McCaw. Lazard Freres' opinion was based on economic, monetary and market conditions existing on the date of its opinion. Lazard Freres assumed that obtaining the necessary regulatory and governmental approvals for the Merger may significantly delay consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Lazard Freres was not asked by the McCaw Board to solicit third-party indications of interest in acquiring all or any part of McCaw, nor did Lazard Freres actively seek any such offers.

  Lazard Freres expressed no opinion as to what the actual value of AT&T Common Shares will be when issued to the McCaw stockholders upon consummation of the Merger. Lazard Freres did not review any of the arrangements that BT or any of its affiliates entered into with AT&T in connection with the Merger, nor did Lazard Freres express any opinion as to any of the terms or conditions of any such arrangements.

  In arriving at its opinion and making its presentations to the McCaw Board at the August 14 and August 15, 1993 meetings, Lazard Freres considered and discussed certain financial analyses and other factors. In connection with its presentation, Lazard Freres provided the McCaw Board with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning McCaw Common Stock and AT&T Common Shares (the "Lazard Freres Report").

  The following paragraphs describe Lazard Freres' analysis of McCaw.

  Discounted Cash Flow Analysis. Lazard Freres performed a discounted cash flow analysis of McCaw's and LIN's cellular businesses based upon estimates of projected financial performance provided by McCaw. Utilizing these projections, Lazard Freres discounted to the present (i) the projected stream of unlevered proportionate cash flows to year 2002 for each of McCaw's and LIN's cellular holdings and (ii) the projected terminal value of each of such holdings at such year based upon different ranges of multiples of projected EBITDA. After-tax cash flows were calculated as projected earnings before net interest and taxes, subtracting taxes at an estimated rate of 36%, adding projected depreciation and amortization, and subtracting projected capital expenditures. Lazard Freres applied several discount rates (ranging from 9.0% to 13.0%) and multiples of EBITDA (ranging from nine to eleven times EBITDA) to each of McCaw's and LIN's cellular holdings.

  For McCaw's paging business and McCaw's proportionate interest in LIN's television business, Lazard Freres arrived at estimated values for such businesses by applying various multiples of projected EBITDA in 1993 to each such business, ranging from eight to ten times for McCaw's paging business, and from seven to nine times for LIN's television business. The discount rates and multiples of EBITDA utilized by Lazard Freres in its analyses varied based upon discussions with the management of McCaw and Lazard Freres' judgments as to the manner in which different businesses are valued, their hypothetical costs of capital and the possible risks and opportunities in the different businesses.

  After subtracting net debt, refinancing fees and call premiums from the results and adding proceeds from the exercise of outstanding stock options, Lazard Freres arrived at estimated ranges of value for the equity of

McCaw. Utilizing this methodology, the implied value of McCaw Common Stock was estimated at between $44 and $62 per share on a fully diluted basis.

  Comparable Acquisition Transaction Analysis. Lazard Freres reviewed certain publicly available information on announced sale transactions of cellular businesses since August 1989. For each such transaction, Lazard Freres analyzed the estimated purchase price paid per POP for different metropolitan statistical area ("MSA") ranks, which ranged from an estimated low of $27 per POP in the smallest MSA to an estimated high of $350 per POP in the largest MSA. Utilizing the high, low and average price paid per POP within various groups of MSA ranks, Lazard Freres calculated the implied value for McCaw's cellular assets based upon the MSA ranks of McCaw's cellular markets. Utilizing this methodology, the implied value per POP of McCaw's cellular business, including McCaw's proportionate interest in LIN's cellular business, was estimated at between $125 and $256, and the mean implied value per POP was estimated at $201. With an assumed AT&T Common Share price per share of $62 3/8 (the reported closing sales price per AT&T Common Share on August 13, 1993, the last full trading day prior to the public announcement of the execution of the Merger Agreement), and an Exchange Ratio of 1.0, the implied total market value of net assets per POP of McCaw, including McCaw's proportionate interest in LIN's cellular business, was calculated to be $282 per POP, which was greater than the implied value per POP derived from the comparable acquisition transaction analysis.

  Comparable Public Company Analysis. Lazard Freres compared certain publicly available financial, operating and stock market performance data of selected publicly traded companies in the cellular communication, paging and television broadcast businesses with the historical financial, operating and stock market performance of McCaw and LIN. Lazard Freres analyzed, among other things, the market values, the market capitalizations, the dividend yields, the total market value of net assets per POP (in the case of companies in the cellular communication business) and certain operating statistics of McCaw, LIN and selected publicly traded companies. This analysis showed that the total market value of net assets per POP for such companies in the cellular communications business (excluding LIN) ranged from an estimated low of $100 to an estimated high of $247. The publicly traded companies reviewed by Lazard Freres in this analysis included: Associated Communications Corporation, BCE Mobile Communications Inc., Cellular Communications, Inc., Centennial Cellular Corp., Contel Cellular Inc., Rogers Cantel Mobile Communications Inc., United States Cellular Corp. and Vanguard Cellular Systems, Inc. in the cellular communication business; Archer Communications Inc., Dial Page Inc., Mobile Telecommunications Technologies Corporation, Pageamerica Group, Inc., Paging Network, Inc., ProNet Inc. and United States Paging Corp. in the paging business; and A.H. Belo Corporation, Granite Broadcasting Corporation, Outlet Broadcasting Inc., Scripps Howard Broadcasting Co., and United Television Inc. in the television broadcast business.

  Stock Price and Volume Analysis. Lazard Freres reviewed the performance of the per share market prices and trading volumes of the Class A Common Stock and the LIN common stock for various time periods and compared such per share market price movements to the Standard & Poor's Industrial Average of 500 stocks (the "S&P 500"). Lazard Freres also reviewed the per share market prices of the Class A Common Stock and the LIN common stock for various time periods and compared such per share market price movements to the movements of a composite index of certain publicly traded cellular companies. Such cellular companies included: Associated Communications Corporation, Cellular Communications, Inc., Centennial Cellular Corp., Contel Cellular Inc., United States Cellular Corp. and Vanguard Cellular Systems, Inc. Lazard Freres also reviewed the per share market price of the Class A Common Stock for various time periods and compared such per share market price movements to the movements of AT&T Common Shares. This comparison showed that the ratio of the closing sales price per AT&T Common Share to the closing sales price per share of Class A Common Stock has been greater than 1.0 since mid-1989, and at times since then has been greater than 3.0. This comparison also showed that, on August 13, 1993 (the last full trading day prior to the public announcement of the execution of the Merger Agreement), the ratio of the reported closing sales price per AT&T Common Share to the reported closing sales price per share of the Class A Common Stock was 1.217.

  The following paragraphs describe Lazard Freres' analysis of AT&T.

  Comparable Public Company Analysis. Lazard Freres compared the projected financial performance of selected publicly traded companies with the projected financial performance of AT&T. These analyses were based upon a composite of various research analyst estimates for AT&T and such selected publicly traded companies. As noted above, Lazard Freres neither received nor reviewed any financial projections or other nonpublic information prepared by AT&T pertaining to the future prospects of AT&T. Lazard Freres analyzed, among other things, the market values, the market capitalizations, the dividend yields and the projected price earnings ratios of AT&T and the following companies: MCI Communications Corp.; Sprint Corporation; a group of independent long-distance companies, including ACC Corp., ALC Communications Corporation, LCI International, Inc., LDDS Communications, Inc., WCT Communications Inc. and U.S. Long Distance Corp.; a group consisting of GTE Corporation and the seven regional Bell operating companies (Ameritech Corp., Bell Atlantic Corp., BellSouth Corp., NYNEX Corp., Pacific Telesis Group, Southwestern Bell Corp. and U S WEST, Inc.); a group of mainframe computer manufacturers, including International Business Machines Corporation, Digital Equipment Corporation, Unisys Corporation, Hewlett-Packard Company and Compaq Computer Corporation; and a group of network products and systems companies, including ADC Telecommunications, Inc., Telco Systems, Inc. and Tellabs Operations, Inc.

  Stock Price and Volume Analysis. Lazard Freres reviewed the performance of the per share market price and trading volume of AT&T Common Shares for various time periods and compared such per share market price movements to the S&P 500, to MCI Communications Corp. and to various indices of small long-distance and international long-distance companies. Such small long-distance companies included ALC Communications Corporation, LCI International, Inc., LDDS Communications, Inc. and The Williams Companies, Inc., and such international long-distance companies included Bell Canada, BT, Cable and Wireless plc, Hong Kong Telecommunications Limited, Nippon Telegraph and Telephone Corporation and Telefonica de Espana, S.A. Lazard Freres also compared certain historical price earnings multiples of AT&T Common Shares to the S&P 500 and MCI Communications Corp. Finally, Lazard Freres compared certain historical dividend yields of AT&T to the S&P 500.

  In addition to the foregoing analyses with respect to McCaw and AT&T, Lazard Freres performed the following analysis with respect to the impact of the Merger.

  Pro Forma Merger Analysis. Lazard Freres analyzed the pro forma impact of the Merger on earnings per share for AT&T for periods following consummation of the Merger, and compared such amounts to projected earnings per share on a stand-alone basis for AT&T based upon a composite of research analyst estimates. Assuming that AT&T achieves no synergies in revenues or earnings resulting from the Merger, such analyses estimated that, with an Exchange Ratio of 1.0, holders of AT&T Common Shares would incur dilution of 9.3% for the fiscal year ending December 31, 1994, and decreasing dilution thereafter.

  In arriving at its opinion and in presenting the Lazard Freres Report, Lazard Freres performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Lazard Freres. In addition, Lazard Freres believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by it, without considering all of such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the opinion and the Lazard Freres Report. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. With regard to the comparable acquisition transaction analysis and the comparable public company analyses summarized above, Lazard Freres selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison is identical to McCaw, AT&T or the business segment for which a comparison is being made. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies to which McCaw, AT&T or their respective business segments are being compared. In performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond McCaw's or AT&T's control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Estimates of values of companies or parts of companies do not purport to be appraisals or necessarily to reflect the price at which such companies or parts may actually be sold, and such estimates are inherently subject to uncertainty. The forecast of financial results for McCaw used by Lazard Freres in performing its analyses were prepared by the management of McCaw, without independent verification thereof by Lazard Freres.

  Lazard Freres is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The McCaw Board selected Lazard Freres to act as its financial advisor on the basis of Lazard Freres' international reputation, McCaw's prior relationship with Lazard Freres and Lazard Freres' familiarity with McCaw. Lazard Freres advised McCaw on its acquisition of LIN, for which Lazard Freres received compensation totaling $14,750,000, and Lazard Freres has performed other investment banking services for McCaw in the past for which it has received customary compensation. Lazard Freres has previously acted as financial advisor to AT&T in connection with matters unrelated to the Merger for which it has received customary compensation.

  Fees Paid to Lazard Freres. McCaw (i) has paid Lazard Freres an aggregate of $4,000,000, (ii) will pay Lazard Freres an additional $16,000,000 upon consummation of the Merger and (iii) in the event the Merger Agreement is terminated and McCaw exercises its put right under the August 1993 Put Letter, will pay Lazard Freres a fee equal to 1% of the gross proceeds received by McCaw in connection with the sale of newly issued stock pursuant to such exercise; provided that in the event McCaw repurchases such stock pursuant to the terms of the August 1993 Put Letter (see "OTHER AGREEMENTS--August 1993 Put Letter"), Lazard Freres will repay to McCaw the amount of such fee. McCaw has also agreed to reimburse Lazard Freres for all reasonable out-of-pocket expenses, including, but not limited to, fees and expenses of its counsel, and has agreed to indemnify Lazard Freres against certain liabilities in connection with its engagement.

TERMS OF THE MERGER

  The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into McCaw at the Effective Time. The separate corporate existence of Merger Sub will then cease, and the internal corporate affairs of McCaw (the "Surviving Corporation") will continue to be governed by the laws of the State of Delaware.

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time will become the certificate of incorporation of the Surviving Corporation. The by-laws of Merger Sub in effect at the Effective Time will become the by-laws of the Surviving Corporation.

  Directors and Officers. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of McCaw at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "THE MERGER--Management and Operations of McCaw after the Merger."

  Conversion of McCaw Common Stock in the Merger. At the Effective Time, each issued and outstanding share of McCaw Common Stock (other than shares owned by AT&T) will be converted into one AT&T Common Share; provided, however, that (i) in the event the Closing Date Market Price of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. If, prior to the Effective Time, AT&T should split or combine the AT&T Common Shares, or pay a stock dividend or other stock distribution in AT&T Common Shares, or otherwise change the AT&T Common Shares into any other securities, or make any other dividend or distribution on the AT&T Common Shares (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  In addition, each outstanding option to purchase shares of McCaw Common Stock (each, an "Option") issued pursuant to McCaw's stock option plans (collectively, the "Option Plans"), whether or not vested or exercisable, will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of AT&T Common Shares equal to the product of the Exchange Ratio and the number of shares of McCaw Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of McCaw Common Stock subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option will not include any fractional shares and, upon the last such exercise of such Option, a cash payment will be made for any fractional share based upon the per share average of the highest and lowest sale price of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder (collectively, the "Code") applies by reason of its qualification under Section 422 or Section 423 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option will be determined in order to comply with Section 424 of the Code. At the Effective Time, AT&T will deliver to holders of Options appropriate option agreements representing the right to acquire AT&T Common Shares on the same terms and conditions as contained in the outstanding Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options. AT&T will comply with the terms of the Option Plans as they apply to the Options assumed as set forth above.

  Based upon the number of shares of McCaw Common Stock outstanding on the Record Date, assuming the exercise of all outstanding Options (whether or not currently exercisable), and based upon the maximum Exchange Ratio permitted by the Merger Agreement, a maximum of 228,766,955 AT&T Common Shares may be issued in connection with the Merger.

  Fractional Shares. No fractional AT&T Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of McCaw Common Stock who otherwise would be entitled to receive a fractional AT&T Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional AT&T Common Shares, if any, that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent for the former holders of McCaw Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be executed through one or more member firms of the NYSE and will be executed in round lots to the extent practicable.

EFFECTIVE TIME OF THE MERGER

  Promptly following receipt of all required governmental approvals and satisfaction or waiver (where permissible) of the other conditions to the Merger, the Merger will be consummated and become effective at the time at which the certificate of merger to be filed pursuant to the DGCL is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified in such certificate of merger. See "THE MERGER--Conditions; Waivers."

EXCHANGE OF CERTIFICATES IN THE MERGER

  Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each holder of record (other than AT&T) of certificates which immediately prior to the Effective Time represented outstanding shares of McCaw Common Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for (i) certificates representing that number of whole AT&T Common Shares that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional AT&T Common Shares to which such holder otherwise would be entitled. MCCAW STOCKHOLDERS ARE REQUESTED NOT TO SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED. At and after the Effective Time and until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates representing that number of whole AT&T Common Shares into which the shares of McCaw Common Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from AT&T until such Certificates are so surrendered. Upon surrender of a Certificate, there shall be paid to the person in whose name such AT&T Common Shares are issued any dividends or other distributions which have a record date after the Effective Time and which became payable prior to surrender with respect to such AT&T Common Shares. After such surrender, there shall be paid to the person in whose name the AT&T Common Shares are issued any dividends or other distributions on such shares which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

LISTING OF THE AT&T COMMON SHARES ON THE NYSE

  In the Merger Agreement, AT&T has agreed to use all reasonable efforts to cause the AT&T Common Shares which are to be issued pursuant to the Merger Agreement and upon exercise of Options granted to employees of McCaw and its subsidiaries to be listed for trading on the NYSE. Such authorization for listing is a condition to the obligations of AT&T, Merger Sub and McCaw to consummate the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by McCaw as to (i) the corporate organization, standing and power of McCaw and its subsidiaries, (ii) approvals by the McCaw Board and fairness opinions received by McCaw, (iii) its capitalization, (iv) the authorization of the Merger Agreement, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) the terms, existence, operations, liabilities and compliance with applicable laws of McCaw employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (viii) payment of taxes, (ix) ownership of and rights to use certain intellectual property, (x) the accuracy of McCaw's financial statements and filings with the Commission, (xi) the conduct of McCaw's business in the ordinary and usual course and the absence of any material adverse change in the financial condition, business, results of operations, properties, assets, liabilities or prospects of McCaw, (xii) certain contracts and leases of McCaw and its subsidiaries, (xiii) certain transactions with affiliates, (xiv) authority for the use of the AT&T service mark by McCaw, (xv) brokers and finders employed by McCaw, (xvi) the accuracy of information to be supplied by McCaw for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (xvii) the fact that the Merger Agreement and the transactions contemplated thereby do not constitute a "Triggering Event," as such term is defined under the LIN Rights Agreement and (xviii) certain tax matters.

  The Merger Agreement also includes representations and warranties by AT&T and Merger Sub as to (i) the corporate organization, standing and power of AT&T and its subsidiaries, (ii) the authorization of the Merger Agreement, (iii) AT&T's capitalization, (iv) the authorization of the AT&T Common Shares to be issued pursuant to the Merger Agreement, (v) pending or threatened litigation, (vi) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision and the absence of the need (except as specified) for governmental or third-party consents to the Merger, (vii) ownership of and rights to use certain intellectual property, (viii) the accuracy of AT&T's financial statements and filings with the Commission, (ix) the absence of any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of AT&T, (x) certain contracts and leases of AT&T and its subsidiaries, (xi) the ownership, activities and assets of Merger Sub, (xii) brokers and finders employed by AT&T, (xiii) the accuracy of information to be supplied by AT&T for inclusion in this Proxy Statement/Prospectus and in the Registration Statement, (xiv) the ownership of shares of McCaw Common Stock by AT&T and (xv) certain tax matters.

BUSINESS OF MCCAW PENDING THE MERGER

  McCaw has agreed that, among other things, prior to the Effective Time or earlier termination of the Merger Agreement, except as contemplated by the Merger Agreement, it and its subsidiaries will each conduct its operations according to its ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of the Merger Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. McCaw has agreed that, unless AT&T agrees in writing or except as previously disclosed to AT&T or otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time neither McCaw nor any of its subsidiaries will:

    (i) except for (A) shares of McCaw Common Stock issued upon exercise of Options outstanding as of August 16, 1993 under McCaw's employee benefit plans and (B) conversions of Class B Common Stock into Class A Common Stock pursuant to McCaw's Restated Certificate of Incorporation (the "McCaw Certificate of Incorporation"), issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any additional shares of its capital stock of any class (including McCaw Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (y) any other securities in respect of, in lieu of, or in substitution for, McCaw Common Stock outstanding on August 16, 1993;

    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including McCaw Common Stock);

    (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any McCaw subsidiary other than LIN);

    (iv) (A) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with past practice, (B) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on August 16, 1993 to any such director, officer or key employee, whether past or present, (C) enter into any new or materially amend any existing employment agreement with any such director, officer or key employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice, (D) enter into any new or materially amend any existing severance agreement with any such director, officer or key employee, except as previously disclosed to AT&T or (E) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on August 16, 1993, or amend any such plan or arrangement in existence on August 16, 1993 if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

    (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of McCaw or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger, and other than such of the foregoing with respect to any McCaw subsidiary as do not change McCaw's beneficial ownership interest in such subsidiary);

    (vi) make any acquisition, by means of merger, consolidation or otherwise, of (A) any direct or indirect ownership interest in or assets comprising any domestic public cellular radio telecommunications service system licensed under Part 22 of the Rules of the FCC (a "Cellular System") or other business enterprise or operation or (B) except in the ordinary course and consistent with past practice, any other assets;

    (vii) (A) dispose of any direct or indirect ownership interest in any Cellular System (including any shares of capital stock of any subsidiary holding such interest) in any of the 100 largest MSAs in terms of population (as determined by the most recent estimate at such time by the Donnelley Marketing Service or such successor or replacement service as shall be generally recognized in the cellular industry at such time) or any controlling interest in any other Cellular System, (B) except with AT&T's consent which will not be unreasonably withheld, make any other disposition of any other direct or indirect ownership interest in or assets comprising any Cellular System or other business enterprise or operation or (C) except in the ordinary course and consistent with past practice, dispose of any other assets;

    (viii) adopt any amendments to the McCaw Certificate of Incorporation or McCaw By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any McCaw subsidiary not constituting an inactive McCaw subsidiary;

    (ix) other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $750 million of additional borrowings after August 16, 1993), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (other than to McCaw or any wholly owned subsidiary of McCaw);

    (x) engage in the conduct of any business other than telecommunications and related businesses;

    (xi) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of McCaw or its subsidiaries;

    (xii) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 24 months and for the expenditure of greater than $10 million per year, which is not cancellable without penalty on 30 days' or less notice; or

    (xiii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

CERTAIN COVENANTS OF AT&T

  AT&T has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, except as permitted in the Merger Agreement or with McCaw's prior written consent, AT&T will not (i) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than a merger or consolidation in which AT&T would not become a subsidiary of any other person); (ii) adopt any amendments to the Restated Certificate of Incorporation of AT&T (the "AT&T Certificate of Incorporation"), or take any other action requiring a vote of the holders of AT&T Common Shares, which would adversely affect the terms and provisions of the AT&T Common Shares or the rights of the holders thereof, (iii) sell or otherwise dispose of any shares of McCaw Common Stock or (iv) authorize, recommend, propose or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

PURSUIT OF NEW OPPORTUNITIES PENDING THE MERGER

  Pursuant to the Merger Agreement, AT&T and McCaw have agreed not to pursue certain business opportunities relating to the provision of wireless and cellular communications services until the Closing or earlier termination of the Merger Agreement, except in accordance with certain procedures set forth in the Merger Agreement. Specifically, AT&T and McCaw have agreed that, during this period, neither AT&T nor McCaw will, directly or indirectly, pursue any "wireless opportunity" or "resale opportunity" in North America (together, "Opportunities"), except in accordance with the rules (the "New Opportunities Rules") summarized below.

  For the purposes of the New Opportunities Rules, a "wireless opportunity" is generally defined as an opportunity to acquire a 5% or greater interest in a radio channel license that is used to provide telecommunications services that are initiated or terminated using electromagnetic spectrum, and a "resale opportunity" is generally defined as an opportunity to resell (or own 5% or more of a company that resells) cellular telecommunications services or similar voice wireless services to conduct a business comparable to any of McCaw's businesses. The New Opportunities Rules do not apply to pursuit of Opportunities by any entity in which AT&T or McCaw, as the case may be, has less than a 33% interest (so long as there is no existing right or obligation to cause the entity to become a subsidiary and so long as pursuit of the Opportunity was not a principal purpose for investing in the entity).

  Pursuant to the New Opportunities Rules, McCaw has the sole right to determine and direct the pursuit of certain Opportunities previously disclosed to AT&T, as well as Opportunities that McCaw is contractually bound to direct to LIN. AT&T may pursue such Opportunities only if McCaw or LIN determines not to pursue them.

  AT&T has the right under the New Opportunities Rules to determine and direct the pursuit of other Opportunities, except that (i) the Opportunity must either be pursued through McCaw (at AT&T's direction) or AT&T must first offer McCaw the right to participate in the Opportunity through a 50-50 joint venture (with the joint venture managed by McCaw); (ii) McCaw has a veto over pursuit of: (A) any Opportunity if 40% or more of the population covered by the Opportunity is within territory already served by McCaw, (B) satellite services primarily serving mobile stations on the ground in North America and wireless services serving populations primarily located within North America involving air-to-ground services and (C) resale within territory served by McCaw; and (iii) if more than 20% but less than 40% of the population covered by the Opportunity is within territory served by McCaw, AT&T must use reasonable efforts to divide the Opportunity and to pursue only that portion of the Opportunity less than 20% of the population covered by which is in territory served by McCaw.

  An acquisition opportunity is not subject to the New Opportunities Rules if the wireless opportunity and the resale opportunity portion constitute less than 20% of the value of the entire opportunity. However, if it is feasible to segregate the wireless and the resale portion of such an opportunity from the remainder of the opportunity, AT&T is obligated to do so (in which case the wireless opportunity and/or the resale opportunity that has been segregated will be subject to the New Opportunities Rules).

  In addition, AT&T is generally required to finance, through arm's-length lending to McCaw or its subsidiaries, McCaw's pursuit of any Opportunity (other than Opportunities required to be directed to LIN) in accordance with the foregoing rules. AT&T and McCaw are currently negotiating a credit agreement providing for such lending. The proposed credit agreement contemplates a lending facility of up to $350 million from AT&T to a wholly owned subsidiary of McCaw. Borrowings would be due two years after the earlier of the Closing or termination of the Merger Agreement, and would bear interest at the London Inter-Bank Offered Rate plus 2.5% (or, in the event the borrowings are guaranteed by McCaw, at the interest rate then in effect under McCaw's bank credit agreement).

NO SOLICITATION

  Under the Merger Agreement, McCaw has agreed that, prior to the Closing, neither it nor any of its officers, employees, representatives, agents or affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than AT&T) concerning any merger, consolidation, share exchange or similar transaction involving McCaw or any of its significant subsidiaries, or any purchase of all or a significant portion of the assets of or equity interest in McCaw or any of its significant subsidiaries, or any other transaction that would involve the transfer or potential transfer of control of McCaw, other than the transactions contemplated by the Merger Agreement; provided, however, that McCaw or the McCaw Board may take and disclose to McCaw stockholders a position under applicable Exchange Act rules with respect to a tender offer or an exchange offer for shares of McCaw Common Stock commenced by a third party. McCaw has agreed to notify AT&T immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, McCaw or any of its significant subsidiaries.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of McCaw, AT&T and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger shall have been approved by the holders of shares representing at least a majority of the voting power of the outstanding McCaw Common Stock, (ii) all filings required to be made with, and all consents, approvals, permits and authorizations required to be obtained from, governmental and regulatory authorities in connection with the execution, delivery and performance of the obligations under the Merger Agreement shall have been made or obtained without limitations or restrictions unacceptable to AT&T in its reasonable judgment, except in the case of certain authorizations (other than those under the HSR Act or from the FCC or state regulatory authorities) where the failure to obtain such authorizations would not be reasonably expected to have a material adverse effect upon the business, properties, operations, condition or prospects of McCaw and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, (iii) there shall not be in effect any judgment, writ, order, injunction or decree of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement, or permitting consummation only subject to conditions or restrictions unacceptable to AT&T in its reasonable judgment, (iv) there shall be no stop order suspending the effectiveness of, or any action by the Commission to suspend the effectiveness of, the Registration Statement, (v) the AT&T Common Shares required to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, and (vi) all required authorizations, consents and approvals (other than those described in clause
(ii) of this sentence), the failure to obtain which would have a material adverse effect upon AT&T and its subsidiaries, taken as a whole, shall have been obtained.

  Conditions to the Obligations of AT&T and Merger Sub. The respective obligations of AT&T and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of McCaw contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof (A) shall have been true in all material respects when made and (B) except for certain specific exceptions, shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, (ii) at or prior to the Closing, McCaw shall have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement, (iii) McCaw shall have delivered to AT&T a certificate, dated the date of the Closing and signed by the President or any Vice President of McCaw, certifying as to the fulfillment of the conditions specified in clauses (i) and
(ii) of this sentence, (iv) AT&T shall have received a legal opinion from Andrew A. Quartner, Esq. or other counsel for McCaw satisfactory to AT&T, in substantially the form attached to the Merger Agreement, (v) all corporate proceedings taken by McCaw in connection with the transactions contemplated by the Merger Agreement shall be reasonably satisfactory to AT&T and AT&T's special counsel, (vi) AT&T shall have received a tax opinion of Wachtell, Lipton, Rosen & Katz, counsel for AT&T, as contemplated by the Merger

Agreement, including an opinion of Wachtell, Lipton, Rosen & Katz that the Merger will constitute a "tax-free" reorganization under Section 368(a) of the Code, (vii) AT&T shall have received an opinion from Coopers & Lybrand that the Merger will qualify for pooling-of-interests accounting treatment, (viii) no suit, action, investigation, inquiry or other proceeding by any United States governmental body or other material governmental body shall have been instituted and be pending which imposes or which would be reasonably expected to impose any condition or restriction unacceptable to AT&T in its reasonable judgment, and (ix) the Registration Statement shall disclose no information in existence on the date of the execution of the Merger Agreement which is materially adverse to McCaw's business, properties, operations, condition or prospects not previously disclosed in reports of McCaw filed with the Commission, in the Merger Agreement or in the draft Form 10-Q of McCaw provided to AT&T in connection with the execution of the Merger Agreement.

  Conditions to the Obligations of McCaw. The obligations of McCaw to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of AT&T and Merger Sub contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof (A) shall have been true in all material respects when made and (B) except for certain specific exceptions, shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, (ii) at or prior to the Closing, AT&T shall have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement, (iii) AT&T shall have delivered to McCaw a certificate, dated the date of the Closing and signed by the President or any Vice President of AT&T, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) of this sentence, (iv) McCaw shall have received a legal opinion from Robert E. Scannell, Esq. or other counsel for AT&T satisfactory to McCaw, in substantially the form attached to the Merger Agreement, (v) all corporate proceedings taken by AT&T in connection with the transactions contemplated by the Merger Agreement shall be reasonably satisfactory to McCaw and McCaw's special counsel, (vi) McCaw shall have received a tax opinion of Jones, Day, Reavis & Pogue, tax counsel for McCaw, as contemplated by the Merger Agreement, including an opinion of Jones, Day, Reavis & Pogue that the Merger will constitute a "tax-free" reorganization under Section 368(a) of the Code, and
(vii) the Registration Statement shall disclose no information in existence on the date of the execution of the Merger Agreement which is materially adverse to AT&T's business, properties, operations, condition or prospects not previously disclosed in reports of AT&T filed with the Commission, in the Merger Agreement or in the draft Form 10-Q of AT&T provided to McCaw in connection with the execution of the Merger Agreement.

AMENDMENT; TERMINATION

  The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement except by an instrument in writing signed by the party against whom enforcement is sought.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by McCaw stockholders, either by the mutual written consent of AT&T and McCaw, or by mutual action of their respective Boards of Directors.

  The Merger Agreement may also be terminated by action of either the AT&T Board or the McCaw Board if (i) the Merger has not been consummated by September 30, 1994 (provided that the right to terminate under this clause (i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date) or (ii) any court or governmental body in the United States has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently restraining, enjoining or otherwise prohibiting the Merger.

  In the event of termination of the Merger Agreement and abandonment of the Merger, neither AT&T, Merger Sub nor McCaw (or any of their directors or officers) will have any liability or further obligation to any party to the Merger Agreement, except with respect to certain confidentiality requirements as provided for in the Merger Agreement. Notwithstanding the foregoing, each party to the Merger Agreement will remain liable for any breach of the Merger Agreement.

AGREEMENTS OF BT AND THE MCCAW BLOCK TO VOTE IN FAVOR OF THE MERGER

  McCaw Block Agreement. Concurrently with the execution of the Merger Agreement, AT&T and the McCaw Block entered into the McCaw Block Agreement. Pursuant to the McCaw Block Agreement, each member of the McCaw Block has agreed to attend the Special Meeting, in person or by proxy, and to vote all shares of McCaw Common Stock that such member has the right to vote for approval and adoption of the Merger Agreement and the Merger. As of January 31, 1994, the members of the McCaw Block had the power to vote shares representing approximately 62% of the voting power of the McCaw Common Stock. See "OTHER AGREEMENTS--McCaw Block Agreement."

  BT Letter Agreement. Concurrently with the execution of the Merger Agreement, AT&T entered into the BT Letter Agreement with BT and BT USA. Pursuant to the BT Letter Agreement, each of BT and BT USA has agreed to vote all shares of McCaw Common Stock that it has the right to vote in favor of approval of the Merger Agreement and the Merger at the Special Meeting. As of January 31, 1994, BT had the power to vote shares representing approximately 21% of the voting power of the McCaw Common Stock. See "OTHER AGREEMENTS--BT Letter Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is a condition to the obligation of McCaw to consummate the Merger that McCaw receive an opinion from Jones, Day, Reavis & Pogue, tax counsel for McCaw, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
(ii) no gain or loss will be recognized by McCaw as a result of the Merger and
(iii) no gain or loss will be recognized by a McCaw stockholder as a result of the Merger with respect to shares of McCaw Common Stock converted solely into AT&T Common Shares. It is a condition to the obligation of AT&T to consummate the Merger that AT&T have received an opinion to the same effect from Wachtell, Lipton, Rosen & Katz. The effects of any cash received in lieu of fractional share interests and any Real Property Tax Payments (as hereinafter defined) are discussed below.

  Based upon the advice of their respective counsel, AT&T and McCaw expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the tax basis of the AT&T Common Shares received by McCaw stockholders in the Merger will be the same, in each instance, as the tax basis of the McCaw Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in AT&T Common Shares for which cash is received. In addition, the holding period of the AT&T Common Shares received in the Merger by McCaw stockholders will include the period during which the shares of McCaw Common Stock surrendered in exchange therefor were held, provided that such shares of McCaw Common Stock were held as capital assets at the Effective Time.

  Holders of McCaw Common Stock who receive cash in the Merger as a result of the rounding off of fractional share interests in AT&T Common Shares will be treated, in each instance, as having received the fractional share interests and then as having sold such interests for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the basis of the share of McCaw Common Stock allocable to such fractional share interests. Such gain or loss will be capital gain or loss, provided that such share of McCaw Common Stock was held as a capital asset at the Effective Time, and will be long-term capital gain or loss if such share of McCaw Common Stock has been held for more than one year.

  Certain states and localities impose a tax on certain transfers (which include the Merger) of an interest in real property (including leases) located therein. Any returns required to be filed in connection with such tax will be filed by McCaw on behalf of the McCaw stockholders, and McCaw will pay any tax due thereon. The portion of any such payment attributable to a McCaw stockholder is referred to herein as a "Real Property Tax Payment."

  A Real Property Tax Payment, if any, should result in a deemed distribution by McCaw to a McCaw stockholder, which distribution would be taxed to such stockholder as a dividend to the extent of McCaw's current and accumulated earnings and profits as determined for federal income tax purposes (and thereafter would reduce the tax basis in his or her McCaw Common Stock and, if such basis is reduced to zero, would then be taxed as gain from the sale or exchange of such McCaw Common Stock). Any tax on such deemed distribution will be the responsibility of the McCaw stockholder.

  THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR McCAW STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF McCAW COMMON STOCK PURSUANT TO THE EXERCISE OF McCAW OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF McCAW OPTIONS ARE NOT DISCUSSED. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. McCAW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

REGULATORY APPROVALS

  HSR Act and Antitrust. AT&T and McCaw must observe the notification and waiting period requirements of the HSR Act before the Merger may be consummated. The HSR Act provides for an initial 30-calendar day waiting period following the filing with the FTC and the Antitrust Division of certain Notification and Report Forms by the parties to the Merger and certain other parties. The HSR Act further provides that if, within the initial 30-calendar-day waiting period, the FTC or the Antitrust Division issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

  AT&T, McCaw and certain members of the McCaw Block have made the requisite filings under the HSR Act in connection with the Merger, and the initial waiting periods with respect to such filings were to expire at various times ranging from 11:59 p.m. on September 22, 1993 to 11:59 p.m. on September 25, 1993. On September 22, 1993, AT&T and McCaw each received an extensive request from the Antitrust Division for additional information and documents with respect to the Merger and the telecommunications industry. Accordingly, the waiting period under the HSR Act has been extended and will not expire until the twentieth calendar day after AT&T and McCaw have each substantially complied with such request for additional information and documents. Each of AT&T and McCaw is responding to the request as rapidly as practicable, but cannot predict when substantial compliance will be achieved.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Effective Time, the FTC or the Antitrust Division could, among other things, seek under the antitrust laws to enjoin the Merger or to cause AT&T to divest itself, in whole or in part, of McCaw or of other business conducted by AT&T. Under certain circumstances, private parties and state governmental authorities may also bring legal action under the antitrust laws challenging the Merger. On December 2, 1993, BellSouth Corporation ("BellSouth") filed a motion in the case entitled United States v. Western Electric Co. Inc. et al., Civil Action No. 82-0192, for a declaratory ruling that the Merger would violate Section I(D) of the Modification of Final Judgment (the "Decree"), United States v. American Tel. and Tel. Co., 552 F. Supp. 131, 226-34 (D.D.C.
1982), aff'd mem. sub. nom Maryland v. United States, 450 U.S. 1001 (1982) and cannot be consummated without a modification of the Decree. On December 16, 1993, AT&T filed an opposition to the BellSouth motion. On January 5, 1994, the U.S. Department of Justice filed a response to the BellSouth motion that, in part, supported the motion. On January 19, 1994, BellSouth filed a reply to AT&T's opposition and to the Department of Justice's response. AT&T and McCaw believe that BellSouth is not entitled to the relief sought. On January 27, 1994, AT&T filed a motion for expedited determination of the issues raised by BellSouth's motion, or, in the alternative, for an expedited waiver of any relevant Decree provisions. There can be no assurance that AT&T will prevail with respect to the BellSouth challenge or any other challenge to the Merger that may be made on antitrust grounds.

  The obligations of AT&T and McCaw to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authorities, prohibiting consummation of the Merger or permitting such consummation only subject to any condition or restriction unacceptable to AT&T in its reasonable judgment. In addition, the obligation of AT&T to consummate the Merger is subject to the condition that no suit, action, investigation, inquiry or other proceeding by any United States governmental body or other material governmental body shall have been instituted and be pending which imposes or which would be reasonably expected to impose any condition or restriction unacceptable to AT&T in its reasonable judgment. Each party has agreed to use all reasonable efforts to have any such injunction or order lifted and otherwise satisfy the conditions to Closing.

  FCC. On August 23, 1993, AT&T and Craig O. McCaw filed various applications seeking consent of the FCC to the proposed transfer of control of McCaw to AT&T, which consent is required prior to consummation of the Merger. The FCC has issued public notices concerning these applications and has established a schedule, pursuant to which (i) interested parties were permitted to petition to deny the applications by November 1, 1993, (ii) responses to those petitions were due by December 2, 1993 and (iii) replies to such responses were due by January 18, 1994.

  Thirteen parties filed petitions with the FCC on November 1, 1993. Eleven of these petitions were filed by competitors of McCaw and/or AT&T and seek to impose conditions on the Merger or alternatively to deny the request for FCC consent to the transfer of control of McCaw. One petition supports the transaction and the remaining petition notifies the FCC of parallel activities by a state public utility commission. Two additional petitions were filed by third parties opposing the conditions and delays to the proposed Merger which would be imposed by the other petitions. Two petitions were also filed out of time. AT&T and McCaw responded to these petitions on December 2, 1993 and January 18, 1994. On January 18, 1994, eight of the original objecting parties also filed reply comments which continue to seek to impose conditions on the Merger or to deny the request for FCC consent to the transfer of control of McCaw.

  State Governmental Authorities. Pursuant to various applicable statutes, AT&T and McCaw were required to file applications with nine state regulatory commissions seeking approval and/or a statement of nonopposition to the Merger. Such applications were filed in Alaska, California, Hawaii, Louisiana, Maine, New York, Nevada, Ohio and West Virginia. The commissions of all of the foregoing states, except California, have approved the applications or issued statements of non-opposition; the California application is still pending. The receipt of necessary approvals from applicable state regulatory authorities is a condition to the obligations of AT&T and McCaw to consummate the Merger.

  Although AT&T has requested expedited treatment in California, there is no specified statutory time frame within which the California commission must act on the application. Interested parties may seek to intervene in these proceedings and may request the California commission to disapprove or place conditions on the proposed transaction as it relates to California utilities. In December 1993, AT&T and McCaw entered into a settlement agreement (the "California Settlement") with all of the original opposing parties in California regarding the provision of cellular and interexchange services to customers in California. On December 9, 1993, AT&T and McCaw filed a motion seeking the California commission's approval of the California Settlement. On January 3, 1994, an interested party in the proceedings filed an objection arguing that the California Settlement does not resolve certain questions of material fact, including the impact of the proposed Merger on competition in California's telecommunications industry. Another party has filed a brief in connection with the California Settlement directed solely to alleged illegal marketing activities unrelated to the Merger. On January 18, 1994, AT&T and McCaw filed a reply to the comments opposing approval of the California Settlement. AT&T and McCaw believe the oppositions to the California Settlement to be without merit. However, there are no assurances that the California commission will approve the California Settlement, or, if approved, when such approval will be granted. There also can be no assurance that additional challenges will not be made or that, if such a challenge is made, AT&T and McCaw will prevail.

RESALE OF AT&T COMMON SHARES ISSUED IN THE MERGER; AFFILIATES

  The AT&T Common Shares to be issued to McCaw stockholders in connection with the Merger will be freely transferable under the Securities Act, except for AT&T Common Shares issued to any person deemed to be an affiliate of McCaw for purposes of Rule 145 under the Securities Act at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their AT&T Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, McCaw has agreed that prior to the Effective Time it will deliver to AT&T a letter identifying all persons who at the time of the Special Meeting may be deemed to be Affiliates. McCaw has further agreed to use all reasonable efforts to cause each person who is so identified as an Affiliate in such letter to deliver to AT&T on or prior to the date of this Proxy Statement/Prospectus a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any AT&T Common Shares received in the Merger in violation of the Securities Act, and that such Affiliate will not sell any AT&T Common Shares or any shares of McCaw Common Stock or otherwise reduce such Affiliate's risk relative to any AT&T Common Shares until after such time as consolidated financial statements which reflect at least 30 days of post-Merger operations have been published by AT&T (the date of such publication, the "Publication Date"), except as permitted by Staff Accounting Bulletin No. 76 issued by the Commission. See "THE MERGER--Accounting Treatment."

ACCOUNTING TREATMENT

  It is expected that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligation of AT&T to consummate the Merger that AT&T receive the opinion of Coopers & Lybrand that the Merger may be accounted for as a pooling of interests. See "THE MERGER--Conditions; Waivers."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  General. McCaw will be the Surviving Corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of AT&T. It is currently anticipated that Mr. James L. Barksdale, McCaw's President and Chief Operating Officer, will continue in such capacity, and AT&T and Mr. Barksdale are discussing the terms of a possible employment agreement. Mr. Craig O. McCaw, Chairman and Chief Executive Officer of McCaw, is expected to relinquish that position and become a member of the AT&T Board.

  In connection with the Merger, the McCaw Board adopted the bonus and severance arrangements described below to reward certain employees for sustained excellent work, to provide incentives for such employees to continue to work with the same sense of enthusiasm and desire to enhance stockholder value until and after the Closing and to provide protection for such employees in the event that their jobs should be substantially changed following the Closing. The LIN Board of Directors adopted the bonus and severance arrangements and provided for the accelerated vesting of LIN's employee stock options described below for similar reasons as well as to provide an incentive for LIN's employees to remain with LIN through the completion of the transactions contemplated by the Private Market Value Guarantee dated December 11, 1989 between McCaw and LIN (the "PMVG").

  Stock Options. At the Effective Time, each Option issued pursuant to the Option Plans and then outstanding, whether or not vested or exercisable, will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of AT&T Common Shares equal to the product of the Exchange Ratio and the number of shares of McCaw Common Stock subject to such Option, at a price per share equal to the aggregate exercise price for the shares of McCaw Common Stock subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions described in clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option will not include any fractional share and, upon the last exercise of such Option, a cash payment will be made for any fractional share based upon the average of the highest and lowest sale prices of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 or 423 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option will be determined in order to comply with Section 424 of the Code.

  The vesting of Options will not accelerate upon consummation of the Merger, except that Options to purchase 273,334, 52,000 and 18,750 shares of Class A Common Stock held by James L. Barksdale, Tom A. Alberg and Nicolas Kauser, respectively, will vest pursuant to the provisions of their respective employment contracts upon consummation of the Merger. In connection with the Merger, LIN provided for the acceleration of vesting of certain outstanding options to purchase shares of LIN common stock issued pursuant to LIN's stock option plans. In the event the Merger is consummated, options to purchase 45,000, 57,500 and 30,000 shares of LIN common stock held by Craig O. McCaw, Tom A. Alberg and Wayne M. Perry, respectively, will vest (if not otherwise vested prior thereto pursuant to their terms) at the time McCaw or any affiliate consummates any acquisition of all or substantially all the remaining shares of LIN common stock or LIN is otherwise sold, whether pursuant to the PMVG or otherwise. In addition, options to purchase LIN common stock held by the foregoing executive officers will vest (if not otherwise vested prior thereto pursuant to their terms) if their employment with LIN is terminated under certain circumstances on or after the Closing. As of January 31, 1994, Options to purchase 8,723,542 and 3,078,536 shares of Class A Common Stock and Class B Common Stock, respectively, were outstanding under the Option Plans at exercise prices ranging from $50.50 to $1.00 per share. For additional information regarding the Options held by officers and directors, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW."

  Bonus Pools. In connection with the Merger, AT&T agreed to McCaw's establishment of an aggregate $113 million bonus pool (the "McCaw Bonus Pool") for certain persons employed by McCaw and its subsidiaries as of August 15, 1993, conditioned upon consummation of the Merger. The McCaw Bonus Pool was designed both to reward employees for their contributions to McCaw and to encourage them to remain with McCaw until the Merger and thereafter and to continue to work to create stockholder value for the combined companies with the same enthusiasm as they have demonstrated prior to the Merger. Of the total amount available under the McCaw Bonus Pool, $96 million has been allocated. A committee consisting of

Craig O. McCaw and Wayne M. Perry (the "Committee") has determined the specific bonus payable to each such employee other than themselves based on the employee's compensation, overall contributions to McCaw, longevity with McCaw and other factors considered appropriate. The Compensation Committee of the McCaw Board, composed of independent directors of McCaw, has determined the bonuses payable to Messrs. McCaw and Perry based on their contributions to McCaw and their long associations with McCaw, and to encourage them to continue to make similar contributions to McCaw's business until the Merger and thereafter. The remaining $17 million will be allocated by the Committee prior to the Closing to eligible employees on the basis of the same criteria described above. All bonuses payable to executive officers will be payable in three installments (50% at the Closing, 25% on the first anniversary of the Closing and 25% on the second anniversary of the Closing), in each case to persons who remain employed by McCaw, AT&T or any of their subsidiaries at such times (except as provided under the Executive Plan, as hereinafter defined). The amount payable at the Closing under the bonuses allocated to Messrs. McCaw, Perry, Barksdale, Kauser and Hooper under the McCaw Bonus Pool are $7,500,000, $2,500,000, $2,000,000, $1,250,000 and $1,100,000, respectively. The amounts payable at the Closing under the bonuses allocated to each of McCaw's other executive officers, Messrs. Alberg and Currie, are each less than $1,100,000. Except as provided under the Executive Plan, the remaining two installments of the bonus allocated to each such officer, each such installment equal to 50% of the amount payable to such officer at the Closing, are payable to such officer on the first and second anniversaries of the Closing if he remains employed by McCaw, AT&T or any of their subsidiaries at such times. In addition, each of McCaw's executive officers (other than Messrs. McCaw and Perry) remains eligible to receive a portion of the remaining $17 million when it is allocated.

  In connection with the Merger, AT&T agreed to LIN's establishment of an aggregate $7.75 million bonus pool (the "LIN Bonus Pool" and, together with the McCaw Bonus Pool, the "Bonus Pools") for certain persons employed by LIN and its subsidiaries as of August 15, 1993, conditioned upon both consummation of the Merger and the closing of any acquisition of all or substantially all the remaining shares of LIN common stock by McCaw or of a sale of LIN (pursuant to the PMVG or otherwise) (the "LIN Closing"). The other terms and conditions of the LIN Bonus Pool are equivalent to the terms and conditions of the McCaw Bonus Pool, except that, if the LIN Closing has not occurred by any of the respective bonus payment dates, such bonus payments will not be made until the date of the LIN Closing. No payment from the LIN Bonus Pool has been allocated to an executive officer of McCaw, except for certain amounts to Mr. Alberg included in the amounts described above.

  Severance Arrangements. In connection with the Merger, AT&T agreed to McCaw's establishment of an Executive Separation Plan (the "Executive Plan"). The Executive Plan provides benefits in an aggregate amount not to exceed $35.5 million to certain executives in the event that they are terminated (other than for cause, as defined in the Executive Plan) on or after the Closing or in the event that they terminate their employment within six months following an adverse change in working conditions (including a reduction in salary or bonus opportunities in the absence of overall poor performance, a material reduction in scope of responsibility, authority or other conditions of employment, a notice that an executive's employment location will be moved more than 40 miles or certain decreases in executive perquisites or other employee benefits) on or after the Closing. In accordance with the provisions of the Executive Plan, the initial amount payable to each executive (the "Initial Amount") has been determined by the Committee (or the Compensation Committee of the McCaw Board in the cases of Messrs. McCaw and Perry) based on the factors utilized in allocating the McCaw Bonus Pool. The Initial Amounts payable to Messrs. McCaw, Perry, Barksdale, Currie and Hooper are $5,000,000, $3,500,000, $1,300,000,
$1,100,000 and $1,000,000, respectively. The Initial Amounts payable to each of McCaw's other executive officers, Messrs. Alberg and Kauser, are each less than $1,000,000. The amount payable under the Executive Plan for each eligible executive will be the Initial Amount if termination occurs on or after the date of Closing but on or before February 28, 1995, 60% of the Initial Amount if termination occurs after February 28, 1995 but on or before February 28, 1996 and 25% of the Initial Amount if termination occurs after February 28, 1996 but on or before February 28, 1997. No payments will be made under the Executive Plan for terminations after February 28, 1997.

  In addition to the amounts discussed above, executives (including executives of LIN) would also receive any unpaid installments under the Bonus Pools, unless terminated for consistently poor performance documented by substantially contemporaneous notices. In the event that any payment or portion thereof under the Executive Plan, including any accelerated bonus payment, would subject any executive to an excise tax under Section 4999 of the Code, such executive would be entitled to receive a tax gross-up payment to cover such excise tax and related penalties and interest (including any taxes payable in connection with the gross-up payment).

  AT&T also agreed to McCaw's establishment of a severance program under which certain employees selected by the Committee who earned less than $115,000 in 1993 would receive payments in the event of termination (other than for cause, the definition of "for cause" being the same as under the Executive Plan) on or after the Closing or in the event that they terminate their employment within six months following an adverse change in working conditions (including a reduction in salary or bonus opportunities in the absence of overall poor performance, a material reduction in scope of responsibility, authority or other conditions of employment, a notice that an employee's employment location will be moved more than 40 miles or certain decreases in executive perquisites or other employee benefits) on or after the Closing. The amount payable to any such employee will be 200% of such employee's total 1993 compensation (the "Employee Initial Amount") if termination occurs on or after the date of Closing but on or before February 28, 1995, 60% of the Employee Initial Amount if termination occurs after February 28, 1995 but on or before February 28, 1996, and 25% of the Employee Initial Amount if termination occurs after February 28, 1996 but on or before February 28, 1997. No such payments will be made for terminations after February 28, 1997. Such employees would also receive any unpaid installments under the Bonus Pools, unless terminated for consistently poor performance documented by substantially contemporaneous notices, and would be entitled to the same tax gross-up payment, if any, which executives would be entitled to receive under the Executive Plan or in connection with any accelerated bonus payment.

  Indemnification of Directors and Officers Pursuant to the Merger
Agreement. From and after the Effective Time, AT&T will indemnify, defend and hold harmless the present and former officers, directors and employees of McCaw and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law (except to the extent of directors' and officers' liability insurance coverage and actual payment with respect thereto). AT&T has agreed to maintain for not less than six years the current (or appropriate replacement) policies of directors' and officers' liability insurance maintained by McCaw and its subsidiaries with respect to matters occurring prior to the Effective Time. AT&T is not required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to August 16, 1993, but will, in such case, purchase as much coverage as possible for such amount.

MANAGEMENT AND OPERATIONS OF MCCAW AFTER THE MERGER

  After the Merger, McCaw will be a wholly owned subsidiary of AT&T. McCaw will operate as one of AT&T's business units, and AT&T currently intends to retain McCaw's corporate headquarters in Kirkland, Washington. After the Merger, McCaw will have access to resources generally available to AT&T's other business units, will participate in appropriate activities with other AT&T business units and will operate under the direction and guidance of AT&T's senior management and the AT&T Board. See "THE MERGER--Terms of the Merger."

  Mr. Craig O. McCaw, Chairman and Chief Executive Officer of McCaw, is expected to relinquish that position and become a member of the AT&T Board. AT&T has asked Mr. James L. Barksdale, President and Chief Operating Officer of McCaw, to continue in that position for McCaw after the Merger. AT&T believes that Mr. Barksdale will agree to serve in such capacity, and AT&T and Mr. Barksdale are discussing the terms of a possible employment agreement.

  In addition to Mr. Barksdale, AT&T has held discussions with other executive officers of McCaw regarding the terms and conditions of their employment with McCaw following the Merger. While it is anticipated that employment agreements with certain of these executive officers will be entered into after the Merger, the terms of any such employment agreements have not been negotiated.

EXPENSES AND FEES

  Whether or not the Merger is consummated, AT&T and McCaw will each pay their own expenses in connection with the Merger.

LITIGATION

  Commencing in November 1992, several actions were filed by McCaw stockholders in the Delaware Court of Chancery. The actions, which were consolidated in an action entitled In re McCaw Cellular Communications, Inc. Shareholders Litigation (the "Stockholder Action"), named as defendants McCaw, the directors of McCaw, BT USA and AT&T. The Stockholder Action challenged the Proposed Strategic Alliance, alleging that such transactions improperly would have provided for special favorable treatment to holders of Class B Common Stock as compared with Class A Common Stock, enabled BT USA to dispose of its interests in McCaw at a premium without justification, enabled members of the McCaw family to "sell" their "votes" to AT&T for $100 million to $700 million without diminishing their equity positions, and created long-term conflicts of interest between the director defendants and the best interests of McCaw and its public stockholders. The Stockholder Action sought to enjoin the Proposed Strategic Alliance, preliminarily and permanently or, if consummated, to rescind the transactions, and also prayed for an award of damages. In connection with the proposal for the Merger, an agreement in principle was reached between the plaintiffs and the defendants in the Stockholder Action for a settlement of the action, which settlement is subject to approval by the court, consummation of the Merger and other customary conditions. The proposed settlement would contain a "global" release of all claims of the stockholders of McCaw, whether directly, derivatively, representatively or in any other capacity, in connection with or that arise out of the subject matter of the Stockholder Action, provided that the Merger is consummated. In connection with such settlement, AT&T would pay plaintiffs' counsel such amount, not to exceed $3,000,000, as may be awarded by the court to plaintiffs' counsel for attorneys' fees and disbursements. The defendants have denied, and continue to deny, that they have committed any violations of law and, as the agreement in principle states, are entering into the settlement to eliminate the burden and expense of further litigation. If approved, the settlement will release all claims of McCaw stockholders in connection with or that arise out of the subject matter of the Stockholder Action, the Proposed Strategic Alliance, the Merger, the negotiation and consideration of such transactions, and the fiduciary or disclosure obligations of any of the defendants (or other persons to be released) with respect to any of the foregoing. It is expected that McCaw stockholders separately will be provided a notice containing further information regarding the proposed settlement and related proceedings, including a settlement hearing to be scheduled by the court.

ABSENCE OF APPRAISAL RIGHTS

  Under the DGCL, holders of McCaw Common Stock will not be entitled to appraisal rights as a result of the Merger. Under the DGCL, appraisal rights are unavailable in a merger for shares of any class of stock which on the applicable record date for the stockholder vote on such merger are designated as NASDAQ National Market System securities and which are to be converted into shares of stock of any other corporation listed on the effective date of the merger on a national securities exchange. On the Record Date, the Class A Common Stock was designated as a NASDAQ National Market System security and it is a condition to consummation of the Merger that the AT&T Common Shares continue to be listed on the NYSE. Accordingly, holders of the Class A Common Stock will not be entitled to appraisal rights as a result of the Merger. Further, stockholders who vote in favor of a merger are not entitled to appraisal rights under the DGCL as a result of such merger. Holders of the Class B Common Stock have agreed to vote in favor of the Merger. See "OTHER AGREEMENTS--McCaw Block Agreement" and "--BT Letter Agreement." Accordingly, holders of the Class B Common Stock will not be entitled to appraisal rights as a result of the Merger when they so vote their shares.

                                OTHER AGREEMENTS

  THE DESCRIPTIONS OF THE AGREEMENTS SET FORTH BELOW DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETIES BY REFERENCE TO THE MCCAW BLOCK AGREEMENT, THE BT LETTER AGREEMENT, THE BT WAIVER AND THE AUGUST 1993 PUT LETTER, COPIES OF WHICH ARE ATTACHED AS APPENDICES B, C, D AND E, RESPECTIVELY TO THIS PROXY STATEMENT/PROSPECTUS AND ARE INCORPORATED BY REFERENCE HEREIN.

MCCAW BLOCK AGREEMENT

  The Agreement. Concurrently with the execution of the Merger Agreement, AT&T and the McCaw Block entered into the McCaw Block Agreement, pursuant to which each member of the McCaw Block has agreed to attend the Special Meeting, in person or by proxy, and to vote all shares of McCaw Common Stock that such member has the right to vote for approval and adoption of the Merger Agreement and the Merger.

  Similarly, Craig O. McCaw, in his capacity as Designated Party under the shareholders agreement, dated as of May 31, 1989, as amended as of December 31, 1989 and March 15, 1992, among McCaw and the stockholder signatories thereto (the "McCaw Shareholders Agreement"), has agreed to attend the Special Meeting, in person or by proxy, and to vote all shares of McCaw Common Stock that he has the right in such capacity to vote for approval and adoption of the Merger Agreement and the Merger.

  The McCaw Block Agreement also provides that, at all times prior to the Effective Time, the members of the McCaw Block will collectively continue to own shares of McCaw Common Stock having the right to cast a majority of the votes of the outstanding capital stock of McCaw entitled to vote on the Merger Agreement and the Merger and any such other proposals.

  The McCaw Block Agreement also contains certain provisions relating to the treatment of the Merger as a pooling of interests for accounting purposes. Specifically, each member of the McCaw Block has agreed and represented to AT&T that, until 30 days prior to the Effective Time, such member will not sell or transfer any McCaw securities or any AT&T capital stock, except for certain limited sales and transfers specified in the McCaw Block Agreement. Such permitted sales and transfers are limited to (i) transfers or other dispositions of a number of shares of McCaw Common Stock less than 10% of the sum of (A) the number of shares of McCaw Common Stock held by such member of the McCaw Block and (B) the number of shares of McCaw Common Stock subject to currently exercisable Options held by such member of the McCaw Block, (ii) transfers or other dispositions by operation of law upon the death of such member of the McCaw Block or by the estate of such member of the McCaw Block if necessary to pay estate taxes or (iii) other transfers or dispositions that will not prevent AT&T from accounting for the Merger as a pooling of interests, taking into account the actions of all other affiliates. Each member of the McCaw Block has further agreed and represented to AT&T that from and after 30 days prior to the Effective Time, such member will not sell or transfer any McCaw securities or any AT&T capital stock (except for sales or transfers that will not prevent AT&T from accounting for the Merger as a pooling of interests) until the Publication Date.

  Registration Rights. The McCaw Block Agreement also provides that Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Wayne M. Perry (collectively, the "McCaw Registration Rights Holders"), on the one hand, and AT&T, on the other hand, shall enter into a Registration Rights Agreement (the "McCaw Registration Rights Agreement") at the Effective Time with respect to the AT&T Common Shares to be received by the McCaw Registration Rights Holders in the Merger.

  The McCaw Registration Rights Agreement gives the McCaw Registration Rights Holders the right to require AT&T, under certain circumstances, to register for resale under the Securities Act the AT&T Common Shares acquired by the McCaw Registration Rights Holders and certain related entities pursuant to the Merger Agreement (including securities which may be issued by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization of the shares originally acquired) ("McCaw Registrable Securities").

  Pursuant to the McCaw Registration Rights Agreement, AT&T has agreed, at any time during the twelve-month period (the "Twelve-Month Period") commencing on the first day after the 120-day period immediately following the Publication Date (the "Initial Period") and during the eighteen-month period commencing on the day after the last day of the Twelve-Month Period (the "Eighteen-Month Period"), upon the written request of any McCaw Registration Rights Holder, to notify (the "McCaw Registration Notice") each McCaw Registration Rights Holder not included in such request and to use all reasonable efforts to effect the registration under the Securities Act of all or part of the McCaw Registration Rights Holders' McCaw Registrable Securities (but in any event not less than 10,000,000 AT&T Common Shares) requested to be registered in such request or requested by any other McCaw Registration Rights Holder within 15 days after delivery of the McCaw Registration Notice (the McCaw Registration Rights Holders requesting registration being collectively referred to as the "Participating McCaw Stockholders"); provided, however, that no more than one such request will be made during each of the Twelve-Month Period and the Eighteen-Month Period.

  Pursuant to the McCaw Registration Rights Agreement, AT&T is permitted, subject to certain customary limitations, to postpone any registration described in the preceding paragraph. In addition, AT&T may, with the consent of the McCaw Registration Rights Holders, include in any such registration other securities for sale for its own account or for the account of any other person or entity. AT&T is also permitted to choose the lead managing underwriter in connection with such registration, and the Participating McCaw Stockholders are permitted to choose a co-managing underwriter reasonably acceptable to AT&T.

  Under the McCaw Registration Rights Agreement, the McCaw Registration Rights Holders have agreed to certain customary "holdback" provisions whereby, if required by the managing underwriter in connection with such underwriter's sale and distribution of McCaw Registrable Securities, the McCaw Registration Rights Holders will not effect any public sale or distribution of any McCaw Registrable Securities during the seven days prior to and the 90 days after any underwritten registration by AT&T has become effective, provided that the McCaw Registration Rights Holders shall not be required to delay registration pursuant to such holdback provisions more than one time during the Twelve-Month Period or more than one time during the Eighteen-Month Period.

  All expenses (except the expense of counsel retained by Participating McCaw Stockholders, certain insurance premiums obtained by Participating McCaw Stockholders, such stockholders' pro rata share of any fees and disbursements of underwriters customarily paid by sellers of securities who are not issuers of such securities and all underwriting discounts and transfer taxes) of any registration of McCaw Registrable Securities will be paid by AT&T.

  The McCaw Registration Rights Agreement contains certain customary indemnification provisions whereby AT&T is obligated to indemnify and hold harmless the Participating McCaw Stockholders and certain related parties, and the Participating McCaw Stockholders are obligated to indemnify and hold harmless AT&T and certain related parties, in each case in connection with certain liabilities relating to the registration of the McCaw Registrable Securities. The McCaw Registration Rights Agreement also provides for certain rights of contribution in the event that such indemnity is unavailable.

  The McCaw Registration Rights Agreement terminates automatically upon the expiration of the Eighteen-Month Period, except that (i) the indemnification obligations of AT&T and the McCaw Registration Rights Holders will survive such termination and (ii) certain obligations of AT&T to provide Exchange Act filings and other information to the McCaw Registration Rights Holders will survive as to each McCaw Registration Rights Holder until such party can dispose of all McCaw Registrable Securities pursuant to Rule 145(d)(2) or
(d)(3) of the Securities Act.

BT LETTER AGREEMENT

  The Agreement. Concurrently with the execution of the Merger Agreement, AT&T, BT and BT USA entered into the BT Letter Agreement, pursuant to which each of BT and BT USA consented to and waived its rights under the Purchase Agreement, as amended (the "BT Purchase Agreement"), dated January 19, 1989, between McCaw and BT USA, to the extent necessary to permit (without violating the terms of the BT Purchase Agreement) the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby. The BT Letter Agreement provides that McCaw may rely upon such consent as if it were a party to such agreement.

  Under the BT Letter Agreement, each of BT and BT USA has agreed to vote all shares of McCaw Common Stock that it has the right to vote in favor of approval of the Merger Agreement and the Merger at the Special Meeting.

  The BT Letter Agreement also provides that, as of the Effective Time, BT and BT USA will terminate the following agreements: (i) the BT Purchase Agreement, which provided, among other things, for McCaw to sell and BT to purchase certain capital stock of McCaw, (ii) the Shareholders Agreement, dated June 20, 1989, among BT USA, McCaw and certain McCaw stockholders (the "BT Stockholders Agreement"), which specifies certain rights of each party as stockholders of McCaw, grants BT USA certain rights, including the right to designate a number of qualified nominees to the McCaw Board, provides for certain voting agreements between BT USA and McCaw and places certain restrictions on BT USA, including restrictions on the sale or transfer by BT USA of McCaw Common Stock,
(iii) the Registration Rights Agreement, dated June 20, 1989, between BT USA and McCaw (the "BT/McCaw Registration Rights Agreement"), which grants BT USA registration rights with respect to certain shares of McCaw Common Stock and
(iv) the Amended and Restated Guaranty Agreement, dated January 19, 1989, between BT and McCaw (the "BT Guaranty Agreement"), in which BT guarantees certain obligations of BT USA to McCaw under the BT Purchase Agreement, the BT/McCaw Registration Rights Agreement and the BT Stockholders Agreement.

  Pursuant to the BT Letter Agreement, each of BT and BT USA further agreed that, until 30 days prior to the Effective Time, it will not sell or transfer any securities of McCaw or any shares of capital stock of AT&T beneficially owned by it, except that BT and BT USA may transfer or sell that number of shares of McCaw Common Stock which is less than 10% of the aggregate number of shares of McCaw Common Stock held by them or otherwise sell or transfer shares of such McCaw Common Stock to the extent that such sales or transfers will not prevent AT&T from accounting for the Merger as a pooling of interests. In addition, from and after 30 days prior to the Effective Time, each of BT and BT USA has agreed not to sell or transfer any securities of McCaw or any shares of capital stock of AT&T until the Publication Date, except that BT and BT USA may make such sales or transfers that will not prevent AT&T from accounting for the Merger as a pooling of interests.

  Prior to the Effective Time, each of BT and BT USA has agreed not to act in concert with, finance or become a stockholder of any other person or entity for the purpose of acquiring, holding, voting or disposing of any securities of McCaw, nor will it acquire, propose or agree to acquire, finance or become or be a partner or stockholder of any such person or entity who directly or indirectly acquires, proposes or agrees to acquire any class of securities of McCaw or any of its subsidiaries, equal to or greater than 5% of the outstanding securities of such class.

  Registration Rights. The BT Letter Agreement also provides that BT USA and AT&T shall enter into a Registration Rights Agreement (the "BT Registration Rights Agreement") at the Effective Time with respect to the AT&T Common Shares to be received by BT USA in the Merger.

  The BT Registration Rights Agreement obligates AT&T under certain circumstances to register for resale under the Securities Act the AT&T Common Shares acquired by BT USA pursuant to the Merger Agreement (including securities which may be issued by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization of the shares originally acquired) ("BT Registrable Securities").

  Pursuant to the BT Registration Rights Agreement, AT&T has agreed, at any time subsequent to the fifteenth day of the second full calendar month commencing after the date of the BT Registration Rights

Agreement, and prior to the second anniversary of the date of the BT Registration Rights Agreement, upon the written request of BT USA (and subject to certain customary limitations on the frequency and timing of such requests), to use all reasonable efforts to effect the registration under the Securities Act of the BT Registrable Securities (but in any event not less than 15,000,000 AT&T Common Shares) requested to be registered. Any such registration which becomes effective subsequent to the Initial Period must be registered for disposition in a firm commitment underwriting. BT USA has agreed not to sell any BT Registrable Securities until the Publication Date.

  Under the BT Registration Rights Agreement, after the Initial Period AT&T is permitted under certain circumstances to postpone any registration described in the preceding paragraph. AT&T is further permitted after the Initial Period, subject to certain limitations, to include in any such registration other securities for sale for its own account or for the account of any other person or entity. In the case of an underwritten offering, AT&T is also permitted to choose the lead managing underwriter in connection with such registration, and BT USA is permitted to choose a co-managing underwriter reasonably acceptable to AT&T.

  The BT Registration Rights Agreement also provides BT USA with the right, subject to certain limitations, to include its BT Registrable Securities in registration statements initiated by AT&T with respect to the sale by AT&T of AT&T Common Shares. In the case of such registrations, AT&T may select an underwriter, if any, without consulting BT USA.

  In addition, BT USA has agreed to certain customary "holdback" provisions, whereby, if required by the managing underwriter in connection with such underwriter's sale and distribution of BT Registrable Securities, BT USA will not effect any public sale or distribution (other than during the Initial Period) of any BT Registrable Securities during the seven days prior to and the 90 days after any underwritten registration by AT&T has become effective. AT&T has agreed not to effect any public sale or distribution for cash of any AT&T Common Shares during the Initial Period after any registration pursuant to the foregoing has become effective, except under certain limited circumstances.

  All expenses (except the expense of counsel retained by BT USA, certain insurance premiums obtained by BT USA, BT USA's pro rata share of any fees and disbursements of underwriters customarily paid by sellers of securities who are not issuers of such securities and all underwriting discounts and transfer taxes) of any registration of BT Registrable Securities will be paid by AT&T.

  The BT Registration Rights Agreement contains certain customary indemnification provisions whereby AT&T is obligated to indemnify and hold harmless BT USA and certain related parties, and BT USA is obligated to indemnify and hold harmless AT&T and certain related parties, in each case in connection with certain liabilities relating to the registration of the BT Registrable Securities. The BT Registration Rights Agreement also provides for certain rights of contribution in the event that such indemnity is unavailable.

  The BT Registration Rights Agreement terminates automatically at any time that BT USA is able to dispose of all BT Registrable Securities then held by it in a three-month period pursuant to Rule 145(d)(1) (or any successor provision) under the Securities Act (assuming for such purposes that Rule 145(d)(1) is at all times applicable to BT USA), except that the indemnification obligations of AT&T and BT USA will survive such termination.

BT WAIVER

  Concurrently with the execution of the Merger Agreement, McCaw, BT and BT USA entered into the BT Waiver. Pursuant to the BT Waiver, the parties agreed that, effective upon consummation of the Merger, the following agreements will terminate automatically and be of no further force and effect: the BT Purchase Agreement, the BT Stockholders Agreement and the BT Guaranty Agreement. BT USA also irrevocably waived its rights under certain provisions of the BT Purchase Agreement which relate to the merger, consolidation, transfer of capital stock, sale of assets and similar corporate transformations of McCaw, but only with respect to the execution, delivery and performance of the Merger Agreement and consummation of the transactions contemplated thereby.

  The BT Waiver provides that for so long as the Merger Agreement is in effect, BT's investment in and relationship with MCI Communications Corporation on the terms that had been disclosed prior to August 16, 1993 shall not be deemed to constitute a breach of certain obligations of BT USA under the BT Purchase Agreement and of certain obligations of BT under the BT Guaranty Agreement. In general, the obligations described in the preceding sentence relate to covenants by BT USA and BT that they will not, among other things, and subject to certain exceptions (i) engage in the United States in the cellular telephone business or assist any other person or entity in relation to such business,
(ii) solicit any employee of McCaw having access to confidential information of McCaw to leave the employment of McCaw or (iii) solicit any part of the business of McCaw from a customer or prospective customer of McCaw.

  In addition, pursuant to the BT Waiver, BT USA has agreed that, so long as the Merger Agreement is in effect, the election to the McCaw Board of one nominee of AT&T will not violate any provision of the BT Purchase Agreement or any other agreement between McCaw and BT USA.

AUGUST 1993 PUT LETTER

  Concurrently with the execution of the Merger Agreement, AT&T delivered the August 1993 Put Letter to McCaw, pursuant to which AT&T irrevocably offered (the "Offer"), subject to the terms and conditions thereof, to purchase 11,707,317 newly issued shares (the "Put Shares") of Class A Common Stock at $51.25 per share, or an aggregate of $600 million, in the event the Merger is not consummated. McCaw may accept the Offer at any time within 15 days after the Merger Agreement is terminated in accordance with the provisions thereof. If the Offer is accepted, the purchase and sale of the Put Shares will take place on the fifth business day following such acceptance, provided that McCaw may delay the closing in order to satisfy certain conditions.

  Registration Rights. AT&T has the right to require (on up to two occasions) that McCaw register under applicable federal and state securities laws the sale by AT&T of all or a portion of the Put Shares. AT&T also has the right to participate in McCaw's registered offerings of shares of McCaw Common Stock. All such registration rights are on customary terms and conditions.

  Representations and Warranties. The August 1993 Put Letter contains various representations and warranties relating to, among other things, (i) the authorization and issuance of the Put Shares, (ii) the enforceability of the Offer and (iii) the purpose of AT&T's acquisition of the Put Shares.

  Certain Conditions. AT&T will have no obligation to purchase the Put Shares if certain events, including the following, occur (in each case, subject to certain exceptions): (i) an amendment to the McCaw Certificate of Incorporation adversely affecting the Put Shares; (ii) the payment of dividends on, or the redemption or other acquisition of, shares of McCaw Common Stock, or a change of any such shares into a different number or kind of securities or other property; (iii) a sale or disposition of assets in violation of the terms of the Merger Agreement; (iv) the issuance of voting securities representing 5% or more of the voting power of McCaw; or (v) a transfer by Craig O. McCaw (and/or other members of his family) of (A) his rights as Designated Party under the McCaw Shareholders Agreement (such Designated Party having the right, among other things, to vote shares representing a majority of McCaw's outstanding voting power) or (B) voting securities of McCaw if, following such transfer, the transferee would have a 5% or greater voting interest in McCaw.

  AT&T's obligation to purchase the Put Shares is also conditioned upon (i) the expiration of the applicable waiting period under the HSR Act, and the making and receipt of all other necessary regulatory filings and approvals; (ii) the absence of any injunction or other order of any court or administrative body prohibiting completion of the transactions contemplated by the August 1993 Put Letter or imposing damages as a result thereof; and (iii) the performance by McCaw of its obligations under, and the accuracy of its warranties contained in, the August 1993 Put Letter. McCaw may delay the closing in order to satisfy such conditions, for up to 240 days, in the case of the conditions described in clause (i) or (ii) of the preceding sentence, or for up to 60 days, in the case of the condition described in clause (iii) of the preceding sentence.

  Repurchase of Put Shares. If it is finally judicially determined (after all available appeals) by decision of a court of competent jurisdiction that McCaw's breach of any of its obligations under the Merger Agreement was the cause of or resulted in the failure of the Merger to occur, AT&T may by written notice require McCaw to repurchase all the Put Shares at a price equal to the purchase price paid by AT&T plus an amount calculated at the rate of 7% per annum thereon, compounded annually. The closing of such repurchase shall occur on the 90th day after such written notice is given.

                       DIVIDENDS ON AND MARKET PRICES OF
                   AT&T COMMON SHARES AND MCCAW COMMON STOCK

AT&T

  The AT&T Common Shares are listed and primarily traded on the NYSE. The table below sets forth for the fiscal periods indicated the high and low sale prices per AT&T Common Share in the NYSE Composite Transactions (as reported in published financial sources) and the dividends declared per AT&T Common Share.

                                                          AT&T COMMON SHARES
                                                       -------------------------
                                                                       DIVIDENDS
                                                        HIGH     LOW   PER SHARE
                                                       ------- ------- ---------
Fiscal 1991
  First Quarter....................................... $35 1/8 $29       $0.33
  Second Quarter......................................  41 1/4  33 5/8    0.33
  Third Quarter.......................................  40 3/8  36        0.33
  Fourth Quarter......................................  39 5/8  35 1/8    0.33
Fiscal 1992
  First Quarter.......................................  41 3/8  36 5/8    0.33
  Second Quarter......................................  44 5/8  40 1/8    0.33
  Third Quarter.......................................  45 3/8  42        0.33
  Fourth Quarter......................................  53 1/8  40 5/8    0.33
Fiscal 1993
  First Quarter.......................................  59 1/8  50 1/8    0.33
  Second Quarter......................................  63 7/8  53 3/4    0.33
  Third Quarter.......................................  65      57 3/8    0.33
  Fourth Quarter......................................  61 3/8  52        0.33
Fiscal 1994
  First Quarter (through January 31, 1994)............  57 1/8  51 5/8     N/A

  On November 3, 1992, the last full trading day prior to announcement that AT&T and McCaw were discussing the Proposed Strategic Alliance, the reported NYSE Composite Transactions closing price per AT&T Common Share was $43 3/8. On August 13, 1993, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE Composite Transactions closing price per AT&T Common Share was $62 3/8. On January 31, 1994, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE Composite Transactions closing price per AT&T Common Share was $56 3/4. McCaw stockholders are urged to obtain current market quotations.

MCCAW

  The Class A Common Stock has been quoted on the NASDAQ National Market System under the symbol "MCAWA" since McCaw's initial public offering on August 21, 1987. On March 17, 1988, the Class A Common Stock began trading on the PSE under the symbol "MCWA." The table below sets forth for the fiscal periods indicated the high and low sale prices per share of the Class A Common Stock on the NASDAQ National Market System as reported in published financial sources. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                  MCCAW CLASS A
                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
Fiscal 1991
  First Quarter................................................. $26 1/2 $15
  Second Quarter................................................  29      20
  Third Quarter.................................................  30 1/4  20
  Fourth Quarter................................................  30 1/4  25 1/4
Fiscal 1992
  First Quarter.................................................  36      28 3/4
  Second Quarter................................................  29 3/4  22 3/4
  Third Quarter.................................................  28 1/4  23 1/8
  Fourth Quarter................................................  34 1/4  20 1/4
Fiscal 1993
  First Quarter.................................................  41 1/4  31 1/2
  Second Quarter................................................  46 1/4  35
  Third Quarter.................................................  57 3/4  44 3/4
  Fourth Quarter................................................  57 5/8  50
Fiscal 1994
  First Quarter (through January 31, 1994)...................... 54 1/4  50 1/4

There is no public trading market for the Class B Common Stock.

  McCaw has never paid cash dividends on the Class A Common Stock or the Class B Common Stock. McCaw's senior bank revolving credit facility prohibits McCaw from paying cash dividends, as does the Merger Agreement. McCaw's public debt securities also restrict the payment of dividends. There are also restrictions on the ability of certain of McCaw's subsidiaries to pay dividends to McCaw. It is not anticipated that any cash dividends will be paid on the Class A Common Stock or the Class B Common Stock in the foreseeable future.

  On November 3, 1992, the last full trading day prior to announcement that AT&T and McCaw were discussing the Proposed Strategic Alliance, the reported NASDAQ National Market System closing price per share of Class A Common Stock was $24 5/8. On August 13, 1993, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NASDAQ National Market System closing price per share of Class A Common Stock was $51 1/4. On January 31, 1994, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NASDAQ National Market System closing price per share of Class A Common Stock was $54. McCaw stockholders are urged to obtain current market quotations.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF MCCAW

  The following table sets forth, as of December 31, 1993, as to each class of equity securities of McCaw, all shares beneficially owned by (i) owners of 5% or more of any such class, (ii) directors of McCaw, (iii) certain executive officers of McCaw and (iv) all directors and executive officers as a group.

                                                           AMOUNT AND NATURE OF
                                      NAME OF              BENEFICIAL OWNERSHIP PERCENT
     TITLE OF CLASS               BENEFICIAL OWNER          (NUMBER OF SHARES)  OF CLASS
     --------------               ----------------         -------------------- --------
Class B Common Stock(1).  Craig O. McCaw                     47,745,823(1)(2)     77.3%
                          BT USA                             13,709,063(3)        22.8%
                          John E. McCaw, Jr.                  8,959,600(1)(4)     14.9%
                          Keith W. McCaw                     10,211,211(1)(5)     17.0%
                          Bruce R. McCaw                     10,866,573(1)(6)     18.1%
                          Wayne M. Perry                      2,020,808(1)(7)      3.3%
                          John W. Stanton                       551,263(1)(8)        *
                          Directors and executive officers
                           as a group (17 persons)           48,941,814(1)(9)     77.7%
Class A Common
 Stock(1)(10)...........  Craig O. McCaw                     16,345,376(1)(2)      9.9%
                          BT USA                             35,859,199(3)        22.1%
                          AT&T                               14,479,638            9.7%
                          The Equitable Companies
                           Incorporated                      12,465,719(11)        8.4%
                          John E. McCaw, Jr.                  9,012,850(1)(4)      5.7%
                          Keith W. McCaw                     10,212,761(1)(5)      6.4%
                          Bruce R. McCaw                     10,866,573(1)(6)      6.8%
                          Wayne M. Perry                      2,164,994(1)(7)      1.4%
                          John W. Stanton                       551,263(1)(8)        *
                          James L. Barksdale                    110,000(9)           *
                          Harold S. Eastman                     225,000(9)           *
                          Harold W. Andersen                      4,000(9)           *
                          Daniel J. Evans                         5,500(9)           *
                          Stuart M. Sloan                        44,000(9)           *
                          John C. McDonald                        2,300(9)           *
                          Tom A. Alberg                          73,453(9)           *
                          Peter L.S. Currie                     198,500(9)           *
                          Steven W. Hooper                      714,877(9)           *
                          Directors and executive officers
                           as a group (17 persons)           50,656,447(1)(9)     25.5%

- --------
* Less than 1%

(1) Craig, John, Keith and Bruce McCaw and certain members of management are parties to the McCaw Shareholders Agreement pursuant to which Craig O. McCaw is entitled to vote all shares of the Class B Common Stock owned by the other parties thereto (a total of 32,055,947 shares of Class B Common Stock). The McCaw brothers are also parties to the BT Stockholders Agreement. For the Class B Common Stock, the numbers set forth above opposite Craig O. McCaw include the Class B Common Stock described in footnotes 2, 4, 5, 6, 7 and 8 below and such other additional shares of Class B Common Stock subject to the McCaw Shareholders Agreement and the options to purchase Class B Common Stock described in footnote 2 below, but not such options to acquire Class B Common Stock described in footnote 7 or any other options to acquire Class B Common Stock held by other parties to the McCaw Shareholders Agreement. They also do not include the Class B Common Stock held by BT USA described in footnote 3 below, which Craig O. McCaw, as Designated Party under the McCaw Shareholders Agreement, is not entitled to vote. If all of the foregoing shares of Class B Common Stock and options to purchase Class B Common Stock were included, the total would be 62,923,133 shares representing 99.5% of the Class B Common Stock. For the Class A Common Stock, the numbers set forth above opposite Craig O. McCaw include the Class A Common Stock and Class B Common Stock and the vested options to purchase Class A Common Stock and Class B Common Stock held by Craig O. McCaw described in footnote 2 below, but not such Class B Common Stock or options to acquire Class B Common Stock described in footnotes 4, 5, 6, 7 and 8 below or any other shares of Class B Common Stock or options held by parties to the McCaw Shareholders Agreement. They also do not include the Class A Common Stock and options held by BT USA described in footnote 3 below, which Craig O. McCaw, as Designated Party, is not entitled to vote. If all the foregoing shares of Class B Common Stock and Class A Common Stock and options to purchase Class B Common Stock and Class A Common Stock were included, the total would be 72,019,706 shares representing 36.4% of the Class A Common Stock.

 (2) Craig O. McCaw owns outright 13,709,172 shares of Class B Common Stock and 400,000 shares of Class A Common Stock and has options exercisable within 60 days to purchase 1,610,289 shares of Class B Common Stock and 255,000 shares of Class A Common Stock. Includes 370,415 shares of Class B Common Stock and 500 shares of Class A Common Stock held by The McCaw Foundation, as to which Mr. McCaw maintains sole dispositive power.

 (3) BT USA owns outright 13,709,063 shares of Class B Common Stock and 22,140,136 shares of Class A Common Stock and has options to purchase 10,000 shares of Class A Common Stock. BT USA is a party to the BT Stockholders Agreement.
 (4) John E. McCaw, Jr. owns outright 8,917,000 shares of Class B Common Stock and 4,500 shares of Class A Common Stock and has options exercisable within 60 days to purchase 48,750 shares of Class A Common Stock. Includes 32,600 shares of Class B Common Stock held in trusts for the benefit of John E. McCaw, Jr.'s children, of which trusts he is the sole trustee, and 10,000 shares of Class B Common Stock held by a corporation wholly owned by him.
 (5) Keith W. McCaw owns outright 10,159,096 shares of Class B Common Stock. Includes 48,465 shares of Class B Common Stock and 1,550 shares of Class A Common Stock held by The McCaw Foundation, as to which Mr. McCaw maintains sole dispositive power and 3,650 shares of Class B Common Stock held in trusts for his children, of which trusts he is the sole trustee.
 (6) Bruce R. McCaw owns outright 10,671,258 shares of Class B Common Stock. Includes 44,000 shares of Class B Common Stock held in trusts for the benefit of John E. McCaw, Jr.'s children, of which trusts he is a trustee, 55,800 shares of Class B Common Stock held in the Keith McCaw Family Trust, of which he is a trustee, and 95,515 shares of Class B Common Stock held by The McCaw Foundation, as to which he maintains sole dispositive power.
 (7) Wayne M. Perry owns outright 1,214,699 shares of Class B Common Stock and 2,936 shares of Class A Common Stock and has options exercisable within 60 days to purchase 806,109 shares of Class B Common Stock and 141,250 shares of Class A Common Stock.
 (8) John W. Stanton owns outright 531,263 shares of Class B Common Stock. Includes 20,000 shares of Class B Common Stock held in trust for the benefit of John W. Stanton's child, of which trust Mr. Stanton is one of the trustees and as to which he disclaims beneficial ownership.
 (9) Messrs. Eastman, Barksdale, Andersen, Evans, Sloan, McDonald, Alberg, Currie and Hooper hold options exercisable within 60 days to purchase 225,000, 110,000, 3,000, 3,000, 2,000, 2,000, 73,000, 182,500 and 68,500
     shares of Class A Common Stock, respectively. Mr. Hooper also holds options exercisable within 60 days to purchase 389,882 shares of Class B Common Stock and is trustee of a trust which holds 47,500 shares of Class B Common Stock for the benefit of Mr. Perry's family. Directors and executive officers as a group hold options exercisable within 60 days to purchase 1,171,500 shares of Class A Common Stock and 2,806,280 shares of Class B Common Stock.
(10) Class B Common Stock is convertible into Class A Common Stock. In calculating the percentages set forth above, it is assumed that an individual's Class B Common Stock and options to purchase Class B Common Stock are converted into Class A Common Stock, but that no other outstanding Class B Common Stock or options are so converted.

(11) The shares indicated above were held as of May 31, 1993 by The Equitable Companies Incorporated ("The Equitable") and certain subsidiaries. Of the shares indicated above, Equity and Law PLC has sole power to vote and to dispose of 50,000 shares, The Equitable Life Assurance Society has sole power to vote 3,928,902 shares, shared power to vote 289,420 shares and sole power to dispose of 4,218,322 shares, and The Equitable Capital Management Corporation has sole power to vote and to dispose of 6,494,935 shares. Alliance Capital Management, L.P., has sole power to vote 992,600 shares, shared power to vote 43,500 shares and sole power to dispose of 1,441,359 shares. Donaldson, Lufkin & Jenrette Securities has sole power to vote and to dispose of 153,500 shares. The source of this information is Amendment No. 6 to The Equitable's Schedule 13G dated as of June 8, 1993.

  As Designated Party under the McCaw Shareholders Agreement, Craig O. McCaw controls approximately 62% of the outstanding voting power of the McCaw Common Stock. BT USA controls approximately 21% of such voting power and the remainder is held by the public and by AT&T.

  The address of each holder of 5% or more of the Class B Common Stock or the Class A Common Stock is the address of McCaw set forth earlier in this Proxy Statement/Prospectus, except for BT USA, the address of which is 100 Park Avenue, 13th Floor, New York, New York 10017, The Equitable, the address of which is 787 Seventh Avenue, New York, New York 10019 and AT&T, the address of which is 32 Avenue of the Americas, New York, New York 10013.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Statements of Income and Balance Sheet give effect to the Merger on a pooling-of-interests basis of accounting. These Unaudited Pro Forma Combined Financial Statements have been prepared from the historical consolidated financial statements of AT&T and McCaw and should be read in conjunction therewith. The historical financial statements of AT&T and McCaw are incorporated by reference elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  This pro forma combined information is not necessarily indicative of actual or future operating results or financial position that would have occurred or will occur upon consummation of the Merger.

  The Unaudited Pro Forma Combined Balance Sheet gives effect to the Merger as if it had occurred on September 30, 1993, combining the balance sheets of AT&T and McCaw at September 30, 1993. The Unaudited Pro Forma Combined Statements of Income give effect to the Merger as if it had occurred at the beginning of each of the periods presented, combining the results of AT&T and McCaw for each of the three years in the period ended December 31, 1992 and for the nine-month periods ended September 30, 1993 and 1992.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1992
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                         HISTORICAL            PRO FORMA
                                       --------------     ----------------------
                                        AT&T   MCCAW      ADJUSTMENTS   COMBINED
                                       ------- ------     -----------   --------
SALES AND REVENUES
Telecommunications services..........  $39,580 $1,387                   $40,967
Sales of products and systems........   16,473    --                     16,473
Rentals and other services...........    6,957    356                     7,313
Financial services and leasing.......    1,894    --                      1,894
                                       ------- ------                   -------
  Total revenues.....................   64,904  1,743                    66,647
                                       ------- ------                   -------
COSTS
Telecommunications services..........   25,267    611                    25,878
Products and systems.................    9,846    --                      9,846
Rentals and other services...........    3,287    166                     3,453
Financial services and leasing.......    1,310    --                      1,310
                                       ------- ------                   -------
  Total costs........................   39,710    777                    40,487
                                       ------- ------                   -------
Gross margin.........................   25,194    966                    26,160
                                       ------- ------                   -------
OPERATING EXPENSES
Selling, general and administrative
 expenses............................   15,950    707                    16,657
Research and development expenses....    2,911    --                      2,911
Provision for business restructuring.       64    --                         64
                                       ------- ------                   -------
  Total operating expenses...........   18,925    707                    19,632
                                       ------- ------                   -------
Operating income.....................    6,269    259                     6,528
Other income, net....................      352     45                       397
Interest expense.....................      663    490                     1,153
                                       ------- ------                   -------
Income (loss) before income taxes and
 preferred stock dividend of a
 subsidiary..........................    5,958   (186)                    5,772
Provision for income taxes...........    2,151    (34)       $  79 (3C)   2,196
Provision for preferred stock divi-
 dend of a subsidiary................      --     134                       134
                                       ------- ------        -----      -------
NET INCOME (LOSS)....................  $ 3,807 $ (286)       $ (79)     $ 3,442
                                       ======= ======        =====      =======
Weighted average common shares out-
 standing............................    1,332    183 (2)                 1,515
                                       ======= ======                   =======
Earnings per common share............  $  2.86                          $  2.27
                                       =======                          =======
Dividends declared per common share..  $  1.32                          $  1.32
                                       =======                          =======

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1991
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL             PRO FORMA
                                      ---------------     -----------------------
                                       AT&T    MCCAW      ADJUSTMENTS    COMBINED
                                      ------- -------     -----------    --------
SALES AND REVENUES
Telecommunications services.........  $38,805 $ 1,055                    $39,860
Sales of products and systems.......   15,941     --                      15,941
Rentals and other services..........    6,959     311                      7,270
Financial services and leasing......    1,384     --                       1,384
                                      ------- -------                    -------
  Total revenues....................   63,089   1,366                     64,455
                                      ------- -------                    -------
COSTS
Telecommunications services.........   25,276     559                     25,835
Products and systems................    9,134     --                       9,134
Rentals and other services..........    3,344     139                      3,483
Financial services and leasing......    1,071     --                       1,071
                                      ------- -------                    -------
  Total costs.......................   38,825     698                     39,523
                                      ------- -------                    -------
Gross margin........................   24,264     668                     24,932
                                      ------- -------                    -------
OPERATING EXPENSES
Selling, general and administrative
 expenses...........................   16,220     552                     16,772
Research and development expenses...    3,114     --                       3,114
Provision for business
 restructuring......................    3,572     --                       3,572
                                      ------- -------                    -------
  Total operating expenses..........   22,906     552                     23,458
                                      ------- -------                    -------
Operating income....................    1,358     116                      1,474
Other income, net...................      208     294                        502
Gain on sale of stock by a
 subsidiary.........................       43     --                          43
Interest expense....................      726     578                      1,304
                                      ------- -------                    -------
Income (loss) before income taxes,
 preferred stock dividend of a
 subsidiary and cumulative effect of
 accounting change..................      883    (168)                       715
Provision for income taxes..........      361     (27)      $   76 (3C)      410
Provision for preferred stock
 dividend of a subsidiary...........      --      134                        134
                                      ------- -------       ------       -------
Income before cumulative effect of
 accounting change..................      522    (275)         (76)          171
Cumulative effect of change in
 accounting for income taxes........      --   (1,956)       1,956 (3C)      --
                                      ------- -------       ------       -------
NET INCOME (LOSS)...................  $   522 $(2,231)      $1,880       $   171
                                      ======= =======       ======       =======
Weighted average common shares
 outstanding........................    1,293     181 (2)                  1,474
                                      ======= =======                    =======
Earnings per common share...........  $  0.40                            $  0.12
                                      =======                            =======
Dividends declared per common share.  $  1.32                            $  1.32
                                      =======                            =======

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1990
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                            HISTORICAL           PRO FORMA
                                          --------------    --------------------
                                           AT&T   MCCAW     ADJUSTMENTS COMBINED
                                          ------- ------    ----------- --------
SALES AND REVENUES
Telecommunications services.............  $38,263 $  757                $39,020
Sales of products and systems...........   16,124    --                  16,124
Rentals and other services..............    6,993    280                  7,273
Financial services and leasing..........      811    --                     811
                                          ------- ------                -------
  Total revenues........................   62,191  1,037                 63,228
                                          ------- ------                -------
COSTS
Telecommunications services.............   25,633    437                 26,070
Products and systems....................    9,228    --                   9,228
Rentals and other services..............    3,377    124                  3,501
Financial services and leasing..........      645    --                     645
                                          ------- ------                -------
  Total costs...........................   38,883    561                 39,444
                                          ------- ------                -------
Gross margin............................   23,308    476                 23,784
                                          ------- ------                -------
OPERATING EXPENSES
Selling, general and administrative
 expenses...............................   14,782    428                 15,210
Research and development expenses.......    2,935    --                   2,935
Provision for business restructuring....       95    --                      95
                                          ------- ------                -------
  Total operating expenses..............   17,812    428                 18,240
                                          ------- ------                -------
Operating income........................    5,496     48                  5,544
Other income, net.......................      257  1,187                  1,444
Interest expense........................      874    497                  1,371
                                          ------- ------                -------
Income before income taxes, preferred
 stock dividend of a subsidiary and
 extraordinary item.....................    4,879    738                  5,617
Provision for income taxes..............    1,775    315                  2,090
Provision for preferred stock dividend
 of a subsidiary........................      --      52                     52
                                          ------- ------                -------
Income before extraordinary item........    3,104    371                  3,475
Extraordinary item--tax benefit of prior
 years' operating loss..................      --     191                    191
                                          ------- ------                -------
NET INCOME..............................  $ 3,104 $  562                $ 3,666
                                          ======= ======                =======
Weighted average common shares
 outstanding............................    1,282    182(2)               1,464
                                          ======= ======                =======
Earnings per common share...............  $  2.42                       $  2.50
                                          =======                       =======
Dividends declared per common share.....  $  1.32                       $  1.32
                                          =======                       =======

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1993
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                        HISTORICAL            PRO FORMA
                                      ---------------    -----------------------
                                       AT&T    MCCAW     ADJUSTMENTS    COMBINED
                                      -------  ------    -----------    --------
SALES AND REVENUES
Telecommunications services.........  $29,942  $1,287                   $31,229
Sales of products and systems.......   11,919     --                     11,919
Rentals and other services..........    5,044     296                     5,340
Financial services and leasing......    1,792     --                      1,792
                                      -------  ------                   -------
  Total revenues....................   48,697   1,583                    50,280
                                      -------  ------                   -------
COSTS
Telecommunications services.........   18,589     508                    19,097
Products and systems................    7,179     --                      7,179
Rentals and other services..........    2,384     152                     2,536
Financial services and leasing......    1,215     --                      1,215
                                      -------  ------                   -------
  Total costs.......................   29,367     660                    30,027
                                      -------  ------                   -------
Gross margin........................   19,330     923                    20,253
                                      -------  ------                   -------
OPERATING EXPENSES
Selling, general and administrative
 expenses...........................   12,181     620                    12,801
Research and development expenses...    2,262     --                      2,262
Provision for business
 restructuring......................      308     --                        308
                                      -------  ------                   -------
  Total operating expenses..........   14,751     620                    15,371
                                      -------  ------                   -------
Operating income....................    4,579     303                     4,882
Other income, net...................      468     156                       624
Loss on sale of stock by a
 subsidiary.........................        9     --                          9
Interest expense....................      404     301                       705
                                      -------  ------                   -------
Income before income taxes,
 preferred stock dividend of a
 subsidiary and cumulative effects
 of accounting changes..............    4,634     158                     4,792
Provision for income taxes..........    1,642     122                     1,764
Provision for preferred stock
 dividend of a subsidiary...........      --      101                       101
                                      -------  ------                   -------
Income (loss) before cumulative
 effects of accounting changes......    2,992     (65)                    2,927
Cumulative effects on prior years of
 changes in accounting for:
  Postretirement benefits, net......   (7,023)    --                     (7,023)
  Income taxes......................      383     --       $(1,840)(3C)  (1,457)
  Postemployment benefits, net......   (1,128)    --                     (1,128)
                                      -------  ------      -------      -------
NET LOSS............................  $(4,776) $  (65)     $(1,840)     $(6,681)
                                      =======  ======      =======      =======
Weighted average common shares
 outstanding........................    1,351     201(2)       (11)(3B)   1,541
                                      =======  ======      =======      =======
Per common share:
Income before cumulative effects of
 accounting changes.................  $  2.21                           $  1.90
Cumulative effects of accounting
 changes............................    (5.75)                            (6.23)
                                      -------                           -------
Net loss............................  $ (3.53)                          $ (4.34)
                                      =======                           =======
Dividends declared per common share.  $  0.99                           $  0.99
                                      =======                           =======

  See accompanying notes to unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1992
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                          HISTORICAL           PRO FORMA
                                         -------------    ----------------------
                                          AT&T   MCCAW    ADJUSTMENTS   COMBINED
                                         ------- -----    -----------   --------
SALES AND REVENUES
Telecommunications services............. $29,856 $ 994                  $30,850
Sales of products and systems...........  11,167   --                    11,167
Rentals and other services..............   5,060   255                    5,315
Financial services and leasing..........   1,317   --                     1,317
                                         ------- -----                  -------
  Total revenues........................  47,400 1,249                   48,649
                                         ------- -----                  -------
COSTS
Telecommunications services.............  19,050   447                   19,497
Products and systems....................   6,665   --                     6,665
Rentals and other services..............   2,379   118                    2,497
Financial services and leasing..........     940   --                       940
                                         ------- -----                  -------
  Total costs...........................  29,034   565                   29,599
                                         ------- -----                  -------
Gross margin............................  18,366   684                   19,050
                                         ------- -----                  -------
OPERATING EXPENSES
Selling, general and administrative
 expenses...............................  11,574   504                   12,078
Research and development expenses.......   2,204   --                     2,204
Provision for business restructuring....      39   --                        39
                                         ------- -----                  -------
  Total operating expenses..............  13,817   504                   14,321
                                         ------- -----                  -------
Operating income........................   4,549   180                    4,729
Other income, net.......................     344    39                      383
Interest expense........................     500   378                      878
                                         ------- -----                  -------
Income (loss) before income taxes and
 preferred stock dividend of a
 subsidiary.............................   4,393  (159)                   4,234
Provision for income taxes..............   1,586   (37)      $ 59 (3C)    1,608
Provision for preferred stock dividend
 of a subsidiary........................     --    101                      101
                                         ------- -----       ----       -------
NET INCOME (LOSS)....................... $ 2,807 $(223)      $(59)      $ 2,525
                                         ======= =====       ====       =======
Weighted average common shares
 outstanding............................   1,329   182(2)                 1,511
                                         ======= =====                  =======
Earnings per common share............... $  2.11                        $  1.67
                                         =======                        =======
Dividends declared per common share..... $  0.99                        $  0.99
                                         =======                        =======

  See accompanying notes to unaudited pro forma combined financial statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1993
                                 (IN MILLIONS)

                                         HISTORICAL           PRO FORMA
                                       ----------------  ----------------------
                                        AT&T     MCCAW   ADJUSTMENTS   COMBINED
                                       -------  -------  -----------   --------
ASSETS
Cash and temporary cash investments... $   798  $   253                $ 1,051
Receivables, net of allowances
  Accounts receivable.................  10,916      289                 11,205
  Finance receivables.................   9,981      --                   9,981
Inventories...........................   3,572       29                  3,601
Deferred income taxes.................   2,286      --                   2,286
Other current assets..................     681      216                    897
                                       -------  -------                -------
    Total current assets..............  28,234      787                 29,021
Property, plant and equipment, net....  19,002    1,488                 20,490
Licensing costs, net..................     --     3,936                  3,936
Investments...........................   1,540    1,933     $(400)(3B)   3,073
Finance receivables...................   3,900      --                   3,900
Prepaid pension costs.................   3,871      --                   3,871
Other assets, net.....................   2,885      934       (39)(3C)   3,780
                                       -------  -------     -----      -------
TOTAL ASSETS.......................... $59,432  $ 9,078     $(439)     $68,071
                                       =======  =======     =====      =======
LIABILITIES AND DEFERRED CREDITS
Accounts payable...................... $ 4,668  $    81                $ 4,749
Payroll and benefit-related
 liabilities..........................   3,080       48                  3,128
Postretirement and postemployment
 benefit liabilities..................     526      --                     526
Debt maturing within one year.........   9,926      367                 10,293
Dividends payable.....................     447      --                     447
Other current liabilities.............   4,499      402                  4,901
                                       -------  -------                -------
    Total current liabilities.........  23,146      898                 24,044
Long-term debt, including capital
 leases...............................   7,173    4,693                 11,866
Postretirement and postemployment
 benefit liabilities..................  10,306      --                  10,306
Other liabilities.....................   4,462       65                  4,527
Deferred income taxes.................      (9)   1,991                  1,982
Unamortized investment tax credits....     286      --                     286
Other deferred credits................     347      --                     347
                                       -------  -------                -------
    Total liabilities and deferred
     credits..........................  45,711    7,647                 53,358
Minority interests....................     572       58                    630
Redeemable preferred stock of a
 subsidiary...........................     --     1,272                  1,272
SHAREOWNERS' EQUITY
Common stock..........................   1,350        2     $ 190 (3A)   1,542
Additional paid in capital............  11,891    2,820      (190)(3A)  14,121
                                                             (400)(3B)
Guaranteed ESOP obligation............    (355)     --                    (355)
Foreign currency translation
 adjustments..........................     (11)     --                     (11)
Retained earnings (deficit)...........     274   (2,721)      (39)(3C)  (2,486)
                                       -------  -------     -----      -------
    Total shareowners' equity.........  13,149      101      (439)      12,811
                                       -------  -------     -----      -------
TOTAL LIABILITIES AND SHAREOWNERS'
 EQUITY............................... $59,432  $ 9,078     $(439)     $68,071
                                       =======  =======     =====      =======

  See accompanying notes to unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1--HISTORICAL PRESENTATION

  Certain amounts reported in McCaw's historical financial statements have been reclassified to conform to the AT&T presentations in the accompanying Unaudited Pro Forma Combined Balance Sheet and Statements of Income. Such reclassifications are not material to the Unaudited Pro Forma Combined Financial Statements.

NOTE 2--EXCHANGE RATIO

  As set forth in the Merger Agreement, the Exchange Ratio will be one AT&T Common Share for each share of McCaw Common Stock; provided, however, that (i) in the event the Closing Date Market Price of one AT&T Common Share is less than $53.00, the Exchange Ratio will be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and (ii) in the event the Closing Date Market Price of one AT&T Common Share is greater than $71.73, the Exchange Ratio will be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. For purposes of the Unaudited Pro Forma Combined Financial Statements, an Exchange Ratio of one AT&T Common Share per share of McCaw Common Stock is assumed. If the maximum exchange ratio of 1.111 were assumed, pro forma combined earnings (loss) per share for the nine months ended September 30, 1993 and 1992 and for the years ended December 31, 1992, 1991 and 1990 would be $(4.28), $1.65, $2.24, $0.11 and $2.47, respectively.

NOTE 3--OTHER PRO FORMA ADJUSTMENTS

  (A) The McCaw Common Stock account has been adjusted to reflect the assumed exchange of one AT&T Common Share, par value $1.00 per share, for each of approximately 192.3 shares of McCaw Common Stock, par value $.01 per share, outstanding at September 30, 1993 (excluding shares of McCaw Common Stock held by AT&T--see Note 3(B)). The difference between the par value of the AT&T Common Shares and the par value of the McCaw Common Stock, after giving effect to the assumed Exchange Ratio, is reflected as a reduction to additional paid-in capital of $190.

  (B) The $400 investment by AT&T in 14.5 shares of Class A Common Stock purchased in February 1993 has been eliminated. The weighted average common shares outstanding for the nine months ended September 30, 1993 have been adjusted to eliminate the impact of this purchase.

  (C) McCaw's historical financial statements reflect the adoption of SFAS No. 109, "Accounting for Income Taxes," retroactive to January 1, 1991. AT&T adopted SFAS No. 109 effective January 1, 1993. For conformity purposes, the pro forma combined information for AT&T and McCaw has been adjusted as if McCaw had adopted SFAS No. 109 on January 1, 1993. Such adoption would result in the use of different tax assumptions related to intangible assets McCaw acquired in purchase business combinations in 1991 and 1992 that would increase the cumulative effect of adopting SFAS No. 109 by $39. Accordingly, the pro forma combined net income has been decreased $79 for the year ended December 31, 1992, increased $1,880 for the year ended December 31, 1991, and decreased $1,840 and $59 for the nine months ended September 30, 1993 and 1992, respectively. Pro forma combined earnings per common share have been decreased $0.05 for the year ended December 31, 1992, increased $1.28 for the year ended December 31, 1991, and decreased $1.19 and $0.04 for the nine months ended September 30, 1993 and 1992, respectively. Pro forma combined total assets and shareowners' equity have been decreased $39 at September 30, 1993. Also effective January 1, 1993, AT&T adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." When McCaw adopts SFAS No. 112, the impact on the McCaw financial statements is expected to be immaterial.


  (D) No adjustments have been reflected in the Unaudited Pro Forma Combined Financial Statements for direct expenses related to the Merger. Direct expenses included in the historical periods presented have not been adjusted for in the Unaudited Pro Forma Combined Financial Statements. Such amounts are not material.

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

  (E) No adjustments to eliminate intercompany transactions and balances have been made in the Unaudited Pro Forma Combined Financial Statements as such amounts are not material.

  (F) The cash dividends per common share in the Unaudited Pro Forma Combined Financial Statements reflect AT&T's cash dividends declared in the periods presented. McCaw has never paid cash dividends on the McCaw Common Stock.

NOTE 4--FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The Unaudited Pro Forma Combined Financial Statements assume that the Merger qualifies as a "tax-free" reorganization for federal income tax purposes.

                       DESCRIPTION OF AT&T CAPITAL STOCK

  The following descriptions are summarized from the provisions of the AT&T Certificate of Incorporation.

  AT&T's authorized capital includes 2,000,000,000 AT&T Common Shares. All AT&T Common Shares are entitled to participate equally in dividends. Each stockholder has one vote for each share registered in such stockholder's name as of the applicable record date for any matter presented to stockholders. All AT&T Common Shares rank equally on liquidation. All outstanding AT&T Common Shares, and all AT&T Common Shares to be issued pursuant to the Merger, are or will be fully paid and nonassessable by AT&T. Holders of AT&T Common Shares have no preemptive rights.

  AT&T's authorized capital also includes a class of 100,000,000 preferred shares, issuable in series, cumulative as to dividends and having an authorized maximum liquidation preference of $8,000,000,000. The preferred shares rank prior to the AT&T Common Shares both as to dividends and on liquidation. There are no preferred shares issued or outstanding. The AT&T Board is authorized to establish the number of shares, designations, relative rights, preferences and limitations, including voting and conversion rights, of any future series of preferred shares.

                       DESCRIPTION OF MCCAW CAPITAL STOCK

  The following descriptions are summarized from the provisions of the McCaw Certificate of Incorporation.

  McCaw's authorized common stock consists of 400,000,000 shares of Class A Common Stock and 200,000,000 shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock are identical in all respects except that
(i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share on all matters on which holders of McCaw Common Stock are entitled to vote and (ii) if dividends payable in shares of common stock are declared, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock.

  Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder at any time. Shares of Class B Common Stock will automatically convert into a like number of shares of Class A Common Stock upon the occurrence of certain events specified in the BT Stockholders Agreement and the McCaw Shareholders Agreement.

  All shares of McCaw Common Stock rank equally on liquidation. Dividends may be declared and paid to holders of Class B Common Stock only if at such time an equal per share dividend is declared and paid to holders of Class A Common Stock, and vice versa.

  McCaw may redeem capital stock from any holder at the lesser of (i) fair market value and (ii) if such stock was purchased within one year of such redemption, such holder's purchase price, to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency held by McCaw or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of McCaw stock possessing prescribed qualifications. The BT Purchase Agreement provides that BT USA will have certain rights in connection with redemptions of McCaw capital stock. See "COMPARATIVE RIGHTS OF McCAW STOCKHOLDERS AND AT&T STOCKHOLDERS--Redemption of Capital Stock."

  No holders of shares of McCaw Common Stock have preemptive rights. As set forth in the McCaw Certificate of Incorporation, however, pursuant to the BT Purchase Agreement, BT USA is entitled to certain rights with respect to issuances of capital stock. See "COMPARATIVE RIGHTS OF McCAW STOCKHOLDERS AND AT&T STOCKHOLDERS--Preemptive Rights."

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

  McCaw's authorized capital also includes 10,000,000 shares of preferred stock, par value $.01 per share, none of which is issued or outstanding, which shares may be issued from time to time in one or more series. The McCaw Certificate of Incorporation authorizes the McCaw Board to determine the designation of any such series and to fix the powers, preferences and rights, and the qualifications, limitations and restrictions thereon, to the full extent permitted by law.

                          COMPARATIVE RIGHTS OF MCCAW
                       STOCKHOLDERS AND AT&T STOCKHOLDERS

  If the Merger is consummated, holders of McCaw Common Stock will become holders of AT&T Common Shares and the rights of the former McCaw stockholders will be governed by the laws of the State of New York and by the AT&T Certificate of Incorporation and the AT&T By-Laws, as amended (the "AT&T By-Laws"). The rights of AT&T stockholders under the AT&T Certificate of Incorporation and the AT&T By-Laws differ in certain respects from the rights of McCaw stockholders under the McCaw Certificate of Incorporation and the McCaw By-Laws. Certain differences between the rights of AT&T stockholders and McCaw stockholders are summarized below. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH DOCUMENTS. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

  In connection with the execution of the Merger Agreement, each of BT and BT USA has agreed to waive certain rights described below under the BT Purchase Agreement to the extent necessary to permit the execution and delivery of the Merger Agreement. Each of BT and BT USA has also agreed to terminate the BT Purchase Agreement and the BT Stockholders Agreement as of the Effective Time. See "OTHER AGREEMENTS--BT Letter Agreement" and "--BT Waiver."

BENEFICIAL OWNERSHIP OF STOCK

  As of the date of this Proxy Statement/Prospectus, the outstanding equity of McCaw is owned approximately 22% by members of the McCaw Block and the directors and management of McCaw, approximately 17% by BT USA and approximately 7% by AT&T. As a result of the disproportionate voting rights between the Class A Common Stock and the Class B Common Stock, as of the date of this Proxy Statement/Prospectus, members of the McCaw Block and management hold approximately 62% of the combined voting power of the McCaw Common Stock and BT USA holds approximately 21% of the combined voting power of the McCaw Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF McCAW."

  To the best of AT&T's knowledge, no person or entity is the beneficial owner of 5% or more of the AT&T Common Shares as of the date of this Proxy Statement/Prospectus, and no person or entity is expected to become the beneficial owner of 5% or more of the AT&T Common Shares as a result of the Merger.

BUSINESS COMBINATIONS

  Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

  The McCaw Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations. However, the BT Purchase Agreement prohibits, during any 12-month period, sales or other dispositions of cellular assets involving 15% or more of the aggregate POPs in which McCaw has an interest or noncellular assets involving 15% or more of the fair market value of McCaw's

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

total assets without the consent of BT USA. In addition, the BT Purchase Agreement grants BT USA the right to receive notice of, and to participate in, certain proposed mergers or consolidations of McCaw with or into any other entity.

  Under the New York Business Corporation Law (the "NYBCL"), the vote of the holders of two-thirds of all outstanding shares of stock of a New York corporation entitled to vote thereon is required for mergers and consolidations, and for sales, leases, exchanges or other dispositions of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation.

  The AT&T Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations.

APPRAISAL RIGHTS

  Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange (which is true in the case of the AT&T Common Shares) or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii). See "THE MERGER--Absence of Appraisal Rights."

  Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges.

STATE TAKEOVER LEGISLATION

  Delaware Business Combination Law. Section 203 of the DGCL (the "Delaware Business Combination Law") generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances), and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. The restrictions of the Delaware Business Combination Law do not apply, however,
(A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder, (B) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the shares not involved in the transaction or (D) under certain other circumstances.

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

  In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. The McCaw By-Laws contain a provision which expressly provides that the Delaware Business Combination Law shall not apply to McCaw. The Delaware Business Combination Law is inapplicable to the Merger.

  New York Business Combination Law. Section 912 of the NYBCL (the "New York Business Combination Law") prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation) for a period of five years after the date on which the interested stockholder became an interested stockholder. After such five-year period a business combination between a resident domestic New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The New York Business Combination Law exempts from its prohibitions any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested stockholder becomes such. AT&T will be considered a resident domestic New York corporation as long as at least 10% of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

  A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. However, such amendment will not be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. AT&T has not amended the AT&T By-Laws to elect not to be governed by the New York Business Combination Law.

STOCKHOLDER RIGHTS PLAN

  Neither AT&T nor McCaw has a stockholder rights plan.

AMENDMENTS TO CHARTERS

  Under the DGCL, unless otherwise provided in the charter, a proposed charter amendment requires an affirmative vote of a majority of all votes entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The DGCL requires an affirmative vote of a majority of the total number of shares outstanding and entitled to vote thereon to amend the McCaw Certificate of Incorporation. However, the McCaw Certificate of Incorporation provides that so long as certain provisions of the BT Purchase Agreement remain in effect, certain actions by the McCaw Board shall be taken only in accordance with the BT Purchase Agreement. Among other things, the BT Purchase Agreement provides that the McCaw Board shall not approve any amendment to the McCaw Certificate of Incorporation, if such amendment would adversely impair BT USA's rights under the BT Purchase Agreement or the BT Stockholders Agreement, without the consent of BT.

  Under the NYBCL, amendments of the certificate of incorporation may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. Pursuant to the Merger Agreement, AT&T has agreed that, prior to the Closing or earlier termination of the Merger Agreement, it will not adopt any amendments to the AT&T Certificate of Incorporation which would adversely affect the terms and provisions of the AT&T Common Shares or the rights of the holders of such shares. See "THE MERGER--Certain Covenants of AT&T."

AMENDMENTS TO BY-LAWS

  Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the charter or the by-laws vest it in the board of directors.

  The McCaw Certificate of Incorporation provides that the McCaw Board may adopt, alter and repeal the McCaw By-Laws. However, the McCaw Certificate of Incorporation also provides that action by the McCaw Board is subject to certain provisions of the BT Purchase Agreement relating to McCaw Board matters, so long as such provisions are in effect. Among other things, the BT Purchase Agreement provides that the McCaw Board shall not approve any amendment to the McCaw By-Laws, if such amendment would adversely impair BT USA's rights under the BT Purchase Agreement or the BT Stockholders Agreement, without the consent of BT. The McCaw By-Laws provide that the McCaw By-Laws may be amended, altered or repealed and that new by-laws may be adopted by either the McCaw stockholders or the McCaw Board when such power is conferred upon the McCaw Board by the McCaw Certificate of Incorporation. Such amendment, alteration, repeal or adoption may occur at any regular meeting of the McCaw stockholders or of the McCaw Board or at any special meeting of the McCaw stockholders or of the McCaw Board if such alteration, amendment, repeal or adoption is contained in the notice of such special meeting. In addition, subject to certain exceptions, the McCaw By-Laws provide that so long as certain provisions of the BT Purchase Agreement remain in effect, the McCaw Board may take certain actions only if such action has been approved by the vote of (i) the majority of the directors and (ii) either (A) a majority of the three Independent Directors (as hereinafter defined) or (B) a majority of the directors other than the Designated Party Nominees. The size of the McCaw Board is currently set at 16 persons, of whom 9 are Designated Party Nominees.

  Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

  The AT&T By-Laws may be amended by the stockholders of AT&T at any meeting, or by the AT&T Board at any meeting by a majority vote of the full AT&T Board, or at two successive meetings by a majority vote of a quorum present.

PREEMPTIVE RIGHTS

  Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. The McCaw Certificate of Incorporation does not provide for preemptive rights. Under the BT Purchase Agreement, however, in the event McCaw issues shares of capital

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

stock, BT USA has the right to acquire a number of shares of such capital stock so that BT USA's percentage ownership interest in McCaw's capital stock remains unchanged.

  Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The AT&T Certificate of Incorporation provides that no holder of AT&T Common Shares has any preemptive rights to purchase any shares or other securities of AT&T.

REDEMPTION OF CAPITAL STOCK

  Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. Under the McCaw Certificate of Incorporation, the corporation has the right to redeem outstanding shares of its capital stock if the McCaw Board determines that such redemption is necessary to prevent the loss, or secure the reinstatement, of any governmental license or franchise held by McCaw.

  The McCaw Certificate of Incorporation further provides that, so long as certain provisions of the BT Purchase Agreement remain in effect, any redemption of McCaw capital stock shall be made only in accordance with the terms of the BT Purchase Agreement. Among other things, the BT Purchase Agreement prohibits a redemption of McCaw Common Stock held by BT unless the redemption is required by applicable law or regulation or unless BT consents to the redemption.

  Under the NYBCL, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation or the holders thereof, at such prices, within such times and under such conditions as are stated in the certificate of incorporation. The AT&T Certificate of Incorporation does not contain such a provision.

DIVIDEND SOURCES

  Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

  Under the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

DURATION OF PROXIES

  Under the DGCL and the McCaw By-Laws, no proxy is valid more than three years after its date unless otherwise provided in the proxy.

  Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for (i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares,
(iii) a creditor of the corporation who extends credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract and (v) a person designated under a voting agreement.


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

STOCKHOLDER ACTION

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The McCaw By-Laws permit stockholder action to be taken by a majority written consent.

  Under the NYBCL, any action required or permitted to be taken by vote may be taken without a meeting by written consent or consents, setting forth the action taken and signed by the holders of all outstanding shares entitled to vote thereon, provided that the certificate of incorporation may contain a provision requiring the written consent of the holders of less than all outstanding shares. The AT&T Certificate of Incorporation does not contain such a provision.

SPECIAL STOCKHOLDER MEETINGS

 The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The McCaw By-Laws provide that special meetings may be called by the Chairman of the Board or the Chief Executive Officer and must be called by the Chairman of the Board, the Chief Executive Officer or the Secretary upon the written request of a majority of the McCaw Board or at the written request of stockholders owning a majority of the voting power of McCaw's capital stock entitled generally to vote for the election of directors. However, the McCaw By-Laws provide that so long as certain provisions of the BT Purchase Agreement remain in effect, the McCaw Board may take certain actions only if such action has been approved by the vote of (i) the majority of the directors and (ii) either (A) a majority of the three Independent Directors or (B) a majority of the directors other than the Designated Party Nominees.

  The AT&T By-Laws provide that special meetings of the stockholders may be called at any time by the Chairman of the Board, by the AT&T Board or upon a request signed by stockholders representing at least one-third of the AT&T Common Shares. In addition, the NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors.

CUMULATIVE VOTING

  The DGCL permits cumulative voting, but neither the McCaw Certificate of Incorporation nor the McCaw By-Laws provide for cumulative voting for the election of directors.

  Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. The AT&T Certificate of Incorporation does not contain such a provision.

NUMBER AND ELECTION OF DIRECTORS

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The McCaw Certificate of Incorporation provides that the number of directors shall be as

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

provided for in the McCaw By-Laws. The McCaw By-Laws state that the McCaw Board shall have 17 members, elected annually, and that such number may be increased or decreased by the vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, provided that no decrease in the number of directors shortens the term of an incumbent director.

  The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. McCaw does not have a classified board of directors.

  Certain holders of shares of McCaw Common Stock, including the McCaw Block, entered into the McCaw Shareholders Agreement, which provides that the parties thereto will vote their shares in accordance with the directions of Craig O. McCaw (or his successor, each the "Designated Party"), and that the Designated Party is entitled to designate all members of the McCaw Board. The McCaw Shareholders Agreement will terminate upon consummation of the Merger.

  The BT Stockholders Agreement (i) entitles BT USA to designate four members of the McCaw Board, subject to reduction so that its Board representation remains substantially proportionate with its equity interest or to comply with certain requirements imposed by federal law, (ii) requires the Designated Party to designate three directors independent of any relationship with any officer or director of McCaw or with himself, BT USA or any other holder of 1% or more of McCaw's outstanding stock (the "Independent Directors"), and (iii) entitles the Designated Party to designate the remaining directors (the "Designated Party Nominees"). Moreover, the McCaw By-Laws provide that, so long as certain provisions of the BT Purchase Agreement remain in effect, the McCaw Board may take certain actions only if such action has been approved by the vote of (i) the majority of the directors and (ii) either (A) a majority of the three Independent Directors or (B) a majority of the directors other than the Designated Party Nominees. The size of the McCaw Board is currently set at 16 members, of whom 9 are Designated Party Nominees.

  Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The AT&T Certificate of Incorporation provides that the number of directors shall be as provided for in the AT&T By-Laws. The AT&T By-Laws provide that the number of directors shall be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of the entire AT&T Board.

  The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible, and no class may include less than three directors. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

  The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.


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

  The McCaw By-Laws provide that a director or directors may be removed with or without cause at any meeting of the stockholders by a vote of holders owning stock representing a majority of the votes represented and entitled to vote at such meeting.

  The BT Stockholders Agreement provides that, if any party who has nominated a director proposes that such director be removed from the McCaw Board, the other parties to the agreement will vote their shares in favor of the director's removal, provided that the Designated Party shall not have the right to have any Independent Director removed from the board without BT USA's consent.

  The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

  Neither the AT&T Certificate of Incorporation nor the AT&T By-Laws provide that directors may be removed without cause by action of the stockholders.

VACANCIES

  Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

  The McCaw By-Laws provide that all directors elected to fill vacancies or newly created directorships shall remain in office until the next annual election and until their successors are duly elected and qualified. To the extent that the McCaw Board must take action to fill any vacancy or newly created directorship, it is subject to the provisions of the McCaw By-Laws, which state that so long as certain provisions of the BT Purchase Agreement remain in effect, the McCaw Board may take certain actions only if such action has been approved by the vote of (i) the majority of the directors and (ii) either (A) a majority of the three Independent Directors or (B) a majority of the directors other than the Designated Party Nominees.

  Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason except the removal of directors without cause may be filled by vote of the board of directors. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board

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

may fill vacancies occurring on the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

  The AT&T Certificate of Incorporation does not provide for the removal of directors without cause. The AT&T By-Laws provide that any vacancy on the AT&T Board may be filled by a majority vote of the remaining directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The McCaw By-Laws contain provisions which require McCaw to indemnify such persons to the full extent permitted by the DGCL.

  The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

  The DGCL and the McCaw By-Laws state that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel (selected by the disinterested directors) or (iii) the stockholders.

  The DGCL and the McCaw By-Laws require McCaw to advance reasonable expenses to a director or officer after such person provides an undertaking to repay the corporation if it is determined that the required standard of conduct has not been met. In addition, the McCaw By-Laws permit McCaw to advance expenses to other employees and agents in a similar manner.

  The indemnification and advancement of expenses described above under the DGCL is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. McCaw has entered into indemnification agreements with certain of its officers and directors which provide that indemnification and advancement of expenses will be available to such persons regardless of any amendment to or revocation of the indemnification provisions contained in the McCaw By-Laws.

  Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

  Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

  The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by
(i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

  The AT&T By-Laws provide that AT&T is authorized, by (i) a resolution of stockholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of AT&T in any capacity with any other enterprise. AT&T has entered into indemnification agreements with certain of its officers and directors in accordance with the AT&T By-Laws.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or McCaw pursuant to the foregoing provisions, AT&T and McCaw have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

  The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The McCaw Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under Delaware law.

  The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

  The AT&T Certificate of Incorporation provides that no director will be personally liable to AT&T or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated
Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law) or
(ii) for any act or omission prior to the adoption of this provision by the AT&T stockholders.

                                 LEGAL OPINIONS

  The legality of the AT&T Common Shares to be issued in connection with the Merger is being passed upon for AT&T by Jim G. Kilpatric, Senior Vice President-Law of AT&T. As of January 31, 1994, Mr. Kilpatric owned 1,133.77 AT&T Common Shares and held options to purchase an additional 53,325 AT&T Common Shares.

  Certain of the tax consequences of the Merger to McCaw stockholders will be passed upon at the Effective Time, as a condition to the Merger, by Wachtell, Lipton, Rosen & Katz, New York, New York, on behalf of AT&T, and by Jones, Day, Reavis & Pogue, Washington, D.C., on behalf of McCaw. See "THE MERGER--Certain Federal Income Tax Consequences." Members of the firm of Wachtell, Lipton, Rosen & Katz participating in the representation of AT&T in the Merger beneficially owned as of January 5, 1994 approximately 130 AT&T Common Shares. Members of the firm of Jones, Day, Reavis & Pogue participating in the representation of McCaw in the Merger beneficially owned as of January 24, 1994 approximately 4,000 AT&T Common Shares.

                                    EXPERTS

  The consolidated financial statements and consolidated financial statement schedules of AT&T and its subsidiaries incorporated by reference or included in AT&T's Annual Report on Form 10-K for the year ended December 31, 1992 and incorporated by reference in this Proxy Statement/Prospectus are incorporated by reference herein in reliance upon the reports of Coopers & Lybrand, independent auditors, given on the authority of that firm as experts in accounting and auditing.

  The consolidated financial statements and schedules of McCaw incorporated in this Proxy Statement/Prospectus by reference to McCaw's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1992 have been audited by Arthur Andersen & Co., independent public accountants, as set forth in their report. In that report, that firm states that with respect to LIN and its subsidiaries, its opinion is based on the reports of other independent auditors, namely Ernst & Young. The consolidated financial statements and supporting schedules referred to above have been incorporated herein by reference in reliance upon the authority of those firms as experts in giving said reports, which include an explanatory paragraph with respect to the change in the method of accounting for income taxes effective January 1, 1991, as explained in Notes 1 and 10 to McCaw's consolidated financial statements. Representatives of Arthur Andersen & Co. are expected to be present at the Special Meeting and available to respond to appropriate questions, and will also have the opportunity to make a statement at such time if they desire to do so.

                        PROPOSALS BY MCCAW STOCKHOLDERS

  Stockholder proposals intended to be presented at McCaw's 1994 Annual Meeting of Stockholders (assuming the Merger is not consummated prior to such meeting, which will not be held if the Merger is consummated prior to the scheduled date for such Annual Meeting) must have been received by McCaw not later than December 7, 1993 for inclusion in the proxy materials for such meeting.

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY,

                            RIDGE MERGER CORPORATION

                                      AND

                      MCCAW CELLULAR COMMUNICATIONS, INC.

                             DATED AUGUST 16, 1993

                               TABLE OF CONTENTS

                                 ARTICLE I
 Definitions.............................................................. A- 1
                                ARTICLE II
 The Merger; Effective Time; Closing...................................... A- 4
     2.1.  The Merger....................................................  A- 4
     2.2.  Effective Time................................................  A- 5
     2.3.  Closing.......................................................  A- 5
                                ARTICLE III
 Terms of Merger.......................................................... A- 5
     3.1.  Certificate of Incorporation..................................  A- 5
     3.2.  The By-Laws...................................................  A- 5
     3.3.  Directors.....................................................  A- 5
     3.4.  Officers......................................................  A- 5
                                ARTICLE IV
 Merger Consideration; Conversion or Cancellation of Shares in the Merger. A- 5
     4.1.  Share Consideration; Conversion or Cancellation of Shares in
            the Merger...................................................  A- 5
     4.2.  Payment for Shares in the Merger..............................  A- 7
     4.3.  Fractional Shares.............................................  A- 8
     4.4.  Transfer of Shares after the Effective Time...................  A- 8
                                 ARTICLE V
 Representations and Warranties of the Company............................ A- 8
     5.1.  Organization, Etc. of the Company.............................  A- 8
     5.2.  Operations of Subsidiaries....................................  A- 9
     5.3.  Agreement.....................................................  A- 9
     5.4.  Fairness Opinion..............................................  A-10
     5.5.  Capital Stock.................................................  A-10
     5.6.  Litigation....................................................  A-10
     5.7.  Compliance With Other Instruments, Etc........................  A-10
     5.8.  Employee Benefit Plans........................................  A-11
     5.9.  Taxes.........................................................  A-12
     5.10. Intellectual Property.........................................  A-12
     5.11. Reports and Financial Statements..............................  A-13
     5.12. Absence of Certain Changes or Events..........................  A-13
     5.13. Contracts and Leases..........................................  A-13
     5.14. Affiliated Transactions.......................................  A-14
     5.15. Ability to Use Service Mark...................................  A-14
     5.16. Brokers and Finders...........................................  A-14
     5.17. S-4 Registration Statement and Proxy Statement/Prospectus.....  A-14
     5.18. LIN Rights Plan...............................................  A-14
     5.19. Tax Matters...................................................  A-14

                                ARTICLE VI
 Representations and Warranties of AT&T and Merger Sub....................  A-14
     6.1.  Organization, Etc. of AT&T....................................   A-15
     6.2.  Operations of Subsidiaries....................................   A-15
     6.3.  Agreement.....................................................   A-15
     6.4.  Capital Stock.................................................   A-16
     6.5.  Authorization for AT&T Common Shares..........................   A-16
     6.6.  Litigation....................................................   A-16
     6.7.  Compliance with Other Instruments, Etc. ......................   A-16
     6.8.  Intellectual Property.........................................   A-17
     6.9.  Reports and Financial Statements..............................   A-17
     6.10. Absence of Certain Changes or Events..........................   A-17
     6.11. Contracts and Leases..........................................   A-17
     6.12. Ownership of Merger Sub; No Prior Activities; Assets of Merger
            Sub..........................................................   A-18
     6.13. Brokers and Finders...........................................   A-18
     6.14. S-4 Registration Statement and Proxy Statement/Prospectus.....   A-18
     6.15. Ownership of Shares...........................................   A-18
     6.16. Tax Matters...................................................   A-18
                                ARTICLE VII
 Additional Covenants and Agreements......................................  A-19
     7.1.  Conduct of Business of the Company............................   A-19
     7.2.  Other Transactions............................................   A-20
     7.3.  Meeting of Stockholders.......................................   A-21
     7.4.  Registration Statement........................................   A-21
     7.5.  Reasonable Efforts............................................   A-21
     7.6.  Access to Information.........................................   A-22
     7.7.  Indemnification of Directors and Officers.....................   A-23
     7.8.  Registration and Listing of AT&T Common Shares................   A-23
     7.9.  Affiliates of AT&T and the Company............................   A-24
     7.10. Certain Covenants of AT&T.....................................   A-24
     7.11. New Opportunities; Joint Venture Arrangements.................   A-24
     7.12. Tax Matters...................................................   A-28
     7.13. Dividends.....................................................   A-28
     7.14. FCC Matters...................................................   A-28
     7.15. New York Real Property Gains and Transfer Tax.................   A-28
                               ARTICLE VIII
 Conditions...............................................................  A-29
     8.1.  Conditions to Each Party's Obligations........................   A-29
     8.2.  Conditions to Obligations of AT&T and Merger Sub..............   A-29
     8.3.  Conditions to Obligations of the Company......................   A-31
                                ARTICLE IX
 Termination..............................................................  A-32
     9.1.  Termination by Mutual Consent.................................   A-32
     9.2.  Termination by Either AT&T or the Company.....................   A-32
     9.3.  Effect of Termination and Abandonment.........................   A-32

                                 ARTICLE X
 Miscellaneous and General................................................. A-32
    10.1.  Expenses.......................................................  A-32
    10.2.  Notices, Etc. .................................................  A-32
    10.3.  Amendments, Waivers, Etc.......................................  A-33
    10.4.  No Assignment..................................................  A-33
    10.5.  Entire Agreement...............................................  A-33
    10.6.  Specific Performance...........................................  A-33
    10.7.  Remedies Cumulative............................................  A-34
    10.8.  No Waiver......................................................  A-34
    10.9.  No Third Party Beneficiaries...................................  A-34
    10.10. Jurisdiction...................................................  A-34
    10.11. Public Announcements...........................................  A-34
    10.12. Governing Law..................................................  A-34
    10.13. Name, Captions, Etc. ..........................................  A-34
    10.14. Counterparts...................................................  A-34
    10.15. Knowledge......................................................  A-34

                          AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger (hereinafter called this "Agreement"), dated August 16, 1993, among American Telephone and Telegraph Company, a New York corporation ("AT&T"), Ridge Merger Corporation, a Delaware corporation and a direct Wholly Owned Subsidiary of AT&T ("Merger Sub"), and McCaw Cellular Communications, Inc., a Delaware corporation (the "Company").

                                    Recitals

  Whereas, the Boards of Directors of AT&T, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code;

  Whereas, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests; and

  Whereas, AT&T, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

  Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, AT&T, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

  "AT&T": American Telephone and Telegraph Company, a New York corporation.

  "AT&T Common Shares": Shares of common stock, par value $1.00 per share, of AT&T.

  "AT&T Companies": AT&T, Merger Sub and any other direct or indirect Wholly Owned Subsidiary of AT&T.

  "AT&T Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by AT&T to the Company.

  "AT&T Draft Second Quarter Form 10-Q": The draft Form 10-Q of AT&T for the quarter ended June 30, 1993, as previously provided by AT&T to the Company.

  "AT&T SEC Reports": As defined in Section 6.9(a).

  "AT&T Tax Matters Certificate": As defined in Section 6.16.

  "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

  "Benefit Arrangement": As defined in Section 5.8(a).

  "BT": British Telecommunications plc.

  "BT Shareholders Agreement": The shareholders agreement, dated as of June 20, 1989, among the Company, BT USA, McCaw and the other signatories thereto.

  "BT Stock Purchase Agreement": The amended and restated stock purchase agreement, dated as of January 19, 1989, as amended as of May 1, 1989, between the Company and BT USA.

  "BT USA": British Telecom USA Holdings, Inc.

  "Cellular System": A domestic public cellular radio telecommunications service system licensed under Part 22 of the FCC's Rules.

  "Certificate of Merger": The certificate of merger with respect to the merger of Merger Sub with and into the Company, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

  "Certificates": As defined in Section 4.2(b).

  "Claim": As defined in Section 7.7(a).

  "Class A Common Stock": Class A Common Stock, par value $.01 per share, of the Company.

  "Class B Common Stock": Class B Common Stock, par value $.01 per share, of the Company.

  "Closing": The closing of the Merger.

  "Closing Date": The date on which the Closing occurs.

  "Closing Date Market Price": With respect to one AT&T Common Share, the average Closing Price for such a share during the period of the 20 most recent trading days ending on the fifth business day prior to the Closing Date.

  "Closing Price": On any day, the last reported sale price of one AT&T Common Share on the NYSE.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Company": McCaw Cellular Communications, Inc., a Delaware corporation.

  "Company Disclosure Statement": The disclosure statement dated the date of this Agreement delivered by the Company to AT&T.

  "Company Draft Second Quarter Form 10-Q": The draft Form 10-Q of the Company for the quarter ended June 30, 1993, as previously provided by the Company to AT&T.

  "Company SEC Reports": As defined in Section 5.11.

  "Company Stock Option Plans": As defined in Section 4.1(e).

  "Company Tax Matters Certificate": As defined in Section 5.19.

  "Designated Party": McCaw or such other person designated as the Designated Party pursuant to the McCaw Shareholders Agreement.

  "DGCL": The Delaware General Corporation Law.

  "Effective Time": As defined in Section 2.2.

  "Employee Plan": As defined in Section 5.8(a).

  "Employees": As defined in Section 5.8(a).

  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or (c) of the Code and the Treasury Regulations thereunder.

  "Excess Shares": As defined in Section 4.3.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "Exchange Agent": As defined in Section 4.2(a).

  "Exchange Fund": As defined in Section 4.2(a).

  "Exchange Ratio": As defined in Section 4.1(a).

  "FCC": The Federal Communications Commission.

  "Fractional Securities Fund": As defined in Section 4.3.

  "Governmental Body": Any Federal, state, municipal, political subdivision or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnified Parties": As defined in Section 7.7(a).

  "Intellectual Property": All industrial and intellectual property rights including, but not limited to, Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or AT&T and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or AT&T and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including, but not limited to, manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "LIN": LIN Broadcasting Corporation, a Delaware corporation.

  "LIN Rights Agreement": The Rights Agreement, dated as of May 2, 1988, as amended, between LIN and Manufacturers Hanover Trust Company, as Rights Agent.

  "McCaw": Craig O. McCaw, an individual.

  "McCaw Block": The shareholders of the Company who are parties to the McCaw Shareholders Agreement.

  "McCaw Shareholders Agreement": The shareholders agreement, dated as of May 31, 1989, as amended as of December 31, 1989 and March 15, 1992, among the Company and the shareholder signatories thereto.

  "Merger": The merger of Merger Sub with and into the Company as contemplated by Section 2.1.

  "Merger Sub": Ridge Merger Corporation, a Delaware corporation.

  "NASD": The National Association of Securities Dealers, Inc.

  "NASDAQ": The NASD Automated Quotation System.

  "NYSE": The New York Stock Exchange, Inc.

  "Option": As defined in Section 4.1(e).

  "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Proxy Statement/Prospectus": As defined in Section 7.4.

  "Respective Representatives": As defined in Section 7.6.

  "Rule 145 Affiliate": As defined in Section 7.9.

  "S-4 Registration Statement": As defined in Section 7.4.

  "SEC": The Securities and Exchange Commission.

  "Securities Act": The Securities Act of 1933, as amended.

  "Share Consideration": As defined in Section 4.1(b).

  "Shares": Collectively, the shares of Class A Common Stock and the shares of Class B Common Stock.

  "Significant Subsidiary": As defined under Rule 12b-1 of the Exchange Act.

  "Stockholders Meeting": As defined in Section 7.3.

  "Subsidiary": As to any Person, any other Person of which at least 50% of the equity or voting interests are owned, directly or indirectly, by such first Person.

  "Surviving Corporation": The surviving corporation in the Merger.

  "Wholly-Owned Subsidiary": A Subsidiary of which 100% of the equity interest is owned directly or indirectly by the parent company.

                                   ARTICLE II

                      The Merger; Effective Time; Closing

  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the

DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Delaware. At the election of AT&T, any direct Wholly Owned Subsidiary of AT&T may be substituted for Merger Sub as a constituent corporation in the Merger, provided that the parties shall have executed an appropriate amendment to this Agreement in form and substance reasonably satisfactory to the Company and AT&T in order to reflect such substitution.

  2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger), which shall be the Closing Date or as soon as practicable thereafter.

  2.3. Closing. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, New York, New York, at 10:00 a.m. on the fifth business day following the date of receipt of the last Authorization required by Section 8.1(b) or (ii) at such other place and/or time and/or on such other date as AT&T and the Company may agree or as may be necessary to permit the fulfillment or waiver of the conditions set forth in Article VIII.

                                  ARTICLE III

                                Terms of Merger

  3.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL, except that Article SECOND thereof shall be amended to read as follows:

    "The name of the Corporation (which is hereinafter called the "Corporation") is McCaw Cellular Communications, Inc."

  3.2. The By-Laws. The By-Laws of Merger Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

  3.3. Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

  4.1. Share Consideration; Conversion or Cancellation of Shares in the
Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by AT&T) shall be converted into one AT&T Common Share (the "Exchange Ratio"); provided, however, that (i) in the event the Closing Date Market Price of one AT&T Common Share is less than $53.00, the Exchange Ratio shall be equal to $53.00 divided by the Closing Date Market Price of one AT&T Common Share, but in no event greater than 1.111 AT&T Common Shares, and
(ii) in the event the Closing Date Market Price of one AT&T Common Share is more than $71.73, the Exchange Ratio shall be equal to $71.73 divided by the Closing Date Market Price of one AT&T Common Share, but in no event less than .909 of an AT&T Common Share. If, prior to the Effective Time, AT&T should split or combine the AT&T Common Shares, or pay a stock dividend or other stock distribution in AT&T Common Shares, or otherwise change the AT&T Common Shares into any other securities, or make any other dividend or distribution on the AT&T Common Shares (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  (b) All Shares to be converted into AT&T Common Shares pursuant to this
Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of AT&T Common Shares specified above (the "Share Consideration") and cash in lieu of fractional AT&T Common Shares as contemplated by Section 4.3.

  (c) Each Share issued and outstanding and owned by AT&T immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

  (d) Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

  (e) Each outstanding option to purchase Shares (each, an "Option") issued pursuant to the Company's stock option plans (collectively, the "Option Plans") set forth in the Company SEC Reports, whether or not vested or exercisable, shall be assumed by AT&T and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, a number of AT&T Common Shares equal to the product of the Exchange Ratio and the number of Shares subject to such Option, at a price per share equal to the aggregate exercise price for the Shares subject to such Option divided by the number of full AT&T Common Shares deemed to be purchasable pursuant to such Option; provided, however, that (i) subject to the provisions of clause (ii) below, the number of AT&T Common Shares that may be purchased upon exercise of such Option shall not include any fractional shares and, upon the last such exercise of such Option, a cash payment shall be made for any fractional share based upon the per share average of the highest and lowest sale price of AT&T Common Shares as reported in the NYSE Composite Transactions on the date of such exercise, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. At the Effective Time, AT&T shall deliver to holders of Options appropriate option agreements representing the right to acquire AT&T Common Shares on the same terms and conditions as contained in the outstanding Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Options. AT&T shall comply with the terms of the Option Plans as they apply to the Options assumed as set forth above.

  AT&T shall take all corporate action necessary to reserve for issuance a sufficient number of AT&T Common Shares for delivery upon exercise of the Options assumed in accordance with this Section 4.1(e).

AT&T shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to AT&T Common Shares subject to such Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, AT&T shall administer the Option Plans assumed pursuant to this Section 4.1(e) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Option Plan complied with such rule prior to the Merger.

  4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

  (a) At the Effective Time, AT&T shall make available to an exchange agent selected by AT&T and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, a sufficient number of certificates representing AT&T Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1 (the certificates representing AT&T Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the AT&T Common Shares contemplated to be issued pursuant to Section 4.1 and effect the sales provided for in Section 4.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional AT&T Common Shares as contemplated by Section 4.3 with respect to each of the Shares represented thereby. No dividends or other distributions that are declared after the Effective Time on AT&T Common Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive AT&T Common Shares until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the AT&T Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such AT&T Common Shares between the Effective Time and the time of such surrender. After such surrender there shall be paid to the Person in whose name the AT&T Common Shares are issued any dividends or other distributions on such AT&T Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing AT&T Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such AT&T Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any AT&T

Common Shares or dividends thereon or, in accordance with Section 4.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the AT&T Common Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such AT&T Common Shares for the account of the Persons entitled thereto.

  (c) Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for certificates representing AT&T Common Shares until AT&T has received a written agreement from such Person as provided in Section 7.9.

  (d) Any portion of the Exchange Fund and the Fractional Securities Fund which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to AT&T, upon demand of AT&T, and any former stockholders of the Company shall thereafter look only to AT&T for payment of their claim for the Share Consideration for the Shares or for any cash in lieu of fractional AT&T Common Shares.

  4.3. Fractional Shares. No fractional AT&T Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of an AT&T Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional AT&T Common Shares issued pursuant to this Article IV. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of
(i) the number of full AT&T Common Shares delivered to the Exchange Agent by AT&T over (ii) the aggregate number of full AT&T Common Shares to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. AT&T shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

  4.4. Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to AT&T and Merger Sub that, except as set forth in the Company Disclosure Statement:

  5.1. Organization, Etc. of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by the Company to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole. The Company has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole. The Company is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of the Company, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

  5.2. Operations of Subsidiaries. Each Subsidiary of the Company (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole, (c) has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of the Company or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

  5.3. Agreement. This Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company and have been duly authorized by all other necessary corporate action on the part of the Company (except for the approval of the Company's stockholders contemplated by Section 7.3). This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Company has delivered to AT&T true and correct copies of resolutions adopted by the Board of Directors of the Company approving this Agreement.

  5.4. Fairness Opinion. The Board of Directors of the Company has received the opinion, dated as of the date hereof, of Lazard Freres & Co. to the effect that the consideration to be received by the holders of Shares in the Merger is fair to such holders from a financial point of view. Such opinion (a copy of which has been delivered to AT&T) has not been withdrawn, revoked or modified.

  5.5. Capital Stock. The authorized capital stock of the Company consists of
(a) 400,000,000 shares of Class A Common Stock, of which 145,365,773 shares are outstanding as of the date hereof, (b) 200,000,000 shares of Class B Common Stock, of which 60,832,998 shares are outstanding as of the date hereof, and
(c) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which are outstanding as of the date hereof. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. There are outstanding on the date hereof no options, warrants or other rights to acquire capital stock from the Company, other than the right to convert shares of Class B Common Stock into Class A Common Stock pursuant to the Certificate of Incorporation of the Company, except (i) options representing in the aggregate the right to purchase up to 7,203,555 shares of Class A Common Stock pursuant to the Company's employee benefit plans and (ii) options representing in the aggregate the right to purchase up to 3,608,536 shares of Class B Common Stock pursuant to the Company's employee benefit plans. Except as disclosed in the Company SEC Reports, all outstanding shares of capital stock of the Significant Subsidiaries of the Company are owned by the Company or a direct or indirect Wholly Owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

  5.6. Litigation. Except as disclosed in the Company SEC Reports filed prior to August 1, 1993, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any Employee Plan or Benefit Arrangement), or any property of the Company or any such Subsidiary (including Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, (a) do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement and (b) do not and would not be reasonably expected (so far as can be foreseen at the time) to prevent the Company and its Subsidiaries from using, subject to notice and a reasonable transition period, the service mark "AT&T" as the exclusive service mark for their telecommunications services (other than television broadcasting).

  5.7. Compliance with Other Instruments, Etc. Neither the Company nor any Subsidiary of the Company is in violation of any term of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter, by-laws or other organizational document of the Company (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Agreement. Other than the BT Stock Purchase Agreement and the BT Shareholders Agreement, and the Waiver and Agreement, dated as of the date hereof, among BT, BT USA and the Company, a true and correct copy of which has heretofore been delivered to AT&T, and the other agreements expressly contemplated thereby, neither the Company nor any of its Subsidiaries is a party to any agreement or other arrangement with BT or any of its Subsidiaries relating to the Company or any of its Subsidiaries or the securities of the Company.

  5.8. Employee Benefit Plans. (a) The Company SEC Reports or the Company Disclosure Statement sets forth a true and complete list of all the following:
(i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, pursuant to which the Company or any of its Subsidiaries has (A) any material liability with respect to current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Employees") or (B) any obligation to issue capital stock of the Company or any of its Subsidiaries (each, an "Employee Plan"), and (ii) each other plan, program, policy, contract or arrangement providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability policies), whether or not insured or funded,
(A) pursuant to which the Company or any of its Subsidiaries has any material liability or (B) constituting an employment or severance agreement or arrangement with any officer or director of the Company or any Significant Subsidiary or with any holder of shares of Class B Common Stock (each, a "Benefit Arrangement"). Any such Benefit Arrangements constituting employment or severance agreements or arrangements with any officer or director of a Subsidiary of the Company that is not a Significant Subsidiary are not in the aggregate material to the Company and its Subsidiaries taken as a whole. The Company has used its reasonable efforts to provide to AT&T with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any. Any such Employee Plans and Benefit Arrangements not so provided are not in the aggregate material to the Company and its Subsidiaries taken as a whole.

  (b) Each Employee Plan and Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, including, but not limited to, ERISA and the Code. Neither the Company nor any of its Subsidiaries nor any of their respective current or former directors, officers, or employees, nor, to the best knowledge of the Company, any other disqualified person or party-in-interest with respect to any Employee Plan, have engaged directly or indirectly in any "prohibited transaction," as such term is defined in section 4975 of the Code or section 406 of ERISA, with respect to which the Company or its Subsidiaries could have or has any material liability. All contributions required to be made to the Employee Plans and Benefit Arrangements have been made in a timely fashion. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and each related trust is exempt from taxation under Section 501(a) of the Code.

  (c) With respect to each Employee Plan that is subject to Title IV of ERISA:
(i) as of the last applicable annual valuation date, the present value of all benefits under such Employee Plan exceeded the value of the assets of such Employee Plan allocable to such benefits, on a projected benefits basis, using the actuarial methods, factors and assumptions used for the most recent actuarial report with respect to such Employee Plan; and (ii) there has been no termination, partial termination or "reportable event" (as defined in Section 4043 of ERISA) with respect to any such Employee Plan. No Employee Plan that is subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived.

  (d) No Employee Plan is a "multiemployer plan" as that term is defined in
Section 3(37) of ERISA or a "multiple employer plan" described in Section 4063(a) of ERISA, nor has the Company or any ERISA Affiliate of the Company at any time since September 2, 1974, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

  (e) Except with respect to an Employee Plan, neither the Company nor any ERISA Affiliate has any Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code and (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

  (f) Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

  (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement.

  (h) No amounts paid or payable by the Company or any Subsidiary to or with respect to any Employee will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

  (i) No Employees and no beneficiaries or dependents of Employees are or may become entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including without limitation death or medical benefits, other than coverage mandated by Section 4980B of the Code.

  (j) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the best knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries, nor have there been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

  5.9. Taxes. The Company and its Subsidiaries have filed all federal, state, county, local and foreign tax returns required to be filed by them, and have paid all taxes shown to be due thereon, other than taxes appropriate reserves for which have been made in the Company's financial statements (and, to the extent material, such reserves have been accurately described to AT&T). There are no assessments or adjustments that have been asserted in writing against the Company or its Subsidiaries for any period for which the Company has not made appropriate reserves in the Company's financial statements.

  5.10. Intellectual Property. The Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in the Company's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

  5.11. Reports and Financial Statements. (a) The Company has filed all reports (including without limitation proxy statements) required to be filed with the SEC since January 1, 1989 (collectively, the "Company SEC Reports"), and has previously furnished or made available to AT&T true and complete copies of all the Company SEC Reports. None of the Company SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the Company SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

  (b) The Company and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any federal or state regulatory authority, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would be reasonably expected (so far as can be foreseen at the time) to subject any licenses or approvals referred to in Section 5.1 or 5.2 to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

  5.12. Absence of Certain Changes or Events. During the period since March 31, 1993, (a) the business of the Company and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, (b) neither the Company nor any Subsidiary has entered into any material transaction other than in the ordinary course, consistent with past practice, and (c) there has not been any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

  5.13. Contracts and Leases. The Company SEC Reports contain an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (c) no claim of material default thereunder has, to the Company's best knowledge, been asserted or threatened and (d) none of the Company or its Subsidiaries or, to the Company's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of the Company and its Subsidiaries taken as a whole.

  5.14. Affiliated Transactions. The Company SEC Reports contain an accurate and complete listing of all contracts, leases, agreements or understandings, whether written or oral, with or on behalf of any Affiliate of the Company, to which the Company or any of its Subsidiaries is a party or is otherwise bound and which is required to be described in or filed as an exhibit to any Company SEC Report pursuant to the Exchange Act and the applicable rules and regulations thereunder.

  5.15. Ability to Use Service Mark. The Company and its Subsidiaries have all necessary power and authority (to the extent permitted by AT&T and assuming AT&T has the power and authority to so permit) to cause their telecommunications services (other than television broadcasting) to be marketed, sold and provided by the Company or such Subsidiaries exclusively under the service mark "AT&T", and the use of such service mark for such services exclusively will not violate any agreement or other binding arrangement or understanding to which the Company or any of its Subsidiaries is bound.

  5.16. Brokers and Finders. Except for the fees and expenses payable to Lazard Freres & Co. and Salomon Brothers Inc, which fees and expenses are reflected in their agreements with the Company, copies of which have been furnished to AT&T, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  5.17. S-4 Registration Statement and Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement/Prospectus or the S-4 Registration Statement, the Company shall notify AT&T thereof by reference to this Section 5.17 and such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and such amendment or supplement shall comply with all provisions of applicable law. The Proxy Statement/Prospectus will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act.

  5.18. LIN Rights Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes or will constitute a Triggering Event, or results or will result in AT&T becoming an Acquiring Person, under the LIN Rights Agreement.

  5.19. Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of the Company attached to the Company Disclosure Statement (the "Company Tax Matters Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

                                   ARTICLE VI

             Representations and Warranties of AT&T and Merger Sub

  AT&T and Merger Sub each represents and warrants to the Company that, except as set forth in the AT&T Disclosure Statement:

  6.1. Organization, Etc. of AT&T. AT&T is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and proposed by AT&T to be conducted, to enter into this Agreement and to carry out the provisions of this Agreement and consummate the transactions contemplated hereby. AT&T is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified has or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole. AT&T has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which approvals and licenses are valid and remain in full force and effect, except where the failure to have obtained such approvals or licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole. AT&T is not subject to any order, complaint, proceeding or investigation pending or, to the knowledge of AT&T, threatened, which affects or would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole.

  6.2. Operations of Subsidiaries. Each Subsidiary of AT&T (a) is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has the full power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing does not have, and would not be reasonably expected (so far as can be foreseen at the time) to have, a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole, (b) is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole, (c) has obtained from the appropriate Governmental Bodies (including, without limitation, the FCC) all approvals and licenses necessary for the conduct of its business and operations as currently conducted, which licenses and approvals are valid and remain in full force and effect, except where the failure to have obtained such approvals and licenses or the failure of such licenses and approvals to be valid and in full force and effect does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole, and (d) is subject to no order, complaint, proceeding or investigation pending or, to the knowledge of AT&T or such Subsidiary, threatened, which would be reasonably expected (so far as can be foreseen at the time) to affect the validity of any such approvals or licenses or impair the renewal thereof, except where the invalidity of any such approvals or licenses or the non-renewal thereof does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole.

  6.3 Agreement. This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of AT&T and Merger Sub, by the unanimous vote of those directors present, and by AT&T as the sole stockholder of Merger Sub (no other corporate action on the part of AT&T or Merger Sub being necessary). This Agreement has been duly executed and delivered by a duly authorized officer of each of AT&T and Merger Sub and constitutes a valid and binding agreement of AT&T and Merger Sub, enforceable against AT&T and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. AT&T has delivered to the Company true and correct copies of resolutions adopted by the Board of Directors of each of AT&T and Merger Sub approving this Agreement.

  6.4 Capital Stock. The authorized capital stock of AT&T consists of (a) 2,000,000,000 AT&T Common Shares and (ii) 100,000,000 shares of preferred stock, $1.00 par value per share. All of the outstanding shares of capital stock of AT&T are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of AT&T is entitled to preemptive rights. As of the close of business on July 31, 1993, (i) 1,347,525,000 AT&T Common Shares and no shares of preferred stock were issued and outstanding and
(ii) 55,000 AT&T Common Shares were held in the treasury of AT&T. Except as disclosed in the AT&T SEC Reports, all outstanding shares of capital stock of the Significant Subsidiaries of AT&T are owned by AT&T or a direct or indirect wholly owned Subsidiary of AT&T, free and clear of all liens, charges, encumbrances, claims and options of any nature. As of the close of business on July 31, 1993, there were 29,749,000 AT&T Common Shares reserved for issuance upon the exercise of options.

  6.5 Authorization for AT&T Common Shares. Prior to the Effective Time, AT&T will have taken all necessary action to permit it to issue the number of AT&T Common Shares required to be issued pursuant to Article IV. The AT&T Common Shares issued pursuant to Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of AT&T will have any preemptive right of subscription or purchase in respect thereof. The AT&T Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

  6.6 Litigation. Except as disclosed in the AT&T SEC Reports filed prior to August 1, 1993, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of AT&T, threatened against AT&T or any of its Subsidiaries, or any property of AT&T or any such Subsidiary (including Intellectual Property), in any court or before any arbitrator of any kind or before or by any Governmental Body, except actions, suits, investigations or proceedings which, in the aggregate, do not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole or (ii) the ability of AT&T to perform its obligations under this Agreement.

  6.7 Compliance with Other Instruments, Etc. Neither AT&T nor any Subsidiary of AT&T is in violation of any term of (a) its charter, by-laws or other organizational documents, (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, (c) any applicable law, ordinance, rule or regulation of any Governmental Body, or (d) any applicable order, judgment or decree of any court, arbitrator or Governmental Body, the consequences of which violation, whether individually or in the aggregate, have or would be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole or (ii) the ability of AT&T to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of AT&T and Merger Sub will not result in any violation of or conflict with, constitute a default under, or require any consent under any term of the charter or by-laws of AT&T (or any of its Subsidiaries) or any such agreement, instrument, law, ordinance, rule, regulation, order, judgment or decree or result in the creation of (or impose any obligation on AT&T or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of AT&T or any of its Subsidiaries pursuant to any such term, except where such violation, conflict or default, or the failure to obtain such consent, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on (i) the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole or (ii) the ability of AT&T to perform its obligations under this Agreement. Other than the letter agreement, dated the date hereof, among BT, BT USA and AT&T, a true and correct copy of which has heretofore been delivered to the Company, neither AT&T nor any of its Subsidiaries is a party to any agreement or other arrangement with BT or any of its Subsidiaries relating to the Company or any of its Subsidiaries or the securities of the Company.

  6.8 Intellectual Property. AT&T and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in AT&T's business, except where the failure to own or have the right to use such Intellectual Property, in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole.

  6.9 Reports and Financial Statements. (a) AT&T has filed all reports (including without limitation proxy statements) required to be filed with the SEC since January 1, 1989 (collectively, the "AT&T SEC Reports"), and has previously furnished or made available to the Company true and complete copies of all AT&T SEC Reports. None of the AT&T SEC Reports, as of their respective dates (as amended through the date hereof), contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the AT&T SEC Reports presents fairly, in all material respects, the consolidated financial position of AT&T and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein present fairly, in all material respects, the results of operations and the changes in financial position of AT&T and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. All of the AT&T SEC Reports, as of their respective dates (as amended through the date hereof), complied in all material respects with the requirements of the Exchange Act and the applicable rules and regulations thereunder.

  (b) AT&T and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any federal or state regulatory authority, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would be reasonably expected (so far as can be foreseen at the time) to subject any licenses or approvals referred to in Section 6.1 or 6.2 to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole.

  6.10 Absence of Certain Changes or Events. During the period since March 31, 1993, there has not been any material adverse change in the business, financial condition, results of operations, properties, assets, liabilities or prospects of AT&T and its Subsidiaries taken as a whole (other than as a result of economic or political developments of general applicability).

  6.11 Contracts and Leases. The AT&T SEC Reports contain an accurate and complete listing of all material contracts, leases, agreements or understandings, whether written or oral, required to be described therein or filed as exhibits thereto pursuant to the Exchange Act and the applicable rules and regulations thereunder. Each of such contracts, leases, agreements and understandings is in full force and effect and (a) none of AT&T or its Subsidiaries or, to AT&T's best knowledge, any other party thereto, has breached or is in default thereunder, (b) no event has occurred which, with the passage of time or the giving of notice would constitute such a breach or default, (c) no claim of material default thereunder has, to AT&T's best knowledge, been asserted or threatened and (d) none of AT&T or its Subsidiaries or, to AT&T's best knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, does not have and would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of AT&T and its Subsidiaries taken as a whole.

  6.12 Ownership of Merger Sub; No Prior Activities; Assets of Merger
Sub. (a) Merger Sub was formed by AT&T solely for the purpose of engaging in the transactions contemplated hereby.

  (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by AT&T directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which Merger Sub is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

  (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated thereby and hereby, Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any arrangements or arrangements with any Person or entity.

  (d) AT&T will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any asset other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated.

  6.13 Brokers and Finders. Except for the fees and expenses payable to Morgan Stanley & Co., Incorporated, which fees and expenses will be paid by AT&T, AT&T has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  6.14 S-4 Registration Statement and Proxy Statement/Prospectus. None of the information to be supplied by AT&T or Merger Sub for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Proxy Statement/Prospectus, at the time of the mailing of the Proxy Statement/Prospectus and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to AT&T, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement/Prospectus or the S-4 Registration Statement, AT&T shall notify the Company thereof by reference to this Section 6.14 and such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company and such amendment or supplement shall comply with all provisions of applicable law. The S-4 Registration Statement will comply (with respect to AT&T and Merger Sub) as to form in all material respects with the provisions of the Securities Act.

  6.15 Ownership of Shares. AT&T owns 14,479,638 Shares.

  6.16 Tax Matters. The representations set forth in the numbered paragraphs of the form of Tax Matters Certificate of AT&T attached to the AT&T Disclosure Statement (the "AT&T Tax Matters

Certificate") are true and correct in all respects, and such representations are hereby incorporated herein by reference with the same effect as if set forth herein in their entirety.

                                  ARTICLE VII

                      Additional Covenants and Agreements

  7.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as set forth in the Company Disclosure Statement, during the period from the date of this Agreement to the Effective Time, (i) the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice,
(ii) the Company will not, and will cause each of its Subsidiaries not to, enter into any material transaction other than in the ordinary course of business consistent with past practice and (iii) to the extent consistent with the foregoing, with no less diligence and effort than would be applied in the absence of this Agreement, the Company will, and will use all reasonable efforts to cause each of its Subsidiaries to, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, prior to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of AT&T (except to the extent set forth in Section 7.1 of the Company Disclosure Statement):

  (a) except for (i) Shares issued upon exercise of options outstanding as of the date hereof under the Company's employee benefit plans, as set forth in
Section 5.5 and (ii) conversions of Class B Common Stock into Class A Common Stock pursuant to the Company's Certificate of Incorporation, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

  (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

  (c) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any Subsidiary of the Company other than LIN);

  (d) (i) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other material employee benefit not required or contemplated by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director, officer or key employees, whether past or present, (iii) enter into any new or materially amend any existing employment agreement with any such director, officer or key employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice,
(iv) enter into any new or materially amend any existing severance agreement with any such director, officer or key employee, except as permitted in the Company Disclosure Statement or (v) except as may be required to comply with applicable law, become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing or accelerating any benefits thereunder;

  (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger, and other than such of the foregoing with respect to any Subsidiary of the Company as do not change the beneficial ownership interest of the Company in such Subsidiary);

  (f) make any acquisition, by means of merger, consolidation or otherwise, of
(i) any direct or indirect ownership interest in or assets comprising any Cellular System or other business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets;

  (g)(i) dispose of any direct or indirect ownership interest in any Cellular System (including any shares of capital stock of any Subsidiary holding such interest) in any of the 100 largest Metropolitan Statistical Areas in terms of population (as determined by the most recent estimate at such time by the Donnelley Marketing Service or such successor or replacement service as shall be generally recognized in the cellular industry at such time) or any controlling interest in any other Cellular System, (ii) except with AT&T's consent which will not be unreasonably withheld, make any other disposition of any other direct or indirect ownership interest in or assets comprising any Cellular System or other business enterprise or operation or (iii) except in the ordinary course and consistent with past practice, dispose of any other assets;

  (h) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Company;

  (i) other than borrowings under existing credit facilities or other borrowings in the ordinary course (but in all cases only in the aggregate at any time outstanding up to $750 million of additional borrowings after the date hereof), incur any indebtedness for borrowed money or guarantee any such indebtedness or, except in the ordinary course consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly Owned Subsidiary of the Company);

  (j) engage in the conduct of any business other than telecommunications and related businesses;

  (k) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or its Subsidiaries;

  (l) enter into any contract, arrangement or understanding requiring the purchase of equipment, materials, supplies or services over a period greater than 24 months and for the expenditure of greater than $10 million per year, which is not cancellable without penalty on 30 days' or less notice; or

  (m) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  7.2 Other Transactions. Prior to the Closing, neither the Company nor any of its officers, employees, representatives, agents or Affiliates will, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than AT&T) concerning any merger, consolidation, share exchange or similar transaction involving the Company or any of its Significant Subsidiaries, or any purchase of all or a significant portion of the assets of or equity interest in the Company or any of its Significant Subsidiaries, or any other transaction that would involve the transfer or potential transfer of control of the Company, other than the transactions contemplated hereby. The Company will notify AT&T immediately of any inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, the Company or any of its Significant Subsidiaries. Nothing contained in this Agreement shall prohibit or restrict the Company's Board of Directors from taking and disclosing to the Company's stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or an exchange offer for shares of Company Common Stock commenced by a third party.

  7.3. Meeting of Stockholders. (a) The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (the "Stockholders Meeting") as promptly as practicable to consider and vote upon the approval of the Merger. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised in writing by counsel, the Board of Directors of the Company shall recommend and declare advisable such approval and the Company shall take all lawful action to solicit, and use all reasonable efforts to obtain, such approval. By agreement dated the date hereof, each of the members of the McCaw Block executing such agreement, and McCaw in his capacity as Designated Party, have agreed to vote all Shares owned by them or which they have the right to vote in favor of approval of the Merger and this Agreement at the Stockholders Meeting, which vote the Company represents and warrants shall be sufficient to obtain the requisite approval of the Merger and this Agreement at the Stockholders Meeting.

  (b) AT&T, as the sole stockholder of Merger Sub, has consented to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

  7.4. Registration Statement. AT&T will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus, in connection with the registration under the Securities Act of the AT&T Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The S-4 Registration Statement will contain pro forma financial statements accounting for the Merger as a pooling of interests (unless AT&T shall have irrevocably and unconditionally waived in writing the condition set forth in Section 8.2(g)). The Company will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's stockholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, is herein called the "Proxy Statement/Prospectus"). AT&T and the Company will use all reasonable efforts to have, or cause the S-4 Registration Statement to be, declared effective as promptly as practicable, and also will take any other action required to be taken under federal or state securities laws, and the Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of the Company at the earliest practicable date.

  7.5. Reasonable Efforts. The Company and AT&T shall and shall use all reasonable efforts to cause their respective Subsidiaries to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable laws with respect to the Merger and the other transactions contemplated hereby and will cooperate with each other with respect thereto; (ii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in Article VIII and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein as soon as practicable (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); (iii) not take any action (including, without limitation, effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which might reasonably be expected to impair the ability of the parties to consummate the Merger at the earliest possible time (regardless of whether such action would otherwise be permitted or not prohibited hereunder) and (iv) not take any action (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that prevents AT&T from accounting for the Merger as a pooling of interests or that results in AT&T being required to issue a number of AT&T Common Shares in the Merger such that AT&T would be required to obtain a vote of its stockholders under applicable NYSE rules; provided, however, that in connection with any filing or submission required or action to be taken by either the Company or AT&T or any of their Subsidiaries to effect the Merger and to consummate the other transactions contemplated hereby, except for divestitures not exceeding $50 million in the aggregate, (A) neither the Company nor any of its Subsidiaries shall, without AT&T's prior written consent, commit to any divestiture or hold separate or similar transaction and (B) neither AT&T nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries or any of the existing (as of the date hereof) business, product lines or assets of AT&T or any of its Subsidiaries. Each party hereby agrees that it will not, and it will direct its accountants not to, discuss with or make any written presentations to the SEC concerning the application of pooling treatment accounting to transactions engaged in by the other parties hereto or the Affiliates thereof, unless such party has provided to the other parties a reasonable opportunity to participate fully in any such discussion or presentation. After the time, if any, that the S-4 Registration Statement shall have been declared effective, AT&T shall promptly notify the Company if at any time it has reason to believe that Coopers & Lybrand will not be able to deliver the opinion referred to in Section 8.2(g) at the Closing, and each of AT&T and the Company shall promptly advise the other of any fact or circumstance of which it becomes aware (and which has not theretofore been disclosed to the other) which it believes would adversely impact the ability to satisfy such condition set forth in Section 8.2(g). During the period of 60 days prior to the Closing, AT&T will not repurchase or otherwise acquire in the public market, or announce any intention or proposal to repurchase or otherwise acquire in the public market, any shares of its capital stock (other than immaterial numbers of shares in the ordinary course and consistent with past practice), nor will AT&T take any other action a principal purpose of which is to affect the calculation of the Exchange Ratio.

  7.6. Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material) or to AT&T (which AT&T represents and warrants are not material), and upon reasonable notice, each of the Company and AT&T shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other party ("Respective Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, without limitation, the work papers of independent accountants) and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Respective Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by AT&T or the Company. Each of the Company and AT&T agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.6 except as otherwise consented to by the other party; provided, however, that neither AT&T nor the Company shall be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of the Company and AT&T will collect and deliver to the other party all documents obtained pursuant to this Section 7.6 or otherwise from such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof. All requests for access to the Company or AT&T and their Subsidiaries pursuant to this Section 7.6 shall be made through their Respective Representatives named in the AT&T Disclosure Statement or the Company Disclosure Statement, as the case may be.

  7.7. Indemnification of Directors and Officers. (a) From and after the Effective Time, AT&T shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and any of its Subsidiaries, whether any such Person is or was an officer, director or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under applicable law (and shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that AT&T shall, and shall cause the Surviving Corporation to, advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case AT&T or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). AT&T and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries, whether any such Person is or was an officer, director or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. AT&T shall cause to be maintained in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that (i) AT&T may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and (ii) AT&T shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Closing, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

  (c) This Section 7.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of AT&T, Merger Sub, the Company and the Surviving Corporation.

  7.8. Registration and Listing of AT&T Common Shares. (a) AT&T will use all reasonable efforts to register the AT&T Common Shares to be issued pursuant to this Agreement, and upon exercise of stock options granted to employees of the Company and its Subsidiaries, under the applicable provisions of the Securities Act.

  (b) AT&T will use all reasonable efforts to cause the AT&T Common Shares to be issued pursuant to this Agreement, and upon exercise of stock options granted to employees of the Company and its Subsidiaries, to be listed for trading on the NYSE.

  7.9. Affiliates of AT&T and the Company. Prior to the Effective Time, the Company shall deliver to AT&T a letter identifying all Persons who, at the time this Agreement is submitted for approval to the stockholders of the Company, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Rule 145 Affiliates") or who may otherwise be deemed to be Affiliates of the Company. The Company shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to AT&T on or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of AT&T Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Each of AT&T and the Company shall use all reasonable efforts to cause their respective Affiliates not to take any action that would impair AT&T's ability to account for the Merger as a pooling of interests. Without limiting the foregoing, the Company shall use all reasonable efforts to cause each Person who is identified as an Affiliate in the list referred to above to deliver to AT&T on or prior to the earlier of (i) the mailing of the Proxy Statement/Prospectus or (ii) the thirtieth day prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Affiliate will not thereafter sell or in any other way reduce such Affiliate's risk relative to any AT&T Common Shares received in the Merger (within the meaning of the SEC's Codification of Financial Reporting Policies (S) 201.01 (reprinted in 7 Fed. Sec. L. Rep. (CCH) (P)72,951), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published (which financial results AT&T agrees to publish in accordance with past practice as part of its applicable Form 10-Q or 10-K filing covering such period), except as permitted by Staff Accounting Bulletin No. 76 issued by the SEC. Concurrently with the execution of this Agreement, each of the members of the McCaw Block and BT have agreed to execute such written agreements.

  7.10. Certain Covenants of AT&T. Except as otherwise permitted in this Agreement, prior to the Effective Time, AT&T will not, without the prior written consent of the Company:

  (a) adopt a plan of complete or partial liquidation, dissolution, merger or consolidation (other than the Merger and any other merger or consolidation in which AT&T would not become a Subsidiary of any Person);

  (b) adopt any amendments to its Certificate of Incorporation, or take any other action requiring a vote of the holders of AT&T Common Shares, which would adversely affect the terms and provisions of the AT&T Common Shares or the rights of the holders of such shares;

  (c) sell or otherwise dispose of any Shares; or

  (d) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  7.11. New Opportunities; Joint Venture Arrangements

  7.11.1 Wireless Service Opportunities.

  (a) Except as otherwise set forth below, until the Closing or the earlier termination of this Agreement, neither AT&T nor the Company shall directly or indirectly pursue a Wireless Service Opportunity or a Resale Service Opportunity within North America. The foregoing shall not restrict a "Qualified Entity" of AT&T or the Company from pursuing any such Opportunity if promoting or assisting in the pursuit of such Opportunity was not a principal purpose of such party's investment in such Qualified Entity. A Qualified Entity of a party is an entity in which such party has directly or indirectly less than a 33% voting and equity interest, if such party does not have a right or obligation to cause such entity to become a Subsidiary of such party.

  (b) The Company shall determine in its sole discretion whether and in what manner to pursue (i) any Opportunities referred to in Item 9 of Section 7.1 of the Company Disclosure Statement, and (ii) any Opportunities to acquire interests in United States Cellular Systems which the Company is required to direct to LIN and afford it a priority right to pursue under the PMVG and which LIN determines to pursue; provided that if the Company notifies AT&T that it does not wish to pursue any such Opportunity referred to in this paragraph (b) (and the Company shall notify AT&T within a reasonable time after AT&T's request that it notify AT&T) AT&T may thereafter do so in accordance with the provisions hereof.

  (c) AT&T shall determine in its sole discretion whether to pursue all other Wireless Service Opportunities or Resale Service Opportunities, provided that the Company shall conduct the pursuit of such Opportunities under AT&T's direction unless AT&T elects to conduct such pursuit itself or to have another Subsidiary of AT&T do so, and provided further that AT&T may not directly or indirectly pursue a Company Priority Opportunity without the prior written consent of the Company, in which case it may pursue such Opportunity in accordance with the provisions of this section 7.11. In the case of any Wireless Service Opportunities to be pursued by AT&T in which more than 20% but less than 40% of the pops covered thereby are within the Company Territory, AT&T shall use all reasonable efforts (i) to separate the portion of the Opportunity having pops within the Company Territory (the "separated inside portion") from the remaining portion of the Opportunity (the "remaining portion"), to the extent necessary such that fewer than 20% of the pops covered by the remaining portion are within the Company Territory, (ii) to dispose of to an unaffiliated third party (or, at the Company's option, to the Company) the right to pursue the separated inside portion and retain no direct or indirect interest therein (other than through the Company) and (iii) to pursue the remaining portion itself or through a Subsidiary.

  (d) Prior to the acquisition of any Wireless Service Interest or Resale Service Interest or providing a Resale Service, AT&T shall deliver to the Company a written proposal referring to this section 7.11 (a "Proposal Letter") which specifies in reasonable detail the material terms (including without limitation the proposed cost and proposed method of financing) and conditions of such acquisition or provision. If the Company notifies AT&T within 15 days after delivery of such Proposal Letter that it wishes to pursue itself any such Wireless Service Opportunity or Resale Service Opportunity that is a Company Priority Opportunity, or that it wishes a Joint Venture to pursue any Opportunity as specified in such Proposal Letter, such notification shall be irrevocable and such Opportunity shall thereafter be pursued on behalf of the Company or the Joint Venture, as the case may be, under the direction of AT&T at such price and other terms and conditions as may be negotiated by AT&T, provided that AT&T shall not obligate the Company or the Joint Venture to effect such Opportunity at a cost materially greater than the price specified in such Proposal Letter or on terms and conditions materially less favorable to the Company or the Joint Venture than specified in such Proposal Letter without the written consent of the Company given in its sole discretion (which consent or withholding of consent shall be given by the Company within 10 days after being advised of such other cost or other terms and conditions, and which consent shall be irrevocable if given). If the Company does not so notify AT&T within such 15-day period or consent within such 10-day period if applicable, AT&T directly or indirectly may pursue and acquire any such Opportunity that is not a Company Priority Opportunity (or any Company Priority Opportunity that the Company has notified AT&T that AT&T may pursue) at a cost not materially less than the cost specified in the Proposal Letter and on such other terms and conditions not materially more favorable to AT&T than the terms and conditions specified in such Proposal Letter.

  (e) AT&T shall not directly or indirectly acquire such Wireless Service Interest or Resale Service Interest, or provide Resale Service, in any case at a cost materially less than the cost specified in the Proposal Letter or on such other terms and conditions materially more favorable to it than specified therein without first offering the Company the right to elect to have the Company or a Joint Venture, as the case may be, acquire such Wireless Service Interest or Resale Service Interest or provide such Resale Service, at such cost or on such terms and conditions, provided that the Company shall conclusively be deemed to have declined to make such election unless the Company has irrevocably notified AT&T within ten days of such offer of its election to acquire or have a Joint Venture so acquire such Wireless Service Interest or so provide such Resale Service.

  (f) Any Joint Venture shall be owned 50% by the Company and 50% by AT&T and shall be managed by the Company; provided that, in the event this Agreement is terminated, any Joint Venture previously established under this section 7.11 shall thereafter be managed jointly by the Company and AT&T. The agreements governing any Joint Venture shall have such customary terms and conditions as shall be agreed to by the parties consistent with this section 7.11.

  7.11.2 Combined Opportunity.

  (a) Any acquisition opportunity (a "Combined Opportunity") that involves a Wireless Service Opportunity or Resale Service Opportunity combined with the opportunity to acquire other assets or interests shall not be considered a Wireless Service Opportunity or Resale Service Opportunity, and may be pursued by any party or its Affiliates without regard to the allocation criteria set forth in this section 7.11 (but subject to the other provisions of this Agreement), if the Wireless Service Opportunity and Resale Service Opportunity included in such Combined Opportunity constitute less than 20% of the value of such Combined Opportunity.

  (b) Notwithstanding the foregoing, in the event it is possible to separate the Wireless Service Opportunity or Resale Service Opportunity from any Combined Opportunity without any material adverse effect (including any material adverse effect on the ability to pursue the other portion of the Combined Opportunity), then the Wireless Service Opportunity or Resale Service Opportunity included in such Combined Opportunity will be subject to the allocation criteria of this section 7.11.

  7.11.3 Financing. (a) AT&T will lend to the Company or one or more Wholly Owned Subsidiaries of the Company designated by the Company, which if the Company elects may be formed for this purpose (a "Borrower"), at such reasonable times as may be requested by such Borrower, the amounts to be expended by the Company or its Subsidiaries in pursuing the Opportunities referred to in paragraphs (a), (b) and (d) of Item 9 of Section 7.1 of the Company Disclosure Statement or that AT&T determines shall be pursued in accordance with section 7.11.1(c), together with costs and expenses incurred by the Company or such Subsidiaries in acquiring and owning the Wireless Service Interests or Resale Service Interests or interests in a Joint Venture that may be acquired pursuant to such Opportunities in accordance with this section 7.11.

  (b) Each such loan shall be negotiated in good faith and shall be provided on such commercially reasonable terms and conditions as would be available to the Borrower from a third-party lender at arm's length and including the following terms:

    (i) interest only payable quarterly, with principal due upon maturity;

    (ii) maturity date to be two years after the earlier of (x) the Closing under the Agreement and (y) the termination of the Agreement; and

    (iii) perfected first priority security interest in the Company's or such Subsidiary's interest in the Wireless Service Interest or Resale Service Interest or interest in the Joint Venture acquired with such loan.

  7.11.4 Definitions. For purposes of this Section 7.11, the following terms shall have the following meanings:

  "Borrower": As defined in section 7.11.3 of this Agreement.

  "Cellular Service": Any Wireless Service that is initiated or terminated using cellular Electromagnetic Spectrum.

  "Combined Opportunity": As defined in section 7.11.2 of this Agreement.

  "Company Priority Opportunity": (i) All Wireless Service Opportunities 40% or more of the pops covered by which are within the Company Territory, (ii) as long as the Company and its subsidiaries maintain voting control over American Mobile Satellite Corporation (or share in such control with other entities or affiliated groups of entities, none of which has greater voting rights than the Company and its subsidiaries), all Wireless Service Opportunities serving pops located primarily within North America involving satellite communications to mobile stations on the ground and, as long as the Company and its subsidiaries maintain similar control over Claircom Communications, all Wireless Service Opportunities serving pops located primarily within North America involving air-to-ground service, (iii) all opportunities to provide Resale Service in the Major Company Territory and (iv) all opportunities to provide Resale Services in the Company Territory that feature comparable or lesser functionality in essentially the same price range as the Wireless Services provided by the Company in such Territory.

  "Company Territory": Collectively, the Major Company Territory and the Minor Company Territory.

  "Electromagnetic Spectrum": The entire range of wavelengths or frequencies of electromagnetic radiation through the air or open space which shall not in any event include electromagnetic radiation when transmitted through a wire, cable or other physical connection (e.g., fiber optic or other lines).

  "Joint Venture": Any joint venture between AT&T and the Company formed pursuant to this section 7.11.

  "Major Company Territory": The geographic areas within the United States as to which the Company or one of its subsidiaries has a 25% or greater interest in a Major Radio Channel License.

  "Major Radio Channel License": A Radio Channel License which permits, either exclusively or among other services, and is capable of being used to provide under current technology, voice transmissions which are fully interconnected with the public switched telephone network.

  "Minor Company Territory": The geographic areas within the United States as to which the Company or one of its subsidiaries has a 25% or greater interest in a Minor Radio Channel License.

  "Minor Radio Channel License": Any Radio Channel License other than a Major Radio Channel License.

  "Minor Wireless Service": Any Wireless Service provided under a Minor Radio Channel License.

  "Minor Wireless Service Interest": Any direct or indirect interest in a Minor Radio Channel License.

  "Minor Wireless Service Opportunity": An opportunity to acquire a Minor Wireless Service Interest.

  "PMVG": The Private Market Value Guarantee, dated December 11, 1989, between the Company and LIN.

  "Radio Channel License": A license granted by the government of the United States, Canada or Mexico for the use of Electromagnetic Spectrum to provide Wireless Services.

  "Resale Service": The resale of Cellular Services or similar voice Wireless Services to conduct a business within North America comparable to any of the Wireless Services businesses of the Company and its Subsidiaries, provided that
(a) the resale of Cellular Services or similar voice Wireless Services by the Company or its Affiliates (i) in the Company Territory or (ii) outside of the Company Territory as part of an offering of Wireless Services to customers within the Company Territory (whether pursuant to a "national account" program, roaming arrangements or otherwise) shall not be deemed to be a Resale Service and (b) the resale of Cellular Services or similar voice Wireless Services by AT&T or its Affiliates in a manner and for a purpose comparable to such resale being done by them as part of their current business shall not be deemed to be a Resale Service.

  "Resale Service Interest": A direct or indirect interest in any entity that engages in a Resale Service, provided that beneficial ownership of debt securities or equity securities having less than 5% of the voting power and equity of any entity that engages in a Resale Service shall not be deemed to be a Resale Service Interest.

  "Resale Service Opportunity": An opportunity to acquire a Resale Service Interest or to provide Resale Service within North America.

  "Wireless Service": Any transmission between the points of origin and reception of voice, data, image or other information that is initiated or terminated using Electromagnetic Spectrum, regardless of whether other portions of the overall transmission are accomplished using Electromagnetic Spectrum, wire, cable or other physical connection; provided, however, that transmissions using unlicensed Electromagnetic Spectrum, the usage of which is not charged, between a cordless telecommunications device (i.e., a wireless telecommunications device usable only within or in the immediate vicinity of the customer's premises) and its related receiver on such premises, shall be disregarded for the purpose of determining whether a transmission is initiated or terminated using Electromagnetic Spectrum. The presence of internal wiring, cable or other physical connection within a mobile vehicle (including without limitation an automobile, ship, aircraft or train) or within a building, building complex or other small group of adjacent buildings shall also be disregarded for purposes of determining whether a transmission to or from such mobile vehicle, building, building complex or group of adjacent buildings was terminated or initiated using Electromagnetic Spectrum.

  "Wireless Service Interest": Any direct or indirect interest in a Radio Channel License; provided that beneficial ownership of debt securities or equity securities having less than 5% of the voting power and equity of any entity which holds a Radio Channel License shall not be deemed to be a Wireless Service Interest.

  "Wireless Service Opportunity": An opportunity to acquire a Wireless Service Interest within North America.

  7.12 Tax Matters. Neither the Company nor AT&T shall take any action that would cause their respective representations set forth in Sections 5.19 and
6.16 not to be true in all material respects from and after the date hereof until the Effective Time. Neither party has any reason to believe that it will not be able to make such representations as of the Effective Time. Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under Section 368(a) of the Code except where, in the opinion of nationally recognized tax counsel to such party, there is not "substantial authority", as defined in Section 6662 of the Code, to support such a position.

  7.13. Dividends. It is the current intention of AT&T's Board of Directors that the current $1.32 per share annual cash dividend on the AT&T Common Shares will be maintained following the Effective Time, subject to its evaluation from time to time of AT&T's results of operations, financial condition, capital requirements and other relevant considerations.

  7.14. FCC Matters. Prior to the Effective Time, AT&T will not and will not permit any of its Subsidiaries to, directly or indirectly, control, supervise, or direct, or attempt to control, supervise or direct, the operations of FCC licensed facilities of the Company and its Subsidiaries in contravention of applicable law or regulation.

  7.15. New York Real Property Gains and Transfer Tax. Any liability arising out of New York State and/or New York City Real Property Gains and Transfer Taxes, with respect to interests in real property owned directly or indirectly by the Company immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Company and expressly shall not be a liability of the stockholders of the Company.

                                  ARTICLE VIII

                                   Conditions

  8.1. Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable law:

  (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved or ratified by the requisite holders of Shares in accordance with applicable law and the Certificate of Incorporation and By-Laws of the Company.

  (b) Government Consents, Etc. All (i) Authorizations specified in item (d) of
Section 5.7 of the Company Disclosure Statement and items (b), (c) and (d) of
Section 6.7 of the AT&T Disclosure Statement and (ii) other Authorizations required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, in each case without limitation or restriction unacceptable to AT&T in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by AT&T from its rights and obligations hereunder), except, in the case of Authorizations referred to in clause (ii) above, where the failure to have obtained such Authorizations would not be reasonably expected (so far as can be foreseen at the time) to have a material adverse effect on the business, properties, operations, condition (financial or other) or prospects of (x) the Company and its Subsidiaries taken as a whole or
(y) AT&T and its Subsidiaries taken as a whole.

  (c) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction unacceptable to AT&T in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by AT&T from its rights and obligations hereunder).

  (d) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the AT&T Common Shares shall have been received.

  (e) Listing of AT&T Common Shares on NYSE. The AT&T Common Shares required to be issued hereunder (including upon exercise of Options as referred to in Section 4.1(e)) shall have been approved for listing on the NYSE, subject only to official notice of issuance.

  (f) Third Party Consents. All required authorizations, consents or approvals of any third party (other than a Governmental Body), the failure to obtain which would have a material adverse effect on AT&T and its Subsidiaries taken as a whole (assuming the Merger had taken place), shall have been obtained.

  8.2. Conditions to Obligations of AT&T and Merger Sub. The respective obligations of AT&T and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or part by AT&T and Merger Sub, as the case may be, to the extent permitted by applicable law:

  (a) Representations and Warranties True. The representations and warranties of the Company contained in Section 5 and Section 7.6 or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement shall have been true in all material respects when made. The representations and warranties of the Company set forth in Sections 5.1 through 5.4, Section 5.6 (excluding any such pending or threatened actions, suits, investigations or proceedings brought by or on behalf of the Company's stockholders insofar as they relate to the transactions contemplated by this Agreement), Section 5.7, the first sentence of Section 5.9, Sections 5.10 through 5.12, Sections 5.15 through 5.19 and Section 7.6 shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement. The omission of any representations and warranties from the condition set forth in the preceding sentence shall not be construed to mean that the matters covered by such omitted representations and warranties are necessarily excluded from coverage under one or more representations or warranties specified in such sentence.

  (b) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

  (c) Compliance Certificate. The Company shall have delivered to AT&T a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the fulfillment of the conditions specified in Section 8.2(a) and (b).

  (d) Opinion of Counsel for the Company. AT&T shall have received from Andrew
A. Quartner, Esq. or other counsel for the Company satisfactory to AT&T an opinion, dated the Closing Date, in substantially the form set forth in
Schedule 8.2(d) hereto.

  (e) Proceedings. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to AT&T and AT&T's special counsel, and AT&T and AT&T's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

  (f) Tax Opinion. AT&T shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of AT&T, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, AT&T or Merger Sub as a result of the Merger; and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the Shares converted solely into AT&T Common Shares. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of the Company, AT&T, Merger Sub and others, including, without limitation, the AT&T Tax Matters Certificate and the Company Tax Matters Certificate.

  (g) Pooling Opinion. AT&T shall have received an opinion of Coopers & Lybrand, in form and substance reasonably satisfactory to AT&T, that the Merger will qualify for pooling-of-interests accounting treatment.

  (h) No Government Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any U.S. Federal Governmental Body or any other material Governmental Body shall have been instituted and be pending, or which imposes or would be reasonably expected (so far as can be foreseen at the time) to impose any remedy, condition or restriction unacceptable to AT&T in its reasonable judgment (which reasonable judgment shall take into account, without limitation, the size and scope of the transactions contemplated hereby and the benefits anticipated to be derived by AT&T from its rights and obligations hereunder).

  (i) Certain Disclosures. The S-4 Registration Statement, at the time it shall have been declared effective, shall disclose no information in existence on the date hereof materially adverse to the Company's business, properties, operations, condition (financial or other) or prospects not previously disclosed in the Company SEC Reports, this Agreement or the Company Draft Second Quarter Form 10-Q.

  8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

  (a) Representations and Warranties True. The representations and warranties of AT&T and Merger Sub contained in Section 6 and Section 7.6 or otherwise required hereby to be made after the date hereof in a writing expressly referred to herein by or on behalf of AT&T and Merger Sub pursuant to this Agreement shall have been true in all material respects when made; and the representations contained in Sections 6.1 through 6.3, Section 6.5, Section 6.6 (excluding any such pending or threatened actions, suits, investigations or proceedings brought by or on behalf of the Company's stockholders insofar as they relate to the transactions contemplated by this Agreement), Section 6.7, Sections 6.8 through 6.10, Sections 6.12 through 6.16 and Section 7.6 shall be true in all material respects at the time of the Closing with the same effect as though such representations and warranties had been made at such time, except for changes resulting from the consummation of the transactions contemplated by this Agreement. The omission of any representations and warranties from the condition set forth in the preceding sentence shall not be construed to mean that the matters covered by such omitted representations and warranties are necessarily excluded from coverage under one or more representations or warranties specified in such sentence.

  (b) Performance. AT&T shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

  (c) Compliance Certificate. AT&T shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of AT&T, certifying as to the fulfillment of the conditions specified in Section 8.3(a) and (b).

  (d) Opinion of Counsel for AT&T. The Company shall have received from Robert
E. Scannell, Esq. or other counsel for AT&T satisfactory to the Company an opinion, dated the Closing Date, in substantially the form set forth in
Schedule 8.3(d) hereto.

  (e) Proceedings. All corporate proceedings taken by AT&T in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all respects to the Company and the Company's special counsel, and the Company and the Company's special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

  (f) Tax Opinion. The Company shall have received an opinion of Jones, Day, Reavis & Pogue, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of AT&T, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company as a result of the Merger; and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the Shares converted solely into AT&T Common Shares. In rendering such opinion, Jones, Day, Reavis & Pogue may receive and rely upon representations contained in certificates of AT&T and Merger Sub, the Company and others, including, without limitation, the AT&T Tax Matters Certificate and the Company Tax Matters Certificate.

  (g) Certain Disclosures. The S-4 Registration Statement, at the time it shall have been declared effective, shall disclose no information in existence on the date hereof materially adverse to AT&T's business, properties, operations, condition (financial or other) or prospects not previously disclosed in the AT&T SEC Reports, this Agreement or the AT&T Draft Second Quarter Form 10-Q.

                                   ARTICLE IX

                                  Termination

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, either by the mutual written consent of AT&T and the Company, or by mutual action of their respective Boards of Directors.

  9.2. Termination by Either AT&T or the Company. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either AT&T or the Company if (a) the Merger shall not have been consummated by September 30, 1994 (provided that the right to terminate this Agreement under this clause
(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date), (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (c) the S-4 Registration Statement shall not have been declared effective within five months after the initial filing with the SEC of the preliminary Proxy Statement/Prospectus (unless AT&T shall have irrevocably and unconditionally waived in writing the condition set forth in Section 8.2(g)).

  9.3. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 7.6 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                           Miscellaneous and General

  10.1. Expenses. Except as set forth in Section 7.15, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby.

  10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

  If to the Company:

    McCaw Cellular Communications, Inc.
    5400 Carillon Point
    Kirkland, Washington 98033
    Attn: Mr. Tom A. Alberg
    Telecopy: (206) 828-1835

    and

    McCaw Cellular Communications, Inc.
    1150 Connecticut Avenue, N.W.
    Washington, D.C. 20036
    Attn: Andrew A. Quartner, Esq.
    Telecopy: (202) 223-9095

    with a copy to:

    Gary D. Friedman, Esq.
    Friedman & Kaplan
    875 Third Avenue
    New York, New York 10022
    Telecopy: (212) 355-6401

  If to AT&T:

    American Telephone and Telegraph Company
    295 North Maple Avenue
    Basking Ridge, New Jersey 07920
    Attn: Robert E. Scannell, Esq.
    Telecopy: (908) 221-7205

    with a copy to:

    Richard D. Katcher, Esq.
    Wachtell, Lipton, Rosen & Katz
    299 Park Avenue
    New York, New York 10171
    Telecopy: (212) 371-1658

or to such other address as such party shall have designated by notice so given to each other party.

  10.3. Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party (or, in the case of Section 7.7, the Indemnified Party) against whom enforcement is sought.

  10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

  10.5. Entire Agreement. Except as otherwise provided herein, this Agreement (together with the Confidentiality Agreement, dated as of November 22, 1991, between AT&T and the Company) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the AT&T Disclosure Statement) and any writings expressly required hereby.

  10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  10.9. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in section 7.7, which provisions may be enforced by any Indemnified Party referred to therein.

  10.10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purpose. AT&T and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

  10.11. Public Announcements. AT&T and the Company will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable law or regulation. To the extent reasonably requested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

  10.12. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

  10.13. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified, (a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement.

  10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  10.15. Knowledge. The term "knowledge" or "best knowledge" and any derivatives thereof when applied to any party to this Agreement shall refer only to the actual knowledge of that party (or in the case of a corporation, partnership or other entity, the actual knowledge of its executive officers), but no information known by any other employee, or any attorney, accountant or other representative, of such party shall be imputed to such party.

  In Witness Whereof, this Agreement has been executed and delivered by the parties set forth below.

                                          McCaw Cellular
                                          Communications, Inc.

                                                     /s/Craig O. McCaw
                                          By: _________________________________
                                             Name: Craig O. McCaw
                                             Title: Chairman and Chief
                                                    Executive Officer

                                          American Telephone and
                                          Telegraph Company

                                                    /s/Robert E. Allen
                                          By: _________________________________
                                             Name: Robert E. Allen
                                             Title: Chairman and Chief
                                                    Executive Officer

                                          Ridge Merger Corporation

                                                   /s/Marilyn J. Wasser
                                          By: _________________________________
                                             Name: Marilyn J. Wasser
                                             Title: President

                                                                      APPENDIX B

                                   AGREEMENT

  Agreement, dated as of August 16, 1993, by and among American Telephone and Telegraph Company, a New York corporation ("AT&T"), on the one hand, and Craig
O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw and the other persons set forth on the signature page hereto (collectively, the "McCaw Block"), on the other hand.

  Whereas, concurrently herewith, AT&T, Ridge Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of AT&T ("Merger Sub"), and McCaw Cellular Communications, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  Whereas, the members of the McCaw Block are the beneficial owners of the number of Shares set forth in Schedule I hereto (the "McCaw Block Shares");

  Whereas, approval of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger; and

  Whereas, as a condition to its entering into the Merger Agreement, AT&T has required that the members of the McCaw Block agree, and the members of the McCaw Block have agreed, to enter into this Agreement;

  Now Therefore, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Agreement to Vote. (a) Each member of the McCaw Block hereby agrees to attend the Stockholders Meeting, in person or by proxy, and to vote (or cause to be voted) all Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that such member of the McCaw Block owns or has the right to vote, for approval and adoption of the Merger Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the Stockholders Meeting.

  (b) Without limiting the foregoing, McCaw, in his capacity as Designated Party under the McCaw Shareholders Agreement hereby agrees, subject to the proviso in paragraph (c) below, to attend the Stockholders Meeting, in person or by proxy, and to vote all Shares, and any other voting securities of the Company, whether issued heretofore or hereafter, that McCaw has the right to vote, for approval and adoption of the Merger Agreement and the Merger, such agreement to vote to apply also to any adjournment or adjournments of the Stockholders Meeting.

  (c) Each member of the McCaw Block hereby agrees that at all times prior to the Effective Time, the members of the McCaw Block shall collectively continue to own a number and kind of Shares having the right to cast a majority of the votes of the outstanding capital stock of the Company entitled to vote on the Merger Agreement and the Merger and any such other proposals. The members of the McCaw Block shall not amend, terminate or otherwise modify the McCaw Shareholders Agreement so as to deprive McCaw, in his capacity as the Designated Party, of the right to cast a majority of the votes of the outstanding capital stock of the Company entitled to vote on the Merger Agreement and the Merger; provided that, in the event of the death or incapacity of McCaw (or any successor Designated Party), the members of the McCaw Block shall promptly appoint another member of the McCaw Block as the new Designated Party, which member of the McCaw Block shall assume the agreements of McCaw (or such successor Designated Party) hereunder in his capacity as the Designated Party.

  (d) To the extent inconsistent with the foregoing provisions of this Section 1, each member of the McCaw Block hereby revokes any and all previous proxies with respect to such member's Shares or any other voting securities of the Company.

  Section 2. Securities Act Covenants and Representations. Each member of the McCaw Block hereby agrees and represents to AT&T as follows:

    (a) Such member of the McCaw Block has been advised that the offering, sale and delivery of AT&T Common Shares pursuant to the Merger will be registered under the Securities Act on a Registration Statement on Form S-
  4. Such member of the McCaw Block has also been advised, however, that to the extent such member of the McCaw Block is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company, any public offering or sale by such member of the McCaw Block of any AT&T Common Shares received by such member of the McCaw Block in the Merger will, under current law, require either (i) the further registration under the Securities Act of any AT&T Common Shares to be sold by such member of the McCaw Block, (ii) compliance with Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act.

    (b) Such member of the McCaw Block has read this Agreement and the Merger Agreement and has discussed their requirements and other applicable limitations upon such member's ability to sell, transfer or otherwise dispose of AT&T Common Shares, to the extent such member of the McCaw Block believed necessary, with such member's counsel or counsel for the Company.

    (c) Such member of the McCaw Block also understands that stop transfer instructions will be given to AT&T's transfer agents with respect to AT&T Common Shares and that a legend will be placed on the certificates for the AT&T Common Shares issued to such member of the McCaw Block, or any substitutions therefor, to the extent such member of the McCaw Block is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company.

  Section 3. Pooling Covenants and Representations. Each member of the McCaw Block hereby agrees and represents to AT&T that:

    (a) During the period from the execution hereof until 30 days prior to the Effective Time, such member of the McCaw Block will not transfer or otherwise dispose of any securities of the Company or any shares of capital stock of AT&T held by such member of the McCaw Block, except for (i) transfers or other dispositions of a number of Shares less than 10% of the sum of (A) the number of Shares held by such member of the McCaw Block and
  (B) the number of Shares subject to currently exercisable options held by such member of the McCaw Block, (ii) transfers or other dispositions by operation of law upon the death of such member of the McCaw Block or by the estate of such member of the McCaw Block if necessary to pay estate taxes or (iii) other transfers or dispositions that will not prevent AT&T from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates.

    (b) From and after 30 days prior to the Effective Time, such member of the McCaw Block will not sell, transfer or otherwise dispose of any securities of the Company or of any AT&T Common Shares received by such member of the McCaw Block in the Merger or other shares of capital stock of AT&T until after such time as results covering at least 30 days of combined operations of the Company and AT&T have been published by AT&T, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, except for transfers or other dispositions that, taking into account the actions of other Affiliates, will not prevent AT&T from accounting for the Merger as a pooling of interests.

  Section 4. Tax Representations. In addition to, and not in lieu of, the representations and covenants set forth in Sections 2 and 3 hereof, each member of the McCaw Block, other than Messrs. Hooper, Stanton, Hamilton and Quartner, represents and warrants to AT&T that the representations set forth in Exhibit A hereto are true as of the date hereof and will be true as of the Effective Time. Such representations may be relied upon by counsel to AT&T and to the Company in connection with the opinions contemplated by Sections 8.2(f) and 8.3(f) of the Merger Agreement.

  Section 5. Registration Rights. At the Effective Time, AT&T shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit B with the members of the McCaw Block set forth therein as signatories thereto.

  Section 6. Other Covenants and Agreements.

  (a) Consent to this Agreement. McCaw hereby consents, in his capacity as Designated Party pursuant to Section 3 of the McCaw Shareholders Agreement, to the execution of this Agreement by each of the members of the McCaw Block.

  (b) Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of their obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of any party to effectuate, carry out or comply with all the terms of this Agreement. If requested by AT&T, each member of the McCaw Block agrees to execute a letter to AT&T representing that such member of the McCaw Block has complied with such member's obligations hereunder as of the date of such letter.

  Section 7. Representations and Warranties of AT&T. AT&T represents and warrants to each member of the McCaw Block as follows: Each of this Agreement and the Merger Agreement has been approved by the Board of Directors of AT&T, and the Merger Agreement has been approved by the Board of Directors of Merger Sub and by AT&T as the sole stockholder of Merger Sub, in each case representing all necessary corporate action on the part of AT&T and Merger Sub (no action by the stockholders of AT&T being required). Each of this Agreement and the Merger Agreement has been duly executed and delivered by a duly authorized officer of AT&T and, in the case of the Merger Agreement, Merger Sub. Each of this Agreement and the Merger Agreement constitutes a valid and binding agreement of AT&T and, in the case of the Merger Agreement, Merger Sub, enforceable against AT&T and, in the case of the Merger Agreement, Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles.

  Section 8. Representations and Warranties of the Members of the McCaw
Block. Each member of the McCaw Block, as to such member, represents and warrants to AT&T as follows: This Agreement has been duly executed and delivered by such member of the McCaw Block. This Agreement constitutes the valid and binding agreement of such member, enforceable against such member in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally and by general equitable principles. The Shares listed next to the name of such member of the McCaw Block on Schedule I hereto are the only voting securities of the Company owned (beneficially or of record) by such member of the McCaw Block.

  Section 9. Effectiveness and Termination. It is a condition precedent to the effectiveness of this Agreement that the Merger Agreement shall have been executed and delivered and be in full force and effect. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its or his obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder.

  Section 10. Miscellaneous.

  (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

  If to AT&T:

    American Telephone and Telegraph Company
    295 North Maple Avenue
    Basking Ridge, New Jersey 07920
    Attn: Robert E. Scannell, Esq.
    Telecopy: (908) 221-7205

  with a copy to:

    Richard D. Katcher, Esq.
    Wachtell, Lipton, Rosen & Katz
    299 Park Avenue
    New York, New York 10171
    Telecopy: (212) 371-1658

  If to any member of the McCaw Block:

    c/o McCaw Cellular Communications, Inc.
    5400 Carillon Point
    Kirkland, Washington 98033
    Attn: Mr. Craig O. McCaw
    Telecopy: (206) 828-8450

  with a copy to:

    Stephen E. Jacobs, Esq.
    Weil, Gotshal & Manges
    767 Fifth Avenue
    New York, New York 10153
    Telecopy: (212) 310-8007

      and

    McCaw Cellular Communications, Inc.
    1150 Connecticut Avenue, N.W.
    Washington, D.C. 20036
    Attn: Andrew A. Quartner, Esq.
    Telecopy: (202) 223-9095

or to such other address as such party shall have designated by notice so given to each other party.

  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by AT&T and the McCaw Representative; provided that: without the consent of any party no such amendment, change, supplement, waiver, modification or termination shall in any way further restrict the transferability of any Stock held by a party hereto, impose any obligation on such party, diminish the benefits of such party hereunder or restrict the rights of such party as set forth herein (in each case, other than in a de minimis respect), without the consent of such party.

  (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation in the case of any corporate party hereto any corporate successor by merger or otherwise, and in the case of any individual party hereto any trustee, executor, heir, legatee or personal representative succeeding to the ownership of such party's Shares or other securities subject to this Agreement. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of transferor.

  (d) Entire Agreement. This Agreement (together with the Merger Agreement) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

  (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that in such event the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

  (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

  (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the States of Delaware or New York other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the General Corporation Law of the State of Delaware to the fullest extent possible and in the alternative by the internal laws of the State of New York without regard to principles of conflicts of law.

  (l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  (n) Limitation on Liability. No member of the McCaw Block shall have any liability hereunder for any actions or omissions of any other members of the McCaw Block.

  (o) Expenses. AT&T shall bear its own expenses, and the Company shall bear the expenses of the McCaw Block, incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

  In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                          American Telephone and Telegraph
                                           Company


                                                  /s/ Robert E. Scannell
                                          By: _________________________________
                                            Robert E. Scannell Vice President-
                                                    -Law and Secretary


                                            /s/ Craig O. McCaw
                                          _____________________________________
                                             Craig O. McCaw, individually and
                                               in his capacity as Designated
                                            Party under the McCaw Shareholders
                                                         Agreement


                                            /s/ John E. McCaw, Jr.
                                          _____________________________________
                                                    John E. McCaw, Jr.


                                            /s/ Bruce R. McCaw
                                          _____________________________________
                                                      Bruce R. McCaw


                                            /s/ Keith W. McCaw
                                          _____________________________________
                                                      Keith W. McCaw

                                          John E. McCaw, Jr. Living Trust UA
                                           Dtd Sep 28 88


                                            /s/ John E. McCaw, Jr.
                                          By: _________________________________
                                                John E. McCaw, Jr., Trustee

                                          JEM Investments, Inc.


                                            /s/ John E. McCaw, Jr.
                                          By: _________________________________
                                               John E. McCaw, Jr., President

                                          MANAGEMENT:

                                          Wayne M. Perry

                                                   /s/ Wayne M. Perry
                                          _____________________________________

                                          Christine Perry

                                                   /s/ Christine Perry
                                          _____________________________________

                                          Steven W. Hooper

                                                   /s/ Steven W. Hooper
                                          _____________________________________

                                          John Stanton

                                                   /s/ John Stanton
                                          _____________________________________

                                          Mark R. Hamilton

                                                   /s/ Mark R. Hamilton
                                          _____________________________________

                                          Andrew A. Quartner

                                                   /s/ Andrew A. Quartner
                                          _____________________________________

                                          Wayne M. and Christine Perry Family
                                           Trust UA Dtd Mar 12 89

                                                   /s/ Steven W. Hooper
                                          By: _________________________________
                                                   Steven W. Hooper, Trustee

                                          TRUSTS:

                                          Leslie McCaw 1988 Trust

                                                   /s/ John E. McCaw, Jr.
                                          By: _________________________________
                                                   John E. McCaw, Jr., Trustee

                                          Trust FBO Leslie Holden McCaw UA Dtd
                                           Mar 29 89

                                                   /s/ Bruce R. McCaw
                                          By: _________________________________
                                                   Bruce R. McCaw, Trustee

                                                   /s/ Ann Smith McCaw
                                          By: _________________________________
                                                   Ann Smith McCaw, Trustee

                                          Jane McCaw 1988 Trust

                                                   /s/ John E. McCaw, Jr.
                                          By: _________________________________
                                                   John E. McCaw, Jr., Trustee

                                          Trust FBO Jane Elizabeth McCaw UA
                                           Dtd Mar 29 89

                                                   /s/ Bruce R. McCaw
                                          By: _________________________________
                                                   Bruce R. McCaw, Trustee

                                                   /s/ Ann Smith McCaw
                                          By: _________________________________
                                                   Ann Smith McCaw, Trustee

                                          Keith W. McCaw Family Trust

                                                   /s/ Bruce R. McCaw
                                          By: _________________________________
                                                   Bruce R. McCaw, Trustee

                                   SCHEDULE I

                                SHARE OWNERSHIP

         NAME OF STOCKHOLDER                  SHARES OWNED BENEFICIALLY
         -------------------          ------------------------------------------
                                      CLASS A COMMON STOCK  CLASS B COMMON STOCK
                                      --------------------- --------------------
                                        SHARES    OPTIONS     SHARES    OPTIONS
                                      ---------- ---------- ---------- ---------
Craig O. McCaw.......................    400,000    410,000 13,709,172 1,810,289
John E. McCaw, Jr....................      4,500     55,000  3,007,537         0
Bruce R. McCaw.......................          0          0 10,971,258         0
Keith W. McCaw.......................          0          0 10,459,096         0
John E. McCaw, Jr.
   Living Trust......................          0          0  5,996,963         0
JEM Investments, Inc.................          0          0     10,000         0
The McCaw Foundation.................      2,475          0    540,395         0
Leslie McCaw 1988 Trust..............          0          0     15,000         0
Trust FBO Leslie Holden
   McCaw 1989........................          0          0     22,000         0
Jane McCaw 1988 Trust................          0          0     15,000         0
Trust FBO Jane Elizabeth
   McCaw 89..........................          0          0     22,000         0
Wayne M. Perry and
   Christine Perry
   Family Trust......................          0          0     47,500         0
Keith W. McCaw
   Family Trust......................          0          0     55,800         0
Wayne M. Perry.......................      2,936    235,000  1,214,699 1,006,109
Steven W. Hooper.....................      4,194    129,500    150,101   489,882
John Stanton.........................          0     95,000    531,263         0
Mark R. Hamilton.....................          0    114,000          0   139,203
Andrew A. Quartner...................        269    157,000          0   163,053
                                      ---------- ---------- ---------- ---------
    Totals...........................

                                                                       EXHIBIT A

  The representations set forth below are provided in connection with the Agreement and Plan of Merger dated August 16, 1993 (the "Agreement"), by and among McCaw Cellular Communications, Inc. (the "Company"), American Telephone and Telegraph Corporation ("AT&T") and Ridge Merger Corporation ("Merger Sub"). Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

  I have no plan or intention to sell, exchange, transfer by gift or otherwise dispose of any AT&T Common Shares to be received by me in the merger ("Merger") of Merger Sub with and into the Company, except as follows:*

    (a) I may sell, exchange, transfer by gift or otherwise dispose of up to 10% of the AT&T Common Shares received by me in the Merger in exchange for Shares that were outstanding on the date of the Agreement;

    (b) After the date of the Agreement, I may exercise up to 40% of my options to acquire Shares and then sell, exchange, transfer by gift or otherwise dispose of the AT&T Common Shares received by me in the Merger in exchange for the Shares so acquired; and

    (c) I may reduce the amount of AT&T Common Shares that I sell, exchange, or otherwise dispose of under clause (a) and increase, by the same amount, the amount of AT&T Common Shares that I may sell, exchange, transfer by gift or otherwise dispose of under clause (b) (and would increase the number of options to acquire Shares that I exercise under clause (b) commensurately).

  I may exercise more options to acquire Shares than is specified in clause (b) (as adjusted by clause (c)), but I have no plan or intention to sell, exchange, transfer by gift or otherwise dispose of the AT&T Common Shares to be received by me in the Merger in exchange for the additional Shares so acquired.

  For purposes of the foregoing representations, if I sell Shares after the date of the Agreement and before the Merger, such Shares will be considered converted into AT&T Common Shares in the Merger and then sold.
- --------
* Each of these representations is made in the aggregate for any individual and his fund in the McCaw Foundation, to the extent the individual controls the disposition of the McCaw Foundation's assets.

                                                                       EXHIBIT B

                         REGISTRATION RIGHTS AGREEMENT

  Registration Rights Agreement, dated as of           , 199 , between American
Telephone and Telegraph Company, a New York corporation (the "Company"), on the one hand, and Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw, Keith W. McCaw and Wayne M. Perry (collectively, the "McCaw Shareholders"), on the other hand.

  Whereas, pursuant to an Agreement and Plan of Merger dated August 16, 1993 (the "Merger Agreement"), between the Company, Ridge Merger Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of the Company, and McCaw Cellular Communications Inc., a Delaware corporation ("McCaw"), Merger Sub has merged into McCaw on the date hereof, and pursuant thereto shares of Class A Common Stock, par value $.01 of McCaw ("McCaw Class A Stock"), and shares of Class B Common Stock, par value $.01 of McCaw ("McCaw Class B Stock"), held by the McCaw Shareholders have been converted into shares of Common Stock, par value $1.00 per share of the Company ("Common Stock"); and

  Whereas, in an agreement dated August 16, 1993 (the "McCaw Block Agreement") (the Company has agreed to enter into this Agreement to provide certain registration rights to the McCaw Shareholders with respect to such shares of Common Stock.

  Now, Therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

  1. Definitions. As used herein, the following terms shall have the following meanings:

    (a) Commission: the Securities and Exchange Commission, and any successor thereto.

    (b) Exchange Act: the Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations thereunder.

    (c) NASD: the National Association of Securities Dealers, Inc.

    (d) Person: any individual or corporation, trust, partnership or other legal entity.

    (e) Registrable Securities: (i) the shares of Common Stock acquired by the McCaw Shareholders (or by Jetstream Aviation, Inc. or by trusts that are parties to the McCaw Block Agreement and of which any of the McCaw shareholders is a trustee) on the date hereof pursuant to the Merger Agreement and those Persons succeeding to the interest of such holder by gift or by virtue of the laws of descent and distribution and (ii) any securities issued or issuable with respect to any Common Stock referred to in subdivision (i) by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (z) they shall have ceased to be outstanding.

    (f) Registration Expenses: all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers, but excluding fees and disbursements of counsel retained by any of the McCaw Shareholders, premiums and other costs of policies of insurance obtained by the McCaw Shareholders against liabilities arising out of the public offering of the Registrable Securities being registered, any fees and disbursements of underwriters customarily paid by sellers of securities who are not the issuers of such securities and all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

    (g) Securities Act: the Securities Act of 1933, as amended, and any successor thereto, and the rules and regulations thereunder.

  2. Registration on Request. (a) Request. During the twelve month period (the "Twelve Month Period") commencing on the day after the last day of the Initial Period (as defined in the Registration Rights Agreement dated of even date herewith between the Company and BT USA Holdings, Inc., a Delaware corporation ("BT") (the "BT Registration Rights Agreement")) and during the eighteen month period commencing on the day after the last day of the Twelve Month Period (the "Eighteen Month Period"), upon the written request (a "Request") of any one or more of the McCaw Shareholders requesting that the Company effect the registration under the Securities Act of all or a part of the McCaw Shareholders' Registrable Securities (but in any event not less than an aggregate of 10,000,000 shares of Common Stock, as adjusted to reflect any stock splits, combinations of shares, reclassifications or comparable transactions, or such lesser number of shares as shall then constitute all of the Registrable Securities then owned by the McCaw Shareholders), the Company will provide notice of such Request in accordance with Section 8 (the "Registration Notice") to each of the McCaw Shareholders not included in such Request and will use all reasonable efforts (subject to section 4(b)) to effect such registration of the Registrable Securities which the Company has been so requested to register in the Request or requested by any other McCaw Shareholder within 15 days after delivery of the Registration Notice (the McCaw Shareholders requesting registration shall collectively be referred to as the "Participating McCaw Shareholders"); provided that no more than one Request shall be made during the Twelve Month Period, and no more than one Request shall be made during the Eighteen Month Period.

  The Company may include in any such registration other securities for sale for its own account or for the account of any other Person only with the consent of the McCaw Shareholders.

  (b) Registration Statement Form. The Company shall effect any registration requested under this section 2 by the filing of a registration statement on such form as the Company in its sole discretion may determine.

  (c) Expenses. The Registration Expenses in connection with any registration which may be requested under this section 2 shall be borne by the Company. The Participating McCaw Shareholders shall bear the expense of fees and disbursements of counsel retained by the Participating McCaw Shareholders, premiums and other costs of policies of insurance obtained by the Participating McCaw Shareholders against liabilities arising out of the public offering of the Registrable Securities, any fees and disbursements of underwriters customarily paid by sellers of securities and all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

  (d) Selection of Underwriters. The lead managing underwriter of a sale under a registration statement effected by means of a firm commitment underwriting shall be selected by the Company, and the Participating McCaw Shareholders shall be entitled to designate one co-managing underwriter, which co-managing underwriter shall be reasonably acceptable to the Company. Any additional co-managing underwriters shall be selected by the Company.

  3. Registration Procedures. If the Company is required to use all reasonable efforts to effect the registration of Registrable Securities under the Securities Act as provided in section 2, the Company will as expeditiously as possible:

    (i) prepare and (within 30 days after the receipt of a Request) file with the Commission the requisite registration statement to effect such registration and use all reasonable efforts to cause such registration statement to become effective, provided that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by the Participating McCaw Shareholders copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and the Company will comply with any reasonable request made by such counsel to make changes in any information contained in such documents relating to the Participating McCaw Shareholders;

    (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of the termination of this Agreement pursuant to section 16, such time as all of such securities have been disposed of and the date which is 90 days after the date of initial effectiveness of such registration statement;

    (iii) furnish to the Participating McCaw Shareholders such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statements (including each to be completed prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as the Participating McCaw Shareholders may reasonably request;

    (iv) use all reasonable efforts to register or qualify all Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Participating McCaw Shareholders shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Participating McCaw Shareholders to consummate the disposition in such jurisdictions of the securities owned by the Participating McCaw Shareholders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

    (v) use all reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating McCaw Shareholders to consummate the disposition of such Registrable Securities;

    (vi) furnish to the Participating McCaw Shareholders a signed counterpart, addressed to the Participating McCaw Shareholders (and the underwriters, if any), of

      (x) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to the Participating McCaw Shareholders, and

      (y) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements all as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as the Participating McCaw Shareholders (or the underwriters, if any) may reasonably request;

    (vii) immediately notify the Participating McCaw Shareholders at any time when the Company becomes aware that a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of the Participating McCaw Shareholders promptly prepare and furnish to the Participating McCaw Shareholders a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

    (viii) otherwise use all reasonable efforts to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which the Participating McCaw Shareholders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, having been furnished with a copy thereof at least five business days prior to the filing thereof;

    (ix) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

    (x) use all reasonable efforts to list all Common Stock covered by such registration statement on any securities exchange on which any of the Common Stock is then listed.

  The Company may require the Participating McCaw Shareholders to furnish the Company such information regarding the Participating McCaw Shareholders and the distribution of such securities as the Company may from time to time reasonably request in writing.

  The McCaw Shareholders agree by acquisition of the Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (vii) of this section 3, the Participating McCaw Shareholders will forthwith discontinue their disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until the Participating McCaw Shareholders' receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this section 3 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies then in the Participating McCaw Shareholders' possession, other than permanent file copies, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

  4. Underwritten Offerings. (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offerings by the Participating McCaw Shareholders of not less than an aggregate of 10,000,000 shares of Common Stock, as adjusted to reflect any stock splits, combinations of shares, reclassifications or comparable transactions under a registration requested pursuant to section 2, the Company will enter into a customary underwriting agreement with such underwriters for such offering, to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in section 6. The Participating McCaw Shareholders shall be a party to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Participating McCaw Shareholders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Participating McCaw Shareholders. The Participating McCaw Shareholders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Participating McCaw Shareholders and the Participating McCaw Shareholders' intended method of distribution and any other representation required by law.

  (b) Holdback Agreement; Postponement. (i) The McCaw Shareholders agree by acquisition of the Registrable Securities, if so required by the managing underwriter, not to effect any public sale or distribution of such securities during the seven days prior to and the 90 days after any underwritten registration by the Company (either for its own account or for the benefit of the holders of any securities of the Company) has become effective (or such period of time shorter than 90 days that is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of securities included in such registration); provided that the right to delay registration pursuant to this section 4(b)(i) shall not be exercised more than one time during the Twelve Month Period or more than one time during the Eighteen Month Period.

  (ii) The Company may postpone any registration which is requested pursuant to section 2 if it determines that in view of the advisability of deferring public disclosure of material corporate developments or other information, the disclosures required to be made pursuant thereto would not be in the best interests of the Company at that time.

  5. Preparation; Reasonable Investigation. In connection with the preparation and filing of the registration statement under the Securities Act, the Company will give the Participating McCaw Shareholders, their underwriters, if any, and their respective counsel, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Participating McCaw Shareholders' and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

  6. Indemnification. (a) Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless the Participating McCaw Shareholders, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person who controls any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Participating McCaw Shareholders or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse the Participating McCaw Shareholders and each such underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceedings; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the Participating McCaw Shareholders specifically stating that it is for use in the preparation thereof, and provided further that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus or supplement to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Participating McCaw Shareholders or any such underwriter or controlling person and shall survive the transfer of such securities by the Participating McCaw Shareholders.

  (b) Indemnification by the Participating McCaw Shareholders. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to section 2, that the Company shall have received an undertaking satisfactory to it from the Participating McCaw Shareholders to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this section 6) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the Participating McCaw Shareholders specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, or controlling person and shall survive the transfer of such securities by the Participating McCaw Shareholders.

  (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this section 6, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this section 6, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.

  (d) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this section 6 (with appropriate modifications) shall be given by the Company and the Participating McCaw Shareholders with respect to any required registration or other qualification of securities under any Federal or state law or regulation of governmental authority other than the Securities Act.

  (e) Indemnification Payments. The indemnification required by this section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

  (f) Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, damage or liability, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

  7. Covenants Relating to Rule 144. The Company will file in a timely manner, information, documents and reports in compliance with the Exchange Act and will, at its expense, forthwith upon the request of the McCaw Shareholders, deliver to the McCaw Shareholders a certificate, signed by the Company's principal financial officer, stating (a) the Company's name, address and telephone number (including area code), (b) the Company's Internal Revenue Service identification number, (c) the Company's Commission file number, (d) the number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder. If at any time the Company is not required to file reports in compliance with either section 13 or section 15(d) of the Exchange Act, the Company at its expense will forthwith upon the written request of the McCaw Shareholders, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act.

  8. Notices, etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy if receipt is confirmed by return telecopy, or five days after being mailed by registered or certified mail, return receipt requested, in each case to the applicable addresses set forth below:

  If to any of the McCaw Shareholders:

    c/o McCaw Cellular Communications, Inc.
    5400 Carillon Point
    Kirkland, Washington 98033
    Attn: Mr. Craig O. McCaw
    Telecopy: (206) 828-8450

  with a copy to:

    Stephen E. Jacobs, Esq.
    Weil, Gotshal & Manges
    767 Fifth Avenue
    New York, New York 10153
    Telecopy: (212) 310-8007

  If to the Company:

    American Telephone and Telegraph Company
    295 North Maple Avenue
    Basking Ridge, New Jersey 07920
    Attn: Robert E. Scannell, Esq.
            Vice President-Law and Secretary
    Telecopy: (908) 221-7205

  with a copy to:

    Richard D. Katcher, Esq.
    Wachtell, Lipton, Rosen & Katz
    299 Park Avenue
    New York, New York 10171
    Telecopy: (212) 371-1658

or to such other address as such party shall have designated by notice so given to each other party.

  9. Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the party against whom enforcement is sought or as expressly provided in section 16. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

  11. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

  12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor by merger of any corporate party hereto.

  13. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

  14. Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

  15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  16. Termination. This Agreement shall terminate and be of no further force and effect upon the expiration of the Eighteen Month Period; provided that, notwithstanding this section 16, the provisions of section 6 shall survive the termination of this Agreement; and provided further that the obligations set forth in section 7 shall survive as to each McCaw Shareholder until such time as such McCaw Shareholder can dispose of all Registrable Securities pursuant to Rule 145(d)(2) or (d)(3).

  In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                          American Telephone and Telegraph
                                           Company


                                          By: _________________________________
                                            Title:



                                          _____________________________________
                                                     Craig O. McCaw


                                          _____________________________________
                                                     John E. McCaw, Jr.


                                          _____________________________________
                                                     Bruce R. McCaw


                                          _____________________________________
                                                     Keith W. McCaw


                                          _____________________________________
                                                     Wayne M. Perry

                                                                      APPENDIX C

                         BRITISH TELECOMMUNICATIONS PLC
                                   BT CENTRE
                               81 NEWGATE STREET
                                LONDON EC1A 7AJ

                                                                 August 16, 1993

To: American Telephone and Telegraph Company
  295 North Maple Avenue
  Maple Ridge, New Jersey 07920

  Attn: Alex J. Mandl, Executive Vice President

                  Re: Agreement and Plan of Merger with McCaw Cellular
                      Communications, Inc.

Dear Sirs:

  Reference is hereby made to (i) that certain Purchase Agreement (as heretofore amended, the "BT Purchase Agreement") dated January 19, 1989, between McCaw Cellular Communications, Inc., a Delaware corporation (the "Company"), and BT USA Holdings, Inc., a Delaware corporation ("BT USA"), and
(ii) that certain Agreement and Plan of Merger, of even date herewith, between American Telephone and Telegraph Company, a New York corporation ("AT&T"), Ridge Merger Corporation, a Delaware corporation and a wholly owned subsidiary of AT&T, and the Company (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement).

  1. Each of BT and BT USA hereby consents to, and waives its rights under the BT Purchase Agreement to the extent necessary to permit (without violation of the terms of the BT Purchase Agreement), the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby. The Company shall be entitled to rely on such consent and waiver as if it were a party to this letter agreement. AT&T represents and warrants that except for the Merger Agreement, a complete and correct copy of which is annexed hereto, and the agreements, schedules and disclosure statements referred to therein, there presently exists no arrangements, either written or oral, between AT&T on the one hand and the Company on the other hand relating to or arising out of the transactions contemplated by the Merger Agreement.

  2. BT and BT USA hereby agree to the termination, effective as of the Effective Time, of each of the following agreements:

    (a) BT Purchase Agreement;

    (b) Amended and Restated Guaranty Agreement, dated as of January 19, 1989, as heretofore amended, between BT and the Company;

    (c) Shareholders Agreement, dated as of June 20, 1989, between BT USA, the Company and certain stockholders of the Company listed on the signature pages thereto; and

    (d) Registration Rights Agreement, dated as of June 20, 1989 between BT USA and the Company.

  The effect of this paragraph 2 shall be that the parties to the agreements referenced in clauses (a) through (d) of this paragraph 2 shall be released from all of their respective obligations and liabilities thereunder as of the Effective Time. AT&T shall cause the Company, at the Effective Time, to agree to such termination and release. Each of BT and BT USA represents and warrants that except for the agreements listed above and except for the Waiver and Agreement dated the date hereof between BT USA and the Company, complete and correct copies of all of which are annexed hereto, there presently exists no arrangements, either written or oral, between BT or BT USA on the one hand and the Company on the other hand effecting, relating to the Company or any of its Subsidiaries or the securities of the Company.

  3. Each of BT and BT USA hereby agrees and represents to AT&T that:

    (a) it will not, during the period from the execution hereof until 30 days prior to the Effective Time, transfer or otherwise dispose of (or permit the transfer or other disposition of) any securities of the Company or any shares of capital stock of AT&T beneficially owned by it or by any entity with respect to which it has the power to control the decision by such entity to transfer or otherwise dispose of such securities, except that it may (i) transfer or otherwise dispose of a number of Shares which is less than 10% of the aggregate number of Shares held by it, or (ii) otherwise transfer or dispose of Shares to the extent that such transfers or dispositions will not prevent AT&T from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates;

    (b) it will not, from and after 30 days prior to the Effective Time, sell, transfer or otherwise dispose of (or permit the sale, transfer or other disposition of) any securities of the Company or any AT&T Common Shares received by it in the Merger or other shares of capital stock of AT&T beneficially owned by it or by any entity with respect to which it has the power to control the decision by such entity to transfer or otherwise dispose of such securities, until after such time as results covering at least 30 days of combined operations of the Company and AT&T have been published by AT&T, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, except that it may make such transfers or other dispositions that, taking into account the actions of other Affiliates, will not prevent AT&T from accounting for the Merger as a pooling of interests;

    (c) it will not prior to the Effective Time form, join or participate in, or encourage the formation of, a partnership, limited partnership, syndicate or other group, or otherwise act in concert with or finance or become a shareholder of any other Person, for the purpose of acquiring, holding, voting or disposing of Class A Common Stock or Class B Common Stock or any other securities of the Company, nor will it acquire, propose to acquire or agree to acquire, or finance or become or be a partner or shareholder of any Person who directly or indirectly acquires, proposes to acquire or agrees to acquire, any shares of Class A Common Stock or Class B Common Stock or any other class of securities of the Company or any of its Subsidiaries, in any such case equal to or greater than 5% of the outstanding securities of such class; and

    (d) it will vote all Shares owned by it or which it has the right to vote in favor of approval of the Merger at the Stockholders Meeting.

  In the event BT or BT USA desires to transfer or otherwise dispose of securities of the Company or shares of capital stock of AT&T beneficially owned by it during the time period from the execution hereof until 30 days prior to the Effective Time, AT&T will use its reasonable efforts to obtain the concurrence of the SEC that such transfer or other disposition will not jeopardize AT&T's ability to account for the Merger as a pooling of interests.

  4. Neither BT nor BT USA will make any sale, transfer or other disposition of AT&T Common Shares in violation of the Securities Act or the Rules and Regulations promulgated thereunder.

  5. At the Effective Time, BT USA and AT&T will enter into a Registration Rights Agreement, in the form attached hereto as Exhibit A, with respect to the AT&T Common Shares to be received by BT USA in the Merger. The reference to the number 15 million in section 2(a) thereof shall be adjusted to reflect any stock splits, combinations of shares, reclassifications or comparable transactions between the date hereof and the Effective Time.

  6. AT&T will provide prompt notification to BT and BT USA when any material consent or approval of governmental or regulatory authorities that is required to consummate the transactions contemplated by the Merger Agreement is obtained or given.

  7. The provisions of this letter will automatically terminate and be of no further force or effect upon termination of the Merger Agreement in accordance with its terms prior to the consummation of the transactions contemplated thereby.

  8. The provisions of this letter shall be binding upon BT, BT USA, AT&T and each of their successors and assigns. This letter shall be governed by and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflict of laws. Each of BT, BT USA and AT&T hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purposes. Each of BT, BT USA and AT&T hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties.

  This letter constitutes the complete understanding between AT&T, BT and BT USA concerning the subject matter hereof.

                                          Very truly yours,

                                          BRITISH TELECOMMUNICATIONS plc

                                                    /s/ Malcolm Argent
                                          By: _________________________________
                                            Name: Malcolm Argent
                                            Title: Group Director and
                                            Secretary

                                          BT USA Holdings, Inc.

                                                    /s/ Jan L. Vinokour
                                          By: _________________________________
                                            Name: Jan L. Vinokour
                                            Title: VP and Legal and Secretary

Agreed and Accepted:

American Telephone and Telegraph
 Company

        /s/ Robert E. Scannell
By: _________________________________
  Name: Robert E. Scannell
  Title: Vice President--Law and
  Secretary

                                                                       EXHIBIT A

                         REGISTRATION RIGHTS AGREEMENT

  Registration Rights Agreement, dated as of         , 199 , between American
Telephone and Telegraph Company, a New York corporation (the "Company"), and BT USA Holdings, Inc., a Delaware corporation ("BT") which is a wholly-owned subsidiary of British Telecommunications plc ("British Telecom").

  Whereas, pursuant to an Agreement and Plan of Merger dated August 16, 1993 (the "Merger Agreement"), between the Company, Ridge Merger Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of the Company, and McCaw Cellular Communications Inc., a Delaware corporation ("McCaw"), Merger Sub has merged into McCaw on the date hereof, and pursuant thereto shares of Class A Common Stock, par value $.01 of McCaw ("McCaw Class A Stock"), and shares of Class B Common Stock, par value $.01 of McCaw ("McCaw Class B Stock"), held by BT have been converted into shares of Common Stock, par value $1.00 per share of the Company ("Common Stock"); and

  Whereas, in a letter agreement dated August 16, 1993 the Company has agreed to enter into this Agreement to provide certain registration rights to BT with respect to such shares of Common Stock.

  Now, Therefore, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

  1. Definitions. As used herein, the following terms shall have the following meanings:

  (a) Commission: the Securities and Exchange Commission, and any successor thereto.

  (b) Exchange Act: the Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations thereunder.

  (c) NASD: the National Association of Securities Dealers, Inc.

  (d) Person: any individual or corporation, trust, partnership or other legal entity.

  (e) Registrable Securities: (i) the shares of Common Stock acquired by BT on the date hereof pursuant to the Merger Agreement and (ii) any securities issued or issuable with respect to any Common Stock referred to in subdivision (i) by way of conversion, exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act or (z) they shall have ceased to be outstanding.

  (f) Registration Expenses: all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all registration, filing and NASD fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered and any fees and disbursements of underwriters customarily paid by issuers, but excluding fees and disbursements of counsel retained by BT, premiums and other costs of policies of insurance obtained by BT against liabilities arising out of the public offering of the Registrable Securities being registered, any fees and disbursements of underwriters customarily paid by sellers of securities who are not the issuers of such securities and all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

  (g) Securities Act: the Securities Act of 1933, as amended, and any successor thereto, and the rules and regulations thereunder.

  2. Registration on Request. (a) Request. At any time subsequent to the fifteenth day of the second full calendar month commencing after the date of this Agreement, and prior to the second anniversary of the date of this Agreement, upon the written request (a "Request") of BT requesting that the Company effect the registration under the Securities Act of all or part of BT's Registrable Securities (but in any event not less than an aggregate of 15,000,000 shares of Common Stock, as adjusted to reflect any stock splits, combinations of shares, reclassifications or comparable transactions, or such lesser number of shares as shall then constitute all of the Registrable Securities then owned by BT) and specifying the intended method of disposition thereof, the Company will use all reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in the Request; provided that as to any registration statement which becomes effective subsequent to the Initial Period (as hereinafter defined), such Registrable Securities shall be registered only for disposition in a firm commitment underwriting. BT agrees that it will not sell any Registrable Securities until the date on which results covering at least 30 days of combined operations of McCaw and the Company have been published by the Company (the date of such publication being referred to herein as the "Publication Date"), in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, and the Company agrees that if the Publication Date has not occurred on or prior to the date the first registration statement requested under this section 2 is required to be filed pursuant to section 4(i), then such results shall be included in such registration statement.

  The Company may include in such registration other securities for sale for its own account or for the account of any other Person, provided that as to any registration statement which becomes effective during the 120 day period after the Publication Date (such 120 day period being referred to herein as the "Initial Period", which Initial Period may be extended for up to an additional 60 days as set forth in the following two sentences) the Company may include such other securities only with the consent of BT. The Initial Period may be extended by a period, not to exceed 60 days, equal to the length of time in the Initial Period during which (i) trading generally shall have been suspended or materially limited on or by the New York Stock Exchange, (ii) trading of any securities of the Company shall have been suspended on the New York Stock Exchange, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either federal or New York state authorities, or (iv) there shall have occurred and be continuing hostilities or any calamity or crisis that is material and adverse, and in the case of any of the events specified in clauses (i) through (iv), such event singly or together with any other such event made it, in the reasonable judgment of the lead U.S. investment banker for BT, confirmed in writing, impracticable to market the Registrable Securities for such period of time. The Initial Period may also be extended, if BT makes a Request before, on or within two business days after the Publication Date, by a period of time equal to the length of time between the date the registration statement is filed with the SEC and the date such registration statement becomes effective.

  (b) Registration Statement Form. The Company shall effect any registration requested under this section 2 by the filing of a registration statement on such form as the Company in its sole discretion may determine.

  (c) Expenses. The Registration Expenses in connection with each registration requested under this section 2 shall be borne by the Company. BT shall bear the expense of fees and disbursements of counsel retained by BT, premiums and other costs of policies of insurance obtained by BT against liabilities arising out of the public offering of the Registrable Securities being registered, any fees and disbursements of underwriters customarily paid by sellers of securities and all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

  (d) Selection of Underwriters. The lead managing underwriter of a requested registration effected by means of a firm commitment underwriting pursuant to this section 2 shall be selected by the Company, and BT shall be entitled to designate one co-managing underwriter, which co-managing underwriter shall be reasonably acceptable to the Company. Any additional co-managing underwriters shall be selected by the Company.

  (e) Limitation on Requests. The Company shall not be required to effect any registration upon the request of BT if at the time of such request the Company is in the process of, or at any time within 6 months prior to such request it has completed, a registered distribution of any of its securities as to which it delivered to BT a notice pursuant to section 3, except that, notwithstanding any of the foregoing provisions, if BT had previously requested inclusion of securities in an incidental registration pursuant to section 3 hereof and the amount so requested to be included had been cut back by the managing underwriter more than 10% pursuant to section 3(e), then the above reference in this section 2(e) to a 6 month period shall instead be deemed to be a period of such duration as may be recommended by the managing underwriter of such registered distribution or if such distribution is not underwritten, by the Company's lead investment banker (as determined on the basis of the Company's three most recent underwritten offerings of securities), but in any event not more than 6 months from the date of its most recently completed distribution; provided that the right to delay registration pursuant to this section 2(e) shall not be exercised during the Initial Period.

  (f) Delay in Registration. Notwithstanding anything to the contrary herein, the Company may postpone any registration which is requested pursuant to this section 2 for a period of up to 90 days if it determines that in view of the advisability of deferring public disclosure of material corporate developments or other information, such registration and the disclosures required to be made pursuant thereto would not be in the best interests of the Company at the time; provided that the right to delay registration pursuant to this section 2(f) shall not be exercised more than one time during any consecutive 12 month period; and provided further that the right to delay registration pursuant to this section 2(f) shall not be exercised during the Initial Period.

  3. Incidental Registration. (a) Right to Include Registrable Securities. If the Company at any time after the Publication Date and prior to the second anniversary of the date of this Agreement proposes to register shares of Common Stock under the Securities Act (other than by a registration on Form S-4 or S-8 or any successor or similar forms or for purposes of facilitating the Company's dividend reinvestment or similar plans), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities by the Company for sale to the public under the Securities Act, it will each such time give prompt written notice to BT of its intention to do so and of BT's rights under this section 3. Upon the written request of BT made within 20 days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by BT and, if such request is made other than during the Initial Period, that the intended method of disposition thereof is a firm commitment underwriting), the Company will use all reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by BT, to the extent requisite to permit the disposition (if other than during the Initial Period, pursuant to a firm commitment underwriting) of the Registrable Securities so to be registered, by inclusion of such Registrable Securities in the registration statement which covers the securities which the Company proposes to register, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to BT and, thereupon, (i) in the case of a determination not to register, the Company shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of BT to request that such registration be effected as a registration under section 2, and (ii) in the case of a delay in registering, the Company shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this section 3 shall relieve the Company of its obligation to effect any registration upon request under section 2 except to the extent provided in section 2(e).

  (b) Registration Statement Form. The Company shall effect any registration under this section 3 by the filing of a registration statement on such form as the Company in its sole discretion may determine.

  (c) Expenses. The Registration Expenses in connection with each registration requested under this section 3 shall be borne by the Company. BT shall bear the expense of fees and disbursements of counsel retained by BT, premiums and other costs of policies of insurance obtained by BT against liabilities arising out of the public offering of the Registrable Securities being registered, its pro rata share of any fees and disbursements of underwriters customarily paid by sellers of securities who are not the issuers of such securities and all underwriting discounts and commissions and transfer taxes, if any, relating to Registrable Securities.

  (d) Selection of Underwriters. The Company shall effect any registration under this section 3 with or without underwriters as the Company in its sole discretion may determine, and if such registration is to be an underwritten registration, the Company may select such underwriters without consultation with BT.

  (e) Priority in Incidental Registrations. During the Initial Period, if a registration as to which this section 3 is applicable involves an underwritten offering by the Company or any other Person (other than BT) and the managing underwriter advises the Company in writing that, in its opinion, the number of securities proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the successful marketing thereof or the number which can be sold without materially adversely affecting the trading market in Common Stock, the Company will include in such registration the number of shares of Common Stock which the Company is so advised can be sold in such offering without such material adverse effect, and the number of shares proposed by the Company to be sold for its own account and the number of Registrable Securities requested to be included in such registration by BT and any other Persons shall be reduced on a pro rata basis, based upon the number of shares proposed to be sold by the Company for its own account and the number of shares requested to be included by BT and such other Persons. At any time other than during the Initial Period, if a registration as to which this section 3 is applicable involves an underwritten offering by the Company or any other Person (other than BT) and the managing underwriter advises the Company in writing that, in its opinion, the number of securities proposed to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the successful marketing thereof or the number which can be sold without materially adversely affecting the trading market in Common Stock, the Company will include in such registration to the extent of the number of shares of Common Stock which the Company is so advised can be sold in such offering without such material adverse effect (i) first, the securities proposed by the Company to be sold for its own account and (ii) second, other securities (including Registrable Securities) requested to be included in such registration pro rata among all Persons both requesting and entitled to such registration on the basis of the number of such securities requested to be included by such Persons.

  4. Registration Procedures. If and whenever the Company is required to use all reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided in sections 2 and 3, the Company will as expeditiously as possible:

    (i) prepare and (within 30 days after the receipt of a Request and within 30 days after the receipt of a request by BT in response to a notice delivered by the Company pursuant to section 3(a)) file with the Commission the requisite registration statement to effect such registration and use all reasonable efforts to cause such registration statement to become effective, provided that before filing such registration statement or any amendments thereto, the Company will furnish to the counsel selected by BT copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel before any such filing is made, and the Company will comply with any reasonable request made by such counsel to make changes in any information contained in such documents relating to BT, and provided further however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto;

    (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of such time as all of such securities have been disposed of and (x) in the case of a registration statement filed during the Initial Period, until the later to occur of (A) the expiration of the Initial Period and (B) 90 days after such registration statement becomes effective or (y) in the case of a registration statement filed after the Initial Period, 90 days after such registration statement becomes effective;

    (iii) furnish to BT such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statements (including each to be completed prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, including documents incorporated by reference, as BT may reasonably request;

    (iv) use all reasonable efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as BT shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable BT to consummate the disposition in such jurisdictions of the securities owned by BT, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subdivision (iv) be obligated to be so qualified or to consent to general service of process in any such jurisdiction;

    (v) use all reasonable efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable BT to consummate the disposition of such Registrable Securities;

    (vi) furnish to BT a signed counterpart, addressed to BT (and the underwriters, if any), of

      (x) an opinion of counsel for the Company, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), reasonably satisfactory in form and substance to BT, and

      (y) a "comfort" letter, dated the effective date of such registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountants' letter, with respect to events subsequent to the date of such financial statements all as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in underwritten public offerings of securities and, in the case of the accountants' letter, such other financial matters, as BT (or the underwriters, if any) may reasonably request;

    (vii) immediately notify BT, at any time when the Company becomes aware that a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of BT promptly prepare and furnish to BT a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

    (viii) otherwise use all reasonable efforts to comply with the Securities Act and the Exchange Act and with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, and not file any amendment or supplement to such registration statement or prospectus to which BT shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act, having been furnished with a copy thereof at least five business days prior to the filing thereof;

    (ix) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

    (x) use all reasonable efforts to list all Common Stock covered by such registration statement on any securities exchange on which any of the Common Stock is then listed.

The Company may require BT to furnish the Company such information regarding BT and the distribution of such securities as the Company may from time to time reasonably request in writing.

  BT agrees by acquisition of such Registrable Securities that upon receipt of any notice from the Company of the happening of any event of the kind described in subdivision (vii) of this section 4, BT will forthwith discontinue BT's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until BT's receipt of the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this section 4 and, if so directed by the Company, will deliver to the Company (at the Company's expense) all copies then in BT's possession, other than permanent file copies, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in subdivision (ii) of this section 4 shall be extended by a number of days equal to the number of days during the period from and including the giving of notice pursuant to subdivision (vii) of this section 4 to and including the date when BT shall have received the copies of the supplemented or amended prospectus contemplated by subdivision (vii) of this section 4.

  5. Underwritten Offerings. (a) Requested Underwritten Offerings. If requested by the underwriters for any underwritten offerings by BT pursuant to a registration requested pursuant to section 2, the Company will enter into a customary underwriting agreement with such underwriters for such offering, to contain such representations and warranties by the Company and such other terms as are customarily contained in agreements of this type, including, without limitation, indemnities to the effect and to the extent provided in section 7. BT shall be a party to such underwriting agreement and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of BT and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of BT. BT shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than the holdback agreement contemplated by section 5(c), representations, warranties or agreements regarding BT and BT's intended method of distribution and any other representation required by law.

  (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any of its securities under the Securities Act as contemplated by section 3 and such securities are to be distributed by or through one or more underwriters, the Company will, subject to the provisions of section 3(b), use all reasonable efforts, if requested by BT, to arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among the securities to be distributed by such underwriters. BT shall be a party to the underwriting agreement between the Company and such underwriters and may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of BT and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of BT. BT shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding BT and BT's intended method of distribution and any other representation required by law.

  (c) Holdback Agreements. (i) BT agrees by acquisition of the Registrable Securities, if so required by the managing underwriter, not to effect any public sale or distribution of such securities during the seven days prior to and the 90 days after any underwritten registration by the Company (either for its own account or for the benefit of the holders of any securities of the Company) has become effective (or such period of time shorter than 90 days that is sufficient and appropriate, in the opinion of the managing underwriter, in order to complete the sale and distribution of securities included in such registration), provided that the holdback agreement contemplated by this section 5(c) shall not be effective during the Initial Period.

  (ii) The Company agrees not to effect any public sale or distribution of Common Stock for cash during the Initial Period after any registration pursuant to section 2 or 3 has become effective (or such period of time shorter than 90 days that is sufficient and appropriate, in the opinion of the lead U.S. investment banker for BT, in order to complete the sale and distribution of securities included in such registration), (x) except as part of such registration, or pursuant to registrations on Form S-4 and S-8 or any successor or similar forms thereto, or pursuant to registrations theretofore filed with the Commission under Rule 415 or any successor or similar rule, or (y) unless, in the opinion of the lead U.S. investment banker for BT, such sale or distribution by the Company will not adversely affect the sale and distribution of securities included in such registration; provided that this paragraph 5(c)(ii) shall not restrict the Company's ability to effect a public sale or distribution of Common Stock at any time other than during the Initial Period.

  6. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act, the Company will give BT, its underwriters, if any, and their respective counsel, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of the Company with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of BT and such underwriters' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

  7. Indemnification. (a) Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless BT, its directors and officers, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls BT or any such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which BT or any such director or officer or underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse BT and each such director, officer, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceedings; provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by BT specifically stating that it is for use in the preparation thereof, and provided further that the Company shall not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter within the meaning of the Securities Act in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of such Person's failure to send or give a copy of the final prospectus to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such final prospectus. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of BT or any such director, officer, underwriter or controlling person and shall survive the transfer of such securities by BT.

  (b) Indemnification by BT. The Company may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to section 2 or 3, that the Company shall have received an undertaking satisfactory to it from BT to indemnify and hold harmless (in the same manner and to the same extent as set forth in subdivision (a) of this section 7) the Company, each director of the Company, each officer of the Company and each other Person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by BT specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, or controlling person and shall survive the transfer of such securities by BT.

  (c) Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding subdivisions of this section 7, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subdivisions of this section 7, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.

  (d) Other Indemnification. Indemnification similar to that specified in the preceding subdivisions of this section 7 (with appropriate modifications) shall be given by the Company and BT with respect to any required registration or other qualification of securities under any Federal or state law or regulation of governmental authority other than the Securities Act.

  (e) Indemnification Payments. The indemnification required by this section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

  (f) Contribution. If for any reason the foregoing indemnity is unavailable, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the expense, loss, damage or liability, (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other (determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission), or (ii) if the allocation provided by clause (i) above is not permitted by applicable law or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in the proportion as is appropriate to reflect not only the relative fault of the indemnifying party and the indemnified party, but also the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation.

  8. Covenants Relating to Rule 144. The Company will file in a timely manner, information, documents and reports in compliance with the Exchange Act and will, at its expense, forthwith upon the request of BT, deliver to BT a certificate, signed by the Company's principal financial officer, stating (a) the Company's name, address and telephone number (including area code), (b) the Company's Internal Revenue Service identification number, (c) the Company's Commission file number, (d) the number of shares of Common Stock outstanding as shown by the most recent report or statement published by the Company, and (e) whether the Company has filed the reports required to be filed under the Exchange Act for a period of at least 90 days prior to the date of such certificate and in addition has filed the most recent annual report required to be filed thereunder. If at any time the Company is not required to file reports in compliance with either section 13 or section 15(d) of the Exchange Act, the Company at its expense will forthwith upon the written request of BT, make available adequate current public information with respect to the Company within the meaning of paragraph (c)(2) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act.

  9. Notices, etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy if receipt is confirmed by return telecopy, or five days after being mailed by registered or certified mail, return receipt requested, in each case to the applicable addresses set forth below:

  If to BT:

    British Telecommunications plc
    BT Centre
    81 Newgate Street
    London EC1A 7AJ
    Attn: Colin R. Green
            Solicitor and Chief Legal Adviser
    Telecopy:

  with a copy to:

    Albert F. Lilley, Esq.
    Milbank, Tweed, Hadley & McCloy
    1 Chase Manhattan Plaza
    New York, New York 10005
    Telecopy:

  If to the Company:

    American Telephone and Telegraph Company
    295 North Maple Avenue
    Basking Ridge, New Jersey 07920
    Attn: Robert E. Scannell, Esq.
            Vice President-Law and Secretary
    Telecopy: (908) 221-7205

  with a copy to:

    Richard D. Katcher, Esq.
    Wachtell, Lipton, Rosen & Katz
    299 Park Avenue
    New York, New York 10171
    Telecopy: (212) 371-1658

or to such other address as such party shall have designated by notice so given to each other party.

  10. Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by the party against whom enforcement is sought or as expressly provided in section 17. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  11. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

  12. Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

  13. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successor by merger of any corporate party hereto. BT may transfer the Registrable Securities and its rights hereunder to British Telecom or any direct or indirect wholly-owned subsidiary of British Telecom.

  14. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York.

  15. Name, Captions. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

  16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  17. Termination. This Agreement shall terminate and be of no further force and effect at any time that BT is able to dispose of all Registrable Securities then held by it in a three-month period pursuant to Rule 145(d)(1) (or any successor provision) under the Securities Act (assuming for purposes of this section 17 that Rule 145(d)(1) is at all times applicable to BT); provided that, notwithstanding this section 17, the provisions of section 7 shall survive the termination of this Agreement.

  In Witness Whereof, the parties have duly executed this Agreement as of the date first above written.

                                          American Telephone and Telegraph
                                           Company


                                          By: _________________________________
                                            Title:

                                          BT USA Holdings, Inc.


                                          By: _________________________________
                                            Title:

                                                                      APPENDIX D

                      MCCAW CELLULAR COMMUNICATIONS, INC.
                              5400 CARILLON POINT
                               KIRKLAND, WA 98033

                                AUGUST 16, 1993

BT USA Holdings, Inc.
100 Park Avenue
New York, N.Y. 10017

                              WAIVER AND AGREEMENT

Gentlemen:

  We refer to the Amended and Restated Purchase Agreement, dated as of January 19, 1989 and as further amended (the "Purchase Agreement"), between McCaw Cellular Communications, Inc. ("MCCI") and BT USA Holdings, Inc. ("BT"), and the related Guaranty delivered by British Telecommunications plc ("British Telecom"), and to the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among MCCI, American Telephone and Telegraph Company ("AT&T") and Ridge Merger Corp. Capitalized terms used herein without definition have the meanings ascribed to them in the Purchase Agreement.

  In consideration of the mutual promises herein, MCCI and BT hereby agree, effective immediately upon execution of this Waiver and Agreement, as follows:

    1. BT hereby irrevocably waives the provisions of section 9.6 of the Purchase Agreement with respect to (but only with respect to) the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and BT expressly agrees that such provisions are not applicable to such Merger Agreement and such transactions contemplated thereby; provided that the waiver and agreement provided for in this paragraph will automatically terminate and be of no further force and effect upon the termination of the Merger Agreement prior to the closing of the transactions contemplated thereby.

    2. For so long as the Merger Agreement is in effect, MCCI hereby agrees that British Telecom's investment in and relationship with MCI Communications Corporation ("MCI") on the terms that have heretofore been publicly disclosed shall not be deemed to constitute a breach of BT's obligations under section 12(c) of the Purchase Agreement or British Telecom's obligations under section 6(c) of the Guaranty, provided that the agreement set forth in this paragraph will automatically terminate and be of no further force and effect upon the date that is five days after delivery of notice by MCCI to BT and British Telecom of the termination of the Merger Agreement prior to the closing of the transactions contemplated thereby; and provided further that the provisions of this paragraph shall not be relevant in determining, nor admissible in any proceeding to determine or otherwise used in any way to interpret, at any time after the termination of the Merger Agreement whether British Telecom's investment in and relationship with MCI is or is not a breach of the aforesaid obligations of BT and British Telecom.

    3. For so long as the Merger Agreement is in effect, one nominee of AT&T may be elected to the Board of Directors of MCCI and such election will not violate any provision of the Purchase Agreement, the Shareholders Agreement or any other agreement between MCCI and BT, notwithstanding any provision of any such agreement to the contrary; provided that the agreement provided for in this paragraph (i) supersedes the letter dated June 25, 1993 from BT to MCCI regarding the appointment of a nominee of AT&T to the Board of Directors of MCCI and (ii) will automatically terminate and be of no further force and effect upon the termination of the Merger Agreement prior to any closing of the transactions contemplated thereby.

    4. Except as expressly set forth in this Waiver and Agreement, the provisions of the Purchase Agreement, the Shareholders Agreement and the Guaranty remain in full force and effect until the closing of the transactions contemplated by the Merger Agreement, at which time the Purchase Agreement, the Shareholders Agreement and the Guaranty will automatically terminate and be canceled and will be deemed null and void and of no further force and effect and each of MCCI and BT and their affiliates and their respective successors and assigns, will thereupon be released from all of their respective obligations thereunder. It is hereby acknowledged that such termination, cancellation and release is and will be without any liability or obligation, except as is expressly set forth in this Waiver and Agreement, on the part of either of MCCI and BT or on the part of any of their present or former officers, directors or affiliates or their respective successors and assigns.

    5. Each party hereto shall, and shall cause its respective affiliates to, execute and deliver such additional instruments and other documents and take such further actions as may reasonably be necessary or appropriate to effectuate, carry out and comply with the terms of this Waiver and Agreement and to effectuate the closing of the transactions contemplated by the Merger Agreement.

    6. Each party hereto, by executing and delivering this Waiver and Agreement, hereby represents and warrants to the other that this Waiver and Agreement has been duly authorized by all necessary corporate action on the part of such party, has been duly executed and delivered by a duly authorized officer of such party and constitutes the valid and binding agreement of such party enforceable against it in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors' rights generally. Each party also agrees and acknowledges that its execution and delivery of this Waiver and Agreement is an essential inducement to the parties' executing and delivering the Merger Agreement and that absent such Waiver the Merger Agreement would not be executed and delivered. Each of MCCI, on the one hand and BT and British Telecom, on the other hand, hereby further represents and warrants to the other that, except for the Merger Agreement and the other agreements, complete and correct copies of which are annexed hereto or have been delivered simultaneously herewith, there presently exist no other written agreements between AT&T or any of its directors, officers, stockholders or affiliates, on the one hand, and MCCI or BT and British Telecom, as the case may be, or any of their respective directors, officers, stockholders or affiliates, on the other, relating to or arising out of the transactions contemplated by the Merger Agreement.

    7. The provisions of this Waiver and Agreement shall be binding upon BT, British Telecom and MCCI and each of their successors and assigns. This Waiver and Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York without regard to principles of conflict of laws. Each of BT, British Telecom and MCCI hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the City of New York in any action, suit or proceeding arising in connection with this Waiver and Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of New York other than for such purposes. Each of BT, British Telecom and MCCI hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein (in the case of MCCI, to the attention of General Counsel; in the case of BT, to the attention of Jan Vinokour, Esq.; and in the case of British Telecom, to British Telecom Centre, 81 Newgate Street, London, England EC1A 7AJ, Attention: Colin R. Green LLB) or such other address as shall be furnished in writing by the parties.

  This letter constitutes the complete understanding among BT, British Telecom and MCCI concerning the subject matter hereof.

  Please confirm your agreement with the foregoing by executing the enclosed copy in the space provided below and returning a fully-executed copy to us.

                                          Sincerely,

                                          McCaw Cellular Communications, Inc.

                                                    /s/ Wayne M. Perry
                                          By: _________________________________
                                            Title: Vice Chairman

Agreed to and Acknowledged by:

BT USA Holdings, Inc.

          /s/ Jan L. Vinokour
By: _________________________________
  Title: VP and Legal Secretary

British Telecommunications plc

          /s/ Malcolm Argent
By: _________________________________
  Title: Group Director and
  Secretary

                                                                      APPENDIX E

                    AMERICAN TELEPHONE AND TELEGRAPH COMPANY
                             295 NORTH MAPLE AVENUE
                        BASKING RIDGE, NEW JERSEY 07920

                                AUGUST 16, 1993

McCaw Cellular Communications, Inc.
5400 Carillon Point
Kirkland, Washington 98033
Attention: Mr. Craig O. McCaw
     Chairman of the Board and
     Chief Executive Officer

Gentlemen:

  In consideration of the payment of $1,000, receipt of which is hereby acknowledged, and the promises made herein by the Company (as defined below), and in order to induce the Company to enter into the Agreement (as defined below), American Telephone and Telegraph Company, a New York corporation ("Offeror"), hereby irrevocably offers, subject to the terms and conditions set forth below, to purchase, for an aggregate of $600 million, 11,707,317 shares of Class A Common Stock (the "Shares") of McCaw Cellular Communications, Inc., a Delaware corporation (the "Company"), at a price per share of $51.25 (the "Per Share Price"). (This offer is hereinafter referred to as the "Offer".)

  The Offer, which may be accepted in whole but not in part, will remain open and in full force and effect until 5:00 p.m., New York time, on the date (the "Expiration") that is 15 days after the "Trigger Date" (as hereinafter defined), at which time, if not previously accepted, it will expire and be of no further force and effect. The Offer may not be accepted prior to the Trigger Date. In order for the Offer to be accepted, a counterpart of this letter, executed under "Acceptance of Offer" as provided on the signature page hereof, must be received by the undersigned prior to the Expiration. The "Trigger Date" shall be the date on which the Agreement and Plan of Merger, dated as of the date hereof, among the Company, Offeror and Ridge Merger Corporation (the "Agreement") shall have been terminated in accordance with Article IX thereof.

  If the Offer is accepted, the purchase and sale of the Shares will be on the following terms:

  1. Closing. The closing shall take place on the fifth business day following Offeror's receipt as aforesaid of an executed counterpart of this letter accepting the Offer, or on such later date as may be permitted by the provisions of paragraph 5. At the closing, (a) Offeror shall deliver to the Company $600 million by check drawn on immediately available funds or by wire transfer of such amount to an account specified by the Company no less than five business days prior to the closing, and (b) the Company shall deliver to Offeror certificates representing the Shares registered in the name of Offeror.

  2. Registration Rights. If requested by Offeror, the Company shall as promptly as practicable, except as otherwise set forth in this paragraph 2, use its best efforts to register, at the Company's sole cost and expense (except for underwriting discounts or fees, if any, and fees of Offeror's counsel, all of which will be borne by Offeror), the sale by Offeror of all or a portion of the Shares under the Securities Act of 1933 (the "Act") and under such state securities laws as Offeror may reasonably request and keep same effective for at least six months. The Company shall not be required to effect more than two registrations under the Act and shall not be required to use its best efforts to seek to effect the same if both the Company's and Offeror's counsel advise that such is not necessary to effect the disposition of shares as desired by Offeror. Notwithstanding anything to the contrary herein, the Company may by action of its Board of Directors postpone any registration requested for a period of up to 90 days if the Board of Directors in good faith determines at its meetings during the period that such registration would require disclosures that would not be in the best interests of the Company at the time. If any such registration is to be effected, the Company and Offeror, in connection with each registration, will enter into customary agreements (including indemnity agreements and agreements with underwriters) necessary or desirable to effect such disposition. In addition, the Company shall from and after the closing afford Offeror customary "piggyback" registration rights (on similar terms, including the payment by the Company of all costs and expenses, other than Offeror's underwriting discounts or fees, if any, and fees of Offeror's counsel). Any "piggyback" registration rights utilized by Offeror will not count against Offeror's primary registration rights set forth above.

  3. Warranties. (a) The Company, by its acceptance of the Offer, represents and warrants to Offeror that the Shares will be duly and validly authorized and issued to Offeror and will be fully paid and nonassessable.

  (b) Offeror hereby represents and warrants to the Company that (i) the Offer has been duly and validly authorized by all necessary corporate action on the part of Offeror, (ii) the Offer (and Offeror's obligations hereunder upon the acceptance of the Offer in accordance with the terms hereof) constitutes the legal, valid and binding obligation of Offeror enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy laws and equitable principles, and (iii) Shares acquired by Offeror pursuant hereto will be acquired for investment and without a view to distribution. Offeror acknowledges receipt from the Company of the Company Disclosure Statement, dated as of the date hereof, delivered pursuant to the Agreement.

  4. Changes in Stock; Ownership. Offeror shall have no obligation hereunder if prior to the closing any of the events set forth in the following subparagraph
(a) or subparagraph (b) occurs without the consent of the Offeror:

    (a) Except as set forth in the next two succeeding sentences, the Company shall have taken, or entered into an agreement an effect of which will be to take, any of the following actions: (i) amending the terms of the Company's Class A shares or Class B shares or otherwise amending its Certificate of Incorporation to adversely affect any such shares; (ii) changing all or a portion of the currently outstanding Class A shares or Class B shares into a different number or kind of securities or cash or other property; (iii) paying any dividend with respect to the Company's Class A shares or Class B shares; (iv) redeeming or otherwise acquiring any shares of the Company; (v) selling or otherwise disposing of assets if such sale or disposition would violate the Agreement in any material respect; or
  (vi) issuing voting securities and/or rights (whether or not currently exercisable) to acquire voting securities representing (assuming exercise of such rights) a 5% or greater voting interest in the Company. Notwithstanding the foregoing, none of the following shall constitute an event referred to in the immediately preceding sentence (or relieve Offeror of any of its obligations hereunder): (i) conversions by any individual holder of Class B shares, on an individual-specific basis, of such holder's Class B shares into Class A shares, so long as such conversions do not cause the parties to the shareholders agreement referred to in clause (i) of the first sentence of paragraph 4(b) to own less than a majority of the voting power of the Company; (ii) the payment of dividends with respect to the Company's Class A shares and Class B shares paid in shares of the Company's capital stock, so long as (A) Offeror receives a proportional share of such dividend at the closing of its purchase of Shares hereunder as if it had held the Shares on the record date for such dividend and (B) the terms of the capital stock issued in such dividend do not require or provide for the payment of regular dividends thereon and no dividends are declared or paid thereon; and (iii) redemptions or other acquisitions of shares (A) up to 1/2% of the outstanding equity interest of the Company in any six-month period, (B) up to a dollar amount of redemptions or acquisitions of shares equal to the dollar value (as of the date of issuance) of shares issued by the Company for acquisitions, but only to the extent such redemption or acquisition of shares is consummated within 12 months of such issuance of shares, and (C) as required to comply with foreign ownership laws and regulations.

    (b) Except as set forth in the next two succeeding sentences, Craig O. McCaw ("Stockholder") and/or other members of Stockholder's family shall have transferred or granted rights (whether or not currently exercisable) to acquire, or entered into an agreement an effect of which will be to transfer or grant such rights to acquire: (i) "designated party" status under the currently existing shareholders agreement among Stockholder and his family relating to the Company or any similar status under any new or amended shareholders agreement; or (ii) voting securities of the Company to or by any one person (or to or by more than one person acting as a group within the meaning of the Securities Exchange Act of 1934), if following such transfer or grant or consummation of such agreement, such person or group would have a 5% or greater voting interest in the Company (assuming exercise of any such rights, and assuming acquisition of all other voting securities of the Company which such person or group has a right (whether or not currently exercisable) or an agreement to acquire). Notwithstanding the foregoing, none of the following shall constitute an event referred to in the immediately preceding sentence (or relieve Offeror of any of its obligations hereunder): (i) the appointment of a new "designated party" upon Stockholder's death or incapacity (so long as no consideration, other than appropriate compensation to an individual for service in such capacity, is directly or indirectly paid or given in consideration of such appointment); (ii) any transfer by operation of will or the laws of descent and distribution; (iii) any transfer, grant or agreement to or with Offeror (or an announcement of intention with respect thereto); (iv) any transfer of voting securities to a member of Stockholder's family or a trust or other entity all the beneficiaries of or beneficial owners of which are Stockholder and members of his family, so long as such person or entity is a party to the shareholders agreement referred to in clause (i) of the first sentence of this subparagraph (b); and (v) any sales of Class A shares in the public market in normal broker's transactions, so long as following any such sales the parties to the shareholders agreement referred to in clause (i) of the first sentence of this subparagraph (b) own a majority of the voting power of the Company.

  5. Further Condition. (a) The obligation of Offeror to effect the purchase of Shares is further conditioned upon: (i) the expiration by the closing of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the making and receipt by the closing of all other necessary regulatory filings and approvals; (ii) the absence at the closing of any injunction or other order of any court or administrative body prohibiting completion of the transactions contemplated hereby or imposing damages as a result thereof; and (iii) the performance by the Company of its obligations hereunder and the accuracy of its representations and warranties contained in paragraph 3 hereof.

  (b) Offeror shall seek promptly to comply with the HSR Act by filing the Notification and Report Form thereunder no later than ten days after the termination of the Agreement, and after termination of the Agreement to expeditiously make or seek to obtain any other necessary filings or approvals known to it to be required; provided, however, that Offeror shall not be required to make any HSR Act filing, or any other filing that also requires a filing by the Company, unless and until the Company makes such filing. Each of the parties hereto shall use all reasonable efforts to satisfy the conditions set forth in paragraph 5(a).

  (c) If the conditions set forth in paragraph 5(a) shall not have been satisfied, the closing may be delayed by the Company by notice to Offeror for a period not to exceed 240 days to permit additional time to satisfy the conditions set forth in clauses (i) and (ii) thereof or 60 days in the case of the condition set forth in clause (iii) thereof. If such conditions shall not be satisfied at the end of such 240-day or 60-day period, neither Offeror nor the Company shall have any further obligation hereunder, provided that this sentence shall not relieve any party of liability for breach.

  6. Repurchase of Shares. Notwithstanding anything to the contrary herein, in the event that it is finally judicially determined (after all available appeals) by decision of a court of competent jurisdiction that the Company's breach of any of its obligations under the Agreement was the cause of or resulted in the failure of the Merger to occur on or before the date of termination, at any time within 60 days after the date of such final judicial determination Offeror may deliver a written notice (the "Notice") to the Company requesting that the Company repurchase all the Shares then held by Offeror, at a price per share equal to the Per Share Price plus an amount calculated at the rate of 7% per annum thereon (calculated on the basis of a 365-day year and actual days elapsed) compounded annually from and including the date of closing hereunder until but not including the date of repurchase pursuant to this paragraph 6. Any such Notice shall be irrevocable when delivered, and the Company shall be obligated to repurchase such Shares in accordance with the provisions of this paragraph 6.

  The closing of such repurchase shall be held at the principal office of the Company at 11:00 A.M. local time on the 90th day after date of delivery of the Notice or at such other time and place as the parties may agree. At such closing, (x) Offeror shall deliver certificates representing such Shares, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, and such Shares shall be free and clear of any liens, charges, encumbrances or rights of others of any nature whatsoever arising from any action or inaction by Offeror, and Offeror shall so represent and warrant, and (y) Offeror shall also represent and warrant that Offeror is the record and beneficial owner of such Shares with good and marketable title thereto. The Company shall deliver at such closing, by certified or official bank check or wire transfer of immediately available funds, the aforesaid purchase price. Each party to the transaction shall further represent and warrant that the transaction has been authorized by all necessary action (corporate or otherwise) on its part. Each party shall also execute such documents as are otherwise reasonably required to effectuate such transaction.

  7. Other Provisions. (a) All notices and other communications hereunder shall be in writing and shall be deemed received if delivered personally or by courier or overnight delivery service, or by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    if to Offeror:

      American Telephone and Telegraph Company
      295 North Maple Avenue
      Basking Ridge, New Jersey 07920
      Attention: Marilyn J. Wasser, Esq.
                   Room 6245H2

    with a copy to:

      Richard D. Katcher, Esq.
      Wachtell, Lipton, Rosen & Katz
      299 Park Avenue
      New York, New York 10171

    if to the Company or to Stockholder:

      McCaw Cellular Communications, Inc.
      5400 Carillon Point
      Kirkland, Washington 98033
      Attention: Mr. Tom A. Alberg

                   and

      McCaw Cellular Communications, Inc.
      1250 Connecticut Avenue, N.W.
      Suite 401
      Washington, D.C. 20036
      Attention: Andrew A. Quartner, Esq.

    with a copy to:

      Gary D. Friedman, Esq.
      Friedman & Kaplan
      875 Third Avenue
      New York, New York 10022

  (b) This letter embodies the entire agreement and understanding between the parties relating to the subject matter hereof (which shall not be deemed to be the subject matter of the Agreement) and supersedes all prior agreements and understanding relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to this letter or the Offer other than those expressly set forth herein and in the Company Disclosure Statement.

  (c) This letter and the Offer may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the party against whom enforcement is sought.

  (d) This letter and the Offer contained herein, and all disputes hereunder, shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to principles of conflicts of law.

  If you desire to accept the Offer, please act prior to the Expiration as set forth in the first paragraph of this letter.

                                          Very truly yours,

                                          American Telephone and Telegraph
                                           Company

                                                  /s/ Robert E. Scannell
                                          By: _________________________________
                                            Title: Vice President--Law and
                                             Secretary

Acceptance of Offer

Accepted and Agreed:

McCaw Cellular Communications, Inc.


By: _________________________________

                                                                      APPENDIX F

                       [LETTERHEAD OF SALOMON BROTHERS]


August 16, 1993

Special Committee of the Board of Directors
McCaw Cellular Communications, Inc.
5400 Carillon Point
Kirkland, Washington 98033

Dear Sirs:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of McCaw Cellular Communications, Inc. (the "Company"), of the consideration to be received by such stockholders in connection with the proposed merger (the "Merger") of the Company with a subsidiary of American Telephone and Telegraph Company ("AT&T"), pursuant to the draft Merger Agreement dated as of August 15, 1993, among AT&T, a subsidiary of AT&T and the Company (the "Merger Agreement").

  In arriving at our opinion, we have reviewed the Merger Agreement and its related schedules. We have also reviewed certain publicly available business and financial information relating to the Company, as well as certain other information, including financial projections, provided to us by the Company. We have discussed the past and current operations and financial condition and prospects of the company with its senior management. With respect to AT&T, we have reviewed only publicly available business and financial information. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria which we deemed relevant.

  We understand that British Telecommunications plc and certain of its affiliates (collectively, "British Telecom") are negotiating with AT&T certain arrangements relating to British Telecom in connection with the Merger. We have not reviewed any such arrangements and we express no opinion as to any of the terms of such arrangements.

  We have assumed and relied without independent verification on the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We have not make an independent evaluation or appraisal of the assets of the Company or of AT&T, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

  We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger and will receive a fee for our services which is payable upon the delivery of this opinion.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in connection with the Merger is fair to such stockholders (other than AT&T, British Telecom or any of their respective affiliates) from a financial point of view.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

                                                 /s/  Frederic M. Seegal
                                          By: _________________________________

                                                                      APPENDIX G
                      [LETTERHEAD OF LAZARD FRERES & CO.]


                                                                 August 15, 1993

The Board of Directors
McCaw Cellular Communications, Inc.
5400 Carillon Point
Kirkland, Washington 98033

Dear Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, to the holders (collectively, the "Stockholders") of the Class A Common Stock, par value $0.01 per share, and the Class B Common Stock, par value $0.01 per share (collectively, the "Common Stock"), of McCaw Cellular Communications, Inc. ("McCaw"), of the consideration (the "Merger Consideration") to be received by the Stockholders in the proposed merger (the "Merger") of McCaw and a subsidiary of American Telephone and Telegraph Company ("AT&T").

  We understand that the Merger is to be effected pursuant to an Agreement and Plan of Merger among AT&T, a subsidiary of AT&T and McCaw (the "Merger Agreement"), whereby each share of Class A Common Stock and Class B Common Stock of McCaw (other than any shares of Common Stock owned by AT&T, all of which will be canceled), will be converted into the right to receive one share of common stock, par value $1.00 per share, of AT&T (the "AT&T Common Stock"), subject to adjustment as described in the Merger Agreement. We further understand that the Merger is intended to be accounted for as a pooling-of-interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

  Lazard Freres & Co. has, from time to time, acted as financial advisor to McCaw and has acted as its financial advisor in connection with the proposed Merger. We have, among other things:

  (i) reviewed the terms and conditions of the draft Merger Agreement dated as of August 15, 1993,

  (ii) analyzed certain historical business and financial information relating to McCaw and AT&T, including the Annual Reports to Stockholders and Annual Reports on Form 10-K of McCaw and AT&T for each of the fiscal years ended December 31, 1988 through 1992, and Quarterly Reports on Form 10-Q of McCaw and AT&T for the quarters ended March 31, June 30, and September 30 for each of the same fiscal years and for the quarter ended March 31, 1993,

  (iii) reviewed certain financial forecasts and other data provided to us by McCaw relating to the business of McCaw,

  (iv) conducted discussions with members of the senior management of McCaw and limited discussions with members of the senior management of AT&T with respect to the business and prospects of McCaw and AT&T and the strategic objectives of each,

  (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of McCaw and AT&T,

  (vi) reviewed the financial terms of certain recent business combinations in the telecommunications industry specifically and in other industries generally,

  (vii) reviewed the historical stock prices and trading volumes of the Common Stock and of the AT&T Common Stock, and

  (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

  We have neither received nor reviewed any financial projections or other non-public information prepared by AT&T pertaining to the future prospects of AT&T.

  We understand that British Telecommunications plc and certain of its affiliates (collectively, "BT") have entered into certain arrangements with AT&T in connection with the Merger Agreement. We have not reviewed any of such arrangements between BT and AT&T, and we express no opinion as to any of the terms or conditions of any such arrangements.

  We have relied upon the accuracy and completeness of the financial and other information provided by McCaw and AT&T to us and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets of McCaw or AT&T. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available judgments of McCaw's management as to the future financial performance of McCaw. Further, our opinion is based on economic, monetary and market conditions existing on the date of this opinion. We express no opinion as to what the value of the AT&T Common Stock actually will be when issued to the Stockholders upon consummation of the Merger.

  In rendering our opinion, we have also assumed that obtaining the necessary regulatory and governmental approvals for the proposed Merger may significantly delay consummation of the Merger, and that, in the course of obtaining such approvals, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger.

  We have not reviewed any proxy statement or similar document that may be prepared for use in connection with the proposed Merger. In addition, we were not asked by the Board of Directors to solicit third party indications of interest in acquiring all or any part of McCaw, nor have we actively sought any such offers.

  Our engagement and the opinion expressed herein is solely for the benefit of McCaw's Board of Directors and is not on behalf of and is not intended to confer rights or remedies upon AT&T, any stockholders of McCaw or AT&T, or any other person other than McCaw's Board of Directors.

  Based on the foregoing and such other factors as we deemed relevant, including our assessment of current economic, monetary and market conditions, we are of the opinion that as of the date hereof, the Merger Consideration is fair to the Stockholders (other than AT&T, BT or any of their respective affiliates) from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

  The by-laws of the registrant provide that the registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the registrant in any capacity with any other enterprise.

  The registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the registrant or, at the request of the registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

  The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith or incorporated herein by reference.

 EXHIBIT
 NUMBER
 -------
  2.01   --Agreement and Plan of Merger, dated August 16, 1993, among the registrant, Ridge
          Merger Corporation and McCaw Cellular Communications, Inc. (included as Appendix A to the Proxy Statement/Prospectus). The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
  3.01   --Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 4-B to the registrant's Form SE dated July 21, 1992).
  3.02   --By-laws of the registrant.
  4.01   --AT&T and certain of its consolidated subsidiaries have outstanding certain long-
          term debt. None of such debt exceeds 10% of the total assets of AT&T and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. AT&T agrees to furnish copies of such instruments to the Commission upon request.
  5.01   --Opinion of Jim G. Kilpatric, Senior Vice President-Law of the registrant, as to the legality of the securities being registered.

 EXHIBIT
 NUMBER
 -------
   8.01  --Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences.
   8.02  --Opinion of Jones, Day, Reavis & Pogue as to certain federal income tax consequences.
  23.01  --Consent of Jim G. Kilpatric (included in Exhibit 5.01).
  23.02  --Consent of Coopers & Lybrand.
  23.03  --Consent of Arthur Andersen & Co.
  23.04  --Consent of Ernst & Young.
  23.05  --Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.01).
  23.06  --Consent of Jones, Day, Reavis & Pogue (included in Exhibit 8.02).
  23.07  --Consent of Lazard Freres & Co.
  23.08  --Consent of Salomon Brothers Inc
  23.09  --Consent of Mr. Craig O. McCaw to serve as a director of the registrant.
  24.01  --Powers of Attorney.
  99.01  --Form of proxy for special meeting to be mailed to McCaw shareholders.
  99.02  --Agreement, dated as of August 16, 1993, by and among AT&T, on the one hand, and
          Craig O. McCaw, John E. McCaw, Jr., Bruce R. McCaw and Keith W. McCaw and the
          other persons set forth on the signature page thereto, on the other hand (included as Appendix B to the Proxy Statement/Prospectus).
  99.03  --Letter agreement, dated August 16, 1993, between AT&T, BT and BT USA (included as
          Appendix C to the Proxy Statement/Prospectus).
  99.04  --Waiver and Agreement, dated August 16, 1993, between McCaw, BT and BT USA
          (included as Appendix D to the Proxy Statement/Prospectus).
  99.05  --Letter, dated August 16, 1993, from AT&T to McCaw, regarding an offer by
          AT&T to purchase certain shares of Class A Common Stock (included as
          Appendix E to the Proxy Statement/Prospectus).
  99.06  --Opinion of Salomon Brothers Inc (included as Appendix F to the Proxy
          Statement/Prospectus).
  99.07  --Opinion of Lazard Freres & Co. (included as Appendix G to the Proxy
          Statement/Prospectus).

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) That, every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions of Item 20 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON FEBRUARY 1, 1994.

                                        American Telephone and Telegraph
                                        Company

                                                 /s/ S. L. Prendergast
                                        By:
                                          -------------------------------------
                                         (S. L. PRENDERGAST, VICE PRESIDENT AND
                                                       TREASURER)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

     PRINCIPAL EXECUTIVE OFFICER:
     -----------------------------
  R. E. Allen*                          Chairman of the Board

     PRINCIPAL FINANCIAL OFFICER:
     ----------------------------

  R. W. Miller*                         Chief Financial Officer

     PRINCIPAL ACCOUNTING OFFICER:
     -----------------------------
  R. F. Davis*                          Vice President and Controller

     DIRECTORS:

  R. E. Allen*
  M. Kathryn Eickhoff*
  Walter Y. Elisha*
  Philip M. Hawley*
  Carla A. Hills*
  Belton K. Johnson*
  Drew Lewis*
  Donald F. McHenry*
  Victor A. Pelson*
  Donald S. Perkins*
  Henry B. Schacht*
  Michael I. Sovern*
  Franklin A. Thomas*
  Joseph D. Williams*
  Thomas H. Wyman*

         /s/ S. L. Prendergast
*By: ___________________________________
          (S. L. PRENDERGAST)
           (ATTORNEY-IN-FACT)

            February 1, 1994

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                                                    PAGE
 -------                                                                   ----
   2.01  --Agreement and Plan of Merger, dated August 16, 1993, among the registrant, Ridge Merger Corporation and McCaw Cellular
          Communications, Inc. (included as Appendix A to the Proxy
          Statement/Prospectus). The registrant agrees to furnish
          supplementally a copy of any omitted schedule to the
          Commission upon request.
   3.01  --Restated Certificate of Incorporation of the registrant
          (incorporated by reference to Exhibit 4-B to the registrant's
          Form SE dated July 21, 1992).
   3.02  --By-laws of the registrant.
   4.01  --AT&T and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds
          10% of the total assets of AT&T and its consolidated
          subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not
          included as exhibits to this Registration Statement. AT&T
          agrees to furnish copies of such instruments to the Commission upon request.
   5.01  --Opinion of Jim G. Kilpatric, Senior Vice President-Law of the
          registrant, as to the legality of the securities being
          registered.
   8.01  --Opinion of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences.
   8.02  --Opinion of Jones, Day, Reavis & Pogue as to certain federal income tax consequences.
  23.01  --Consent of Jim G. Kilpatric (included in Exhibit 5.01).
  23.02  --Consent of Coopers & Lybrand.
  23.03  --Consent of Arthur Andersen & Co.
  23.04  --Consent of Ernst & Young.
  23.05  --Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit 8.01).
  23.06  --Consent of Jones, Day, Reavis & Pogue (included in Exhibit
          8.02).
  23.07  --Consent of Lazard Freres & Co.
  23.08  --Consent of Salomon Brothers Inc
  23.09  --Consent of Mr. Craig O. McCaw to serve as a director of the registrant.
  24.01  --Powers of Attorney.
  99.01  --Form of proxy for special meeting to be mailed to McCaw shareholders.
  99.02  --Agreement, dated as of August 16, 1993, by and among AT&T, on the one hand, and Craig O. McCaw, John E. McCaw, Jr., Bruce R.
          McCaw and Keith W. McCaw and the other persons set forth on the signature page thereto, on the other hand (included as
          Appendix B to the Proxy Statement/Prospectus).
  99.03  --Letter agreement, dated August 16, 1993, between AT&T, BT and
          BT USA (included as Appendix C to the Proxy
          Statement/Prospectus).
  99.04  --Waiver and Agreement, dated August 16, 1993, between McCaw,
          BT and BT USA (included as Appendix D to the Proxy
          Statement/Prospectus).
  99.05  --Letter, dated August 16, 1993, from AT&T to McCaw, regarding an offer by AT&T to purchase certain shares of Class A Common
          Stock (included as Appendix E to the Proxy
          Statement/Prospectus).
  99.06  --Opinion of Salomon Brothers Inc (included as Appendix F to the Proxy Statement/Prospectus).
  99.07  --Opinion of Lazard Freres & Co. (included as Appendix G to the
          Proxy Statement/Prospectus).